As filed with the Securities and Exchange Commission on May 2, 2006

Registration No. 333-132946

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

AMENDMENT NO. 1

to

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	3949	11-1731581
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Trotter Drive

Medway, MA 02053

(508) 533-4300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Arthur W. Hicks, Jr.

Chief Operating Officer and Chief Financial Officer

Cybex International, Inc.

10 Trotter Drive

Medway, MA 02053

(508) 533-4300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James H. Carll, Esquire Archer & Greiner, P.C. One Centennial Square Haddonfield, NJ 08033 (856) 795-2121	Todd Mason, Esquire Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue, 25th Floor New York, NY 10017 (212) 935-3000

Approximate date of commencement of proposed sale to the public:    as soon as possible after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated May 2, 2006

PROSPECTUS

3,500,000 Shares

Common Stock

Cybex International, Inc. (“Cybex,” “we” or the “Company”) is selling 1,750,000 shares of our common stock and the selling stockholders named in this prospectus are selling a total of 1,750,000 shares of our common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is traded on the American Stock Exchange under the symbol “CYB.” On May 2, 2006, the last sale price of our common stock as reported on the American Stock Exchange was $6.08 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 6 of this prospectus to read about certain factors you should consider before buying shares of our common stock.

	Per Share	Total

Price to Public	$	$

Underwriting Discounts and Commissions	$	$

Proceeds to Company Before Expenses	$	$

Proceeds to Selling Stockholders Before Expenses	$	$

We and the selling stockholders have granted the underwriters a thirty (30) day option to purchase up to an additional 525,000 shares of common stock, which will be divided equally between us and the selling stockholders, solely to cover over-allotments of shares, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Oppenheimer & Co.

Stephens Inc.

Roth Capital Partners

The date of this Prospectus is                     , 2006

Our registered trademarks include “Cybex,” “Eagle,” and “VR2,” and our trademarks include “Arc Trainer,” “Cybex Arc Trainer,” “Cyclone,” “Cyclone-S,” “FT360,” “LCX-425T,” “MG500,” “Pro+,” “Safety Sentry,” “Sport+,” “Total Body Arc Trainer,” “VR,” and “VR3.” “Trazer” is a registered trademark of Trazer Technologies, Inc. which we use under license.

You should rely only on the information contained in this prospectus. We, the selling stockholders and the underwriters have not authorized any dealer, salesperson or other person to provide information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including “Risk Factors” and our consolidated financial statements and related notes, before making an investment decision.

All references to “we,” “us,” “our,” or “our company” in this prospectus refer to Cybex International, Inc. and its consolidated subsidiaries.

Our Business

We are a leading provider of fitness equipment products. We develop, manufacture and market exercise equipment products for the commercial market and, to a lesser extent, the premium segment of the consumer market. These products can generally be grouped into two major categories: cardiovascular products and strength systems. We believe our products are of professional quality and are among the highest performance and most durable in the categories in which they compete, and are suitable for the full range of users, from professional athletes to the novice user. Accordingly, the majority of our products are priced at a premium within their respective categories.

Our portfolio of cardiovascular products includes cross trainers, treadmills, bikes and steppers. We augmented these products in 2005 with the introduction of the Trazer, a virtual reality fitness system. Sales of our cardiovascular products represented 54% of our total net sales in 2005, with our Cybex Arc Trainer line contributing 29% of 2005 total net sales. Our portfolio of strength products includes selectorized single-station equipment, modular multi-station units, multi-gym units, plate-loaded equipment and free-weight equipment. Sales of our strength products comprised 36% of total net sales in 2005. We also sell replacement parts for our products which, along with freight, represented approximately 10% of our total net sales in 2005.

We distribute our products through independent authorized dealers, our direct sales force, international distributors and our website, www.cybexinternational.com.

We maintain two vertically integrated manufacturing facilities equipped to perform fabrication, machining, welding, grinding, assembly and finishing of our products. We manufacture our treadmill, bike and Trazer products at our facility in Medway, Massachusetts, and our Arc Trainer and strength equipment at our facility in Owatonna, Minnesota.

Our Markets and Customers

The commercial fitness market can generally be divided into two broad categories. Fitness clubs, community centers, YMCA’s and similar facilities are characterized by the need for a range of extremely durable and reliable fitness equipment appropriate for heavy use environments. A majority of our sales are to this category of commercial customers. The light commercial market, also referred to in the industry as the “vertical” market, is composed of smaller fitness facilities such as those found in hotels, resorts, spas, corporate fitness centers and schools. Since these facilities are typically smaller than fitness clubs and do not have the same level of use, they tend to utilize equipment which, while still of high quality, has a smaller footprint and requires a lower level of durability. We currently have lesser sales in the light commercial market.

The consumer market is composed of individuals who desire fitness equipment in their homes. We compete solely in the high-end premium segment of the consumer market, which is composed of individuals who value high quality, high-performance fitness equipment and are willing to pay premium prices substantially above that of fitness products normally offered by national retailers or marketed through infomercials. We estimate that our sales to the consumer market currently represent less than 10% of our total net sales.

Our Competitive Strengths

We believe that the key strengths of our business include the following:

•	Strong Cybex brand name. We believe the Cybex brand name is recognized within the fitness community as a leader in fitness equipment. We further believe the Cybex brand name, which has been in existence for over 20 years, is recognized domestically and in most international markets and is widely associated with quality and high-performance products;

•	Comprehensive product portfolio. We offer full lines of cardiovascular and strength equipment and the breadth of our portfolio differentiates us both from those competitors which only offer cardiovascular or strength products and from those competitors which have limited offerings in one or both categories;

•	Expertise in exercise science and biomechanics technology. We utilize our employees’ expertise and experience in exercise science and biomechanics technology to develop and manufacture products that we believe to be innovative, biomechanically superior to competitive products and effective for a wide range of users, from serious athletes to casual users;

•	Innovative new product introductions. We introduced the Cybex Arc Trainer in 2002, followed by the complementary Total Body Arc Trainer in 2004. These products received the “Best Product of the Year” award by Fitness Management Magazine in both 2003 and 2004. Sales of our Arc Trainer line increased by 44% in 2005 versus 2004. We also introduced several new products in late 2005, including the LCX-425T treadmill, the VR3 strength line and the virtual reality Trazer product;

•	Outstanding equipment reliability and customer service. Over the past several years, we have invested significant resources to continue to improve our product quality and reliability and our overall level of customer service;

•	State-of-the-art manufacturing. We operate two vertically integrated manufacturing facilities. In 2005, we invested approximately $3.1 million in automation equipment that we expect will achieve improved operating efficiencies. Our flexible manufacturing processes enable us to provide our customers with customized equipment that can be “built to order” to include specific colors, upholstery and logos; and

•	Strong management team. Our senior management team, led by John Aglialoro, our Chief Executive Officer, has demonstrated the ability to successfully restructure and grow our business.

Our Growth Strategy

Key elements of our growth strategy include the following:

•	Introduce compelling new products. We plan, for the foreseeable future, to continue to introduce new and innovative cardiovascular and strength fitness products;

•	Develop enhancements of existing products, especially the Arc Trainer. We intend to continue to develop derivative or enhanced products based upon our current offerings. For example, our cross trainer, the Arc Trainer, was introduced in 2002, and in 2004 we introduced the complementary Total Body Arc Trainer, which adds upper body motion. These products represented 29% of total net sales in 2005. We plan to introduce a cordless version of the Arc Trainer in 2006, followed over the next two years with models for the light commercial and high-end consumer markets;

•	Expand our presence in the light commercial “vertical” market. We expect to expand our presence in this market by continuing to introduce products, such as our LCX-425T treadmill introduced in late 2005, specifically targeted for this market and by increasing our sales effort to the market;

•	Introduce fitness equipment for the premium consumer market. We intend over the next several years to significantly expand our presence in the high-end consumer market through modifications to our existing products, such as the planned consumer Arc Trainer. We also plan to expand our network of authorized dealers to address our greater emphasis on the consumer market;

•	Expand our market share in North America and international markets. We expect to expand our distribution presence in North America, including increasing our direct sales efforts and our independent authorized dealer network. We also expect to increase our international market share, particularly in certain parts of Europe, Asia and Latin America, through the expansion of our direct sales and independent distributor networks; and

•	Invest in facilities and equipment. We intend to expand our manufacturing capabilities and invest in additional automation equipment in our manufacturing facilities to support our anticipated growth, increase our manufacturing capacity and achieve further operating efficiencies.

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the below key risk factors, as well as all the risks discussed in this prospectus in the section entitled “Risk Factors”:

•	reliance on the successful development and introduction of new products and potential delays and uncertain market acceptance, which could negatively impact our planned expansion in targeted market segments;

•	reliance on third party suppliers for the timely and consistent supply of components and materials, including sole source providers for certain items, and fluctuations in raw material costs; and

•	the ability to protect our intellectual property, and the risk of being sued for infringing another party’s intellectual property.

Our Offices

We maintain our principal executive offices at 10 Trotter Drive, Medway, Massachusetts 02053. Our telephone number is (508) 533-4300. Our website is located at www.cybexinternational.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus.

The Offering

Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase up to 525,000 additional shares of common stock, in the aggregate, equally from us and the selling stockholders.

Common stock offered	3,500,000 shares

By us	1,750,000 shares

By the selling stockholders	1,750,000 shares

Common stock outstanding before this offering	15,180,810 shares

Common stock to be outstanding after this offering	16,930,810 shares

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $            , based on the assumed public offering price of $             per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering as follows:

•	approximately $5 million to expand our manufacturing capabilities and invest in manufacturing equipment that is expected to achieve improved operating efficiencies;

•	to finance the development of new fitness products; and

•	for general corporate purposes, including working capital.

Pending such uses, the proceeds will be utilized to repay indebtedness under our existing credit facilities. See “Use of Proceeds.”

American Stock Exchange symbol	“CYB”

Risk factors	See “Risk Factors” immediately following this prospectus summary to read about factors you should consider before buying shares of our common stock.

The number of shares of common stock in the table above is as of April 26, 2006 and does not include:

•	729,750 shares subject to outstanding options as of April 1, 2006 at a weighted average exercise price of $1.83 per share; and

•	214,640 shares subject to outstanding warrants as of April 1, 2006 at an exercise price of $.10 per share.

Summary Consolidated Financial Information

The following tables set forth selected consolidated financial data for the periods ended and as of the dates indicated. The selected consolidated financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 have been derived from our historical audited consolidated financial statements contained herein; the selected consolidated financial data as of December 31, 2003 have been derived from our historical audited consolidated financial statements not contained herein. The selected consolidated financial data as of April 1, 2006 and for the three months ended April 1, 2006 and March 26, 2005 have been derived from our historical unaudited consolidated financial statements contained herein. With regard to the unaudited data for the three months ended April 1, 2006 and March 26, 2005, we believe that all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. You should read the following selected consolidated financial data in conjunction with our consolidated financial statements, including the related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	(in thousands, except per share data)

	Year Ended December 31				Three Months Ended
	2005		2004	2003	April 1, 2006	March 26, 2005
					(unaudited)
Statement of Operations Data:
Net sales	$114,646		$103,421	$90,480	$28,912	$24,759
Cost of sales	73,169		65,640	59,321	18,361	15,904

Gross profit	41,477		37,781	31,159	10,551	8,855
Selling, general and administrative expenses (including bad debt expense)	33,908		30,900	29,367	9,262	8,083
Litigation charges	4,605	(a)	—	—	—	—

Operating income	2,964		6,881	1,792	1,289	772
Interest income	5		14	12	—	2
Interest expense	(2,657)		(3,539)	(3,643)	(559)	(598)
Other income, net	—		—	27	—	—

Income (loss) before income taxes	312		3,356	(1,812)	730	176
Income tax provision (benefit)	251		131	(51)	63	57

Net income (loss)	61		3,225	(1,761)	667	119
Preferred stock dividends	—		(276)	(244)	—	—

Net income (loss) attributable to common stockholders	$61		$2,949	$(2,005)	$667	$119

Basic net income (loss) per share	$.00		$.26	$(.23)	$0.04	$0.01

Diluted net income (loss) per share	$.00		$.24	$(.23)	$0.04	$0.01

Pro forma net income (loss) attributable to common stockholders	$4,666	(b)	$2,949	$(2,005)	$667	$119
Pro forma basic net income (loss) per share	$.31	(b)	$.26	$(.23)	$0.04	$0.01
Pro forma diluted net income (loss) per share	$.30	(b)	$.24	$(.23)	$0.04	$0.01

(a)	Consists of $4,605 pre-tax charges relating primarily to the Colassi and Kirila litigation matters.
(b)	The Pro forma amounts are based solely on information in the Statement of Operations data above and information elsewhere in this prospectus, such pro forma information has not been independently verified, and pro forma net income (loss) includes for the year ended December 31, 2005 net income attributable to common stockholders of $61 plus litigation charges of $4,605. We are presenting this pro forma financial information because we believe that the information is a beneficial supplemental disclosure to investors in analyzing and assessing our operating performance, exclusive of the impact of litigation charges that are not reflective of our day-to-day operations. In addition, we utilize such information in analyzing our performance and for planning purposes.

	(in thousands)

	December 31			April 1
	2005	2004	2003	2006
				(unaudited)
Balance Sheet Data:
Working capital	$4,478	$3,318	$(4,882)	$5,013
Total assets	55,672	54,486	53,388	53,106
Long-term debt (including current portion)	13,659	20,605	27,086	11,743
Capital leases (including current portion)	813	1,056	1,023	685

RISK FACTORS

You should carefully consider the following risks and all other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below actually occurs, our business, financial condition and results of operations may suffer. In that case, the trading price of our common stock may decline and you could lose all or part of your investment.

Risks Related to our Business

We depend upon our ability to successfully develop, market and sell new or improved products.    Our continued growth and ability to remain competitive substantially depends upon our development of new or improved products. A failure to develop new or improved products on a timely basis, or which are accepted in the marketplace, or which produce appropriate sales or margins, or unsuccessful product acquisitions, could adversely affect our ability to generate future revenues and earnings and have a negative impact on our business prospects, liquidity and financial condition.

Increases in raw material costs, or the unavailability of raw materials or components, could adversely affect us.    Increases in our cost of raw materials could have a material effect on our profitability. We currently source our stepper products and certain raw materials and component parts (e.g., drive motors, belts, running decks, molded plastic components and electronics) from single suppliers. The loss of a significant supplier, or delays or disruptions in the delivery of raw materials or components, could adversely affect our ability to generate future revenues and earnings and have a material adverse effect on our business and financial results.

We have been involved in a number of litigation matters and expect legal claims in the future.    In recent years we have been involved in a number of litigation matters, including with respect to product liability, intellectual property rights, disputes with dealers and a dispute involving a person from whom we acquired a business. A judgment of approximately $2.4 million was entered against us in 2004 in the Kirila et al v. Cybex International, Inc., et al matter and a judgment of approximately $2.7 million was entered against us in 2005 in the Colassi v. Cybex International, Inc. matter. We are currently appealing both these judgments, but if we are not successful in these appeals we will have to pay the judgments plus post-judgment interest. We expect that we will continue to be involved in litigation in the ordinary course of business. While we maintain reserves for estimated litigation losses, one or more adverse determinations in litigation affecting us could have a material adverse effect on our business prospects, liquidity, financial condition and cash flows.

Our failure or inability to protect our intellectual property from misappropriation or competition could adversely affect our business prospects.    Our intellectual property aids us in competing in the exercise equipment industry. Despite our efforts to protect our intellectual property rights, such as through patent, trade secret and trademark protection, unauthorized parties may try to copy our products, or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our rights to as great an extent as U.S. law. Furthermore, the patents and trademarks which we have obtained or may seek in the future may not be of a sufficient scope or strength to provide meaningful economic or competitive value. Our rights and the additional steps we have taken to protect our intellectual property may not be adequate to deter misappropriation, and we also remain subject to the risk that our competitors or others will independently develop non-infringing products substantially equivalent or superior to our products. We also may not be able to prevent others from claiming that our products violate their proprietary rights. If we are unable to protect our intellectual property, or if we are sued for infringing another party’s intellectual property, our business, financial condition or results of operation could be materially adversely affected.

We principally use two facilities to produce our products and a material business disruption at either facility could significantly impact our business.    Substantially all of our products are manufactured or

assembled in two vertically integrated facilities located in Massachusetts and Minnesota. These facilities house all our manufacturing operations and our executive offices. We take precautions to safeguard our facilities, including obtaining insurance, maintaining safety protocols and using off-site storage of computer data. However, a natural disaster, such as an earthquake, fire or flood, or an act of terrorism or vandalism, could cause substantial disruption to our operations, damage or destroy our manufacturing equipment, information systems or inventory and cause us to incur substantial additional expenses. The insurance we maintain against disasters may not cover or otherwise be adequate to meet our losses in any particular case. Any disaster which prevents operations in either of our facilities for any extended period may result in decreased revenues and increased costs and could significantly harm our operating results, financial condition and prospects.

We rely on third party dealers and distributors to sell and service a significant portion of our products.    In 2005, over 50% of our total net sales were to our independent authorized dealers in North America and to independent distributors internationally. These third party dealers and distributors may terminate their relationships with us, or fail to commit the necessary resources to sell or service our products to the level of our expectations. If current or future third party dealers or distributors do not perform adequately, or if we fail to maintain our existing relationships with them or fail to recruit and retain dealers or distributors in particular markets or geographic areas, our revenues may be adversely affected and our operating results could suffer.

We have a history of losses in fiscal years prior to 2004.    Although we were profitable in fiscal 2004 and marginally profitable in fiscal 2005, we incurred losses in each fiscal year from 2000 through 2003. If we are unable to maintain our profitability and we incur losses in the future, any such losses could have a material adverse effect on our business prospects, liquidity, financial condition and cash flows.

Our major stockholders may exercise control over us.    After the offering, the selling stockholders, who are related parties, collectively will own approximately 35.7% of our outstanding common stock (assuming no exercise of the over-allotment option). Such stockholders may have the ability to significantly influence (i) the election of our Board of Directors, and thus our future direction, and (ii) the outcome of all other matters submitted to our stockholders, including mergers, consolidations and the sale of all or substantially all of our assets.

We face strong competition.    The fitness equipment industry is highly competitive. Numerous companies manufacture, sell or distribute exercise equipment. Our competitors include companies with strong name recognition and more extensive financial and other resources than us.

We carry debt.    We are indebted to several lenders. This leverage may have several important consequences, including the need to meet debt service requirements and vulnerability to changes in interest rates. This leverage may also limit our ability to raise additional capital, withstand adverse economic or business conditions and competitive pressures, and take advantage of significant business opportunities that may arise. In particular, the incurrence of losses in the future could result in the inability to meet the financial covenants pertaining to our indebtedness or to service our debt.

Warranty claims may exceed the related reserves.    We warrant our products for varying periods of up to ten years. While we maintain reserves for warranty claims, it could have a material adverse effect on our business prospects, liquidity, financial condition and cash flows if warranty claims were to materially exceed anticipated levels.

We have a contingent liability related to the arrangement of third party financing.    We offer to our customers leasing and other financing of products by third party providers. While most of these financings are without recourse, in certain cases we may offer a guaranty or other recourse provisions. At April 1, 2006, our maximum contingent liability under all recourse provisions was approximately $4,588,000. While we maintain a reserve for estimated losses under these recourse provisions, it could have a material adverse effect on our business prospects, liquidity, financial condition and cash flows if actual losses were to materially exceed the related reserve.

Unfavorable international political or economic changes and/or currency fluctuations could negatively impact us.    Approximately 29% of our sales in 2005 and 2004 were derived from outside North America. Political or economic changes and/or currency fluctuations in countries in which we do business could negatively impact our business and financial results, including decreases in our revenues and profitability.

We may not be able to attract and retain key employees and the loss of any member of our senior management could negatively affect our business.    We compete for the services of qualified personnel. Our future success will depend upon, to a significant degree, the performance and contribution of the members of senior management and upon our ability to attract, motivate and retain other highly qualified employees with technical, management, marketing, sales, product development, creative and other skills. Although we do have employment agreements with our executive officers, there can be no assurance that such officers will continue to perform under those contracts. Our business, financial condition and results of operations could be materially and adversely affected if we lost the services of members of our senior management team or key technical or creative employees or if we failed to attract additional highly qualified employees.

Future issuances of preferred stock may adversely affect the holders of our common stock.    Our Board has the ability to issue, without approval by the common stockholders, shares of one or more series of preferred stock, with the new series having such rights and preferences as the Board may determine in its sole discretion. Any series of preferred stock may have rights, including cumulative dividend, liquidation and conversion rights, senior to our common stock, which could adversely affect the holders of the common stock, as well as the economic value of the common stock.

A variety of factors may discourage potential take-over attempts.    After this offering, the selling stockholders, who are related parties, collectively will own approximately 35.7% of the outstanding shares of our common stock (assuming no exercise of the over-allotment option). In addition, our Certificate of Incorporation requires an affirmative super-majority stockholder vote before we can enter into certain defined business combinations, except for combinations that meet certain specified conditions; provides for staggered three-year terms for members of the Board of Directors; and authorizes the Board of Directors to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such preferred stock without any further vote or action by our stockholders. Each of these factors could have the effect of discouraging potential take-over attempts and may make attempts by stockholders to change our management more difficult.

In the event we are unable to satisfy regulatory requirements relating to internal control over financial reporting, or if these internal controls are not effective, our business and financial results may suffer.    The Sarbanes-Oxley Act of 2002 and related rules and regulations of the Securities and Exchange Commission and the American Stock Exchange impose new duties on us and our executives, directors, attorneys and independent registered public accounting firm. In order to comply with the Sarbanes-Oxley Act and such rules and regulations, we are evaluating our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting. These reports will be required as of December 31, 2006, if we qualify as an “accelerated filer” as of the end of the second quarter of 2006, or as of December 31, 2007 if we are not an accelerated filer at such time. We are currently performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, we expect to incur additional expenses and diversion of management’s time, which could materially increase our operating expenses and accordingly reduce our earnings. While we anticipate being able to fully implement the requirements relating to internal control over financial reporting and all other aspects of Section 404 in a timely fashion, we cannot be certain as to the outcome of our testing and resulting remediation. If our independent registered public accounting firm is not satisfied with our internal control over financial reporting or the level at which these controls are documented, designed, or operated, then they may decline to attest to management’s assessment or issue an adverse opinion on management’s assessment and/or our internal control over financial reporting. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively impact the market price of our common stock.

Risks Related to this Offering

Our common stock price may be volatile and the shares of common stock issued in this offering may suffer a decline in value.    The trading price of our common stock could be subject to significant fluctuations in response to quarterly variations in our operating results, announcements we make about technological innovations, litigation, competitors and other events or factors, including these various risk factors. These broad market fluctuations may materially adversely affect the market price of our common stock.

Investors in the offering will experience immediate and substantial dilution.    Purchasers of the shares of common stock offered hereby will incur immediate and substantial dilution of the net tangible book value of their purchased shares of common stock. Investors may also experience additional dilution as a result of the exercise of outstanding stock options and warrants, or the issuance of any additional equity securities.

Future sales of common stock by existing stockholders could affect our stock price.    After this offering, the selling stockholders will own 6,046,611 shares of common stock (assuming no exercise of the over-allotment option). After the lock-up period related to this offering, 2,673,056 of these shares are covered by an effective registration statement and could be immediately sold in the public market. The remaining shares held by the selling stockholders, as well as shares owned by our other executive officers and directors, may after the lock-up period be sold in the public market at any time and from time to time subject in certain cases to volume limitations under Rule 144 of the Securities Act. In addition, as of April 28, 2006, there were outstanding warrants and options to acquire approximately 950,000 shares of common stock. All these warrant and option shares are covered by an effective registration statement, except for warrants to purchase 25,000 shares which are eligible for sale under Rule 144. Accordingly, the holders could at any time exercise these warrants or options and such shares could be immediately sold in the public market. If any of these stockholders, warrant holders or option holders sells substantial amounts of our common stock in the public market, the market price of our common stock could decline.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events, or our future financial performance. We have attempted to identify forward-looking statements by using terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under “Risk Factors.”

Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We disclaim any obligation or undertaking to disseminate any updates or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $            million from the sale of 1,750,000 shares of our common stock in this offering (or $            million if the underwriters exercise their over-allotment option in full), based on the assumed public offering price of $            per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock being sold by the selling stockholders in this offering, including any shares of our common stock sold by the selling stockholders if the underwriters exercise their over-allotment option.

We intend to use the net proceeds from this offering as follows:

•	approximately $5 million to expand our manufacturing capabilities and invest in manufacturing equipment that is expected to achieve improved operating efficiencies;

•	to finance the development of new fitness products; and

•	for general corporate purposes, including working capital.

Pending such uses, the proceeds will be utilized to repay indebtedness under our existing credit facilities.

CAPITALIZATION

Please read the following capitalization table together with the sections of this prospectus entitled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

The following table sets forth our cash, debt and capitalization as of April 1, 2006:

•	on an actual basis; and

•	on an adjusted basis reflecting (i) the sale of the 1,750,000 shares of common stock offered by us in this offering at the assumed public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and giving effect to our receipt of the estimated net proceeds and (ii) the repayment of certain indebtedness under our existing credit facilities as further described in “Use of Proceeds.”

	As of April 1, 2006
	Actual	As Adjusted
	(unaudited)
	(in thousands, except per share data)
Cash	$1,785	$

Current maturities of long-term debt	$2,684	$
Current portion of capital leases	433
Long-term debt	9,059
Capital leases	252

Total debt	12,428

Stockholders’ equity:
Common stock, $.10 par value, 30,000 shares authorized, 15,389 shares issued (17,139 shares, as adjusted)	1,539
Additional paid-in capital	57,718
Treasury stock, at cost (209 shares)	(2,251)
Accumulated deficit	(39,863)
Accumulated other comprehensive loss	(213)

Total stockholders’ equity	16,930

Total capitalization	$29,358	$

The number of shares of common stock issued in the table above does not include:

•	729,750 shares subject to outstanding options as of April 1, 2006 at a weighted average exercise price of $1.83 per share;

•	214,640 shares subject to outstanding warrants as of April 1, 2006 at an exercise price of $.10 per share; and

•	1,000,000 additional shares available for future grants under our Omnibus Incentive Plan and 42,937 shares available for grant under our Stock Retainer Plan For Non-Employee Directors.

DIVIDEND POLICY AND PRICE RANGE OF COMMON STOCK

Dividend Policy

Under our credit agreements, we currently do not have the ability to pay dividends. Our present policy is to retain any future earnings to provide funds for the operation and expansion of our business.

Price Range of Common Stock

Our common stock is traded on the American Stock Exchange under the symbol “CYB”. The following table shows the high and low market prices as reported by the American Stock Exchange:

	2006		2005		2004
Calendar	High	Low	High	Low	High	Low
First Quarter	$6.81	$3.50	$4.63	$3.30	$3.65	$1.10
Second Quarter			4.30	2.80	4.48	2.51
Third Quarter			4.35	2.71	4.75	3.36
Fourth Quarter			3.77	3.10	5.00	3.64

On May 2, 2006, the reported last sale price of our common stock was 6.08. As of April 26, 2006, there were approximately 508 common stockholders of record. This figure does not include stockholders with shares held under beneficial ownership in nominee name.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth selected consolidated financial data for the periods ended and as of the dates indicated. The selected consolidated financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 have been derived from our historical audited consolidated financial statements contained herein; the selected consolidated financial data as of December 31, 2003, 2002 and 2001 and for the years ended December 31, 2002 and 2001 have been derived from our historical audited consolidated financial statements not contained herein. The selected consolidated financial data as of April 1, 2006 and for the three months ended April 1, 2006 and March 26, 2005 have been derived from our historical unaudited consolidated financial statements contained herein. With regard to the unaudited data for the three months ended April 1, 2006 and March 26, 2005, we believe that all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The historical results are not necessarily indicative of results to be expected for future periods. You should read the following selected consolidated financial data in conjunction with our consolidated financial statements, including the related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	(in thousands, except per share data)

	Year Ended December 31						Three Months Ended
	2005		2004	2003	2002	2001	April 1, 2006	March 26, 2005
							(unaudited)
Statement of Operations Data:
Net sales	$114,646		$103,421	$90,480	$81,744	$85,268	$28,912	$24,759
Cost of sales	73,169		65,640	59,321	51,919	54,722	18,361	15,904

Gross profit	41,477		37,781	31,159	29,825	30,546	10,551	8,855
Selling, general and administrative expenses (including bad debt expense)	33,908		30,900	29,367	26,733	25,280	9,262	8,083
Litigation charges	4,605	(a)	—	—	—	2,200 (c)	—	—

Operating income	2,964		6,881	1,792	3,092	3,066	1,289	772
Interest income	5		14	12	30	136	—	2
Interest expense	(2,657)		(3,539)	(3,643)	(3,549)	(3,683)	(559)	(598)
Other income (expense), net	—		—	27	126	(246)	—	—

Income (loss) before income taxes	312		3,356	(1,812)	(301)	(727)	730	176
Income tax provision (benefit)	251		131	(51)	20,723 (b)	(51)	63	57

Net income (loss)	61		3,225	(1,761)	(21,024)	(676)	667	119
Preferred stock dividends	—		(276)	(244)	—	—	—	—

Net income (loss) attributable to common stockholders	$61		$2,949	$(2,005)	$(21,024)	$(676)	$667	$119

Basic net income (loss) per share	$.00		$.26	$(.23)	$(2.39)	$(.08)	$0.04	$0.01

Diluted net income (loss) per share	$.00		$.24	$(.23)	$(2.39)	$(.08)	$0.04	$0.01

(a)	Consists of $4,605 pre-tax charges relating primarily to the Colassi and Kirila litigation matters.
(b)	Includes a charge of $20,773 to establish a valuation allowance for deferred income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”
(c)	Consists of $2,200 pre-tax charge relating primarily to the Kirila litigation.

	(in thousands)

	December 31					April 1
	2005	2004	2003	2002	2001	2006
						(unaudited)
Balance Sheet Data:
Working capital	$4,478	$3,318	$(4,882)	$(21,439)	$(3,735)	$5,013
Total assets	55,672	54,486	53,388	53,361	77,577	53,106
Long-term debt (including current portion)	13,659	20,605	27,086	29,010	30,490	11,743
Capital leases (including current portion)	813	1,056	1,023	406	131	685

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement for Forward-Looking Information

Statements included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made below. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving us, and our ability to comply with the terms of our credit facilities. Further information on these and other factors which could affect our financial results can be found in the section of this prospectus captioned “Risk Factors” and in our Reports filed with the Securities and Exchange Commission.

Overview

We are a New York corporation that develops, manufactures and markets high-performance, professional quality exercise equipment products for the commercial market and, to a lesser extent, the premium segment of the consumer market.

Results of Operations

The following table sets forth selected items from the Consolidated Statements of Operations as a percentage of net sales.

	Year Ended December 31			Quarter Ended
	2005	2004	2003	April 1, 2006	March 26, 2005
Net sales	100%	100%	100%	100%	100%
Cost of sales	64	63	66	64	64

Gross profit	36	37	34	36	36
Selling, general and administrative expenses, including bad debt expense	30	30	32	32	33
Litigation charges	4	—	—	—	—

Operating income	2	7	2	4	3
Interest expense, net	(2)	(4)	(4)	(2)	(2)

Income (loss) before income taxes	—%	3%	(2)%	2%	1%

Net Sales

Our net sales increased $4,153,000, or 17%, to $28,912,000 for the first quarter of 2006 from $24,759,000 for the first quarter of 2005. For the first quarter of 2006, sales of cardiovascular products increased $1,964,000, or 15%, to $15,289,000 and sales of strength products increased $1,793,000, or 20%, to $10,594,000. Of the increase in sales of cardiovascular products, 55% was due to the 425T treadmill, first introduced in November 2005, for the light commercial and high-end consumer markets. Sales of bikes also increased in 2006, and cardiovascular sales were further augmented by the Trazer product, introduced during the second half of 2005, and moderate sales increases of Arc Trainers. The increase in sales of strength products for the quarter was primarily due to sales of VR3, the new strength line introduced at the end of 2005, along with an increase in modular, plate-loaded and free-weight products. Freight, parts and other revenue increased $396,000, or 15%, to $3,029,000 in the first quarter of 2006.

Our net sales increased $11,225,000, or 11%, to $114,646,000 in 2005 compared with a $12,941,000, or 14%, increase in 2004 compared to 2003. The increase in 2005 was attributable to an increase in sales of our cardiovascular products of $13,598,000, or 28%, to $62,334,000, increased freight and other revenue of $808,000, or 17%, to $5,558,000, partially offset by decreased sales of strength training products of $2,569,000, or 6%, to $41,058,000 and decreased parts sales of $612,000, or 10%, to $5,696,000. Of the increase in sales of cardiovascular products, 74% was due to the Arc Trainer, sales for which increased 44% in 2005. The Arc Trainer is a product category first introduced during 2002. Treadmill and bike sales also increased in 2005. We introduced a new strength line in late 2005 which we believe will improve strength sales.

The increase in net sales in 2004 was attributable to an increase in sales of our cardiovascular products of $10,000,000, or 26%, to $48,736,000, increased sales of strength training products of $2,663,000, or 7%, to $43,627,000, increased freight and other revenue of $693,000, or 17%, to $4,750,000, partially offset by decreased parts sales of $415,000, or 6%, to $6,308,000. The increase in sales of cardiovascular products was due to the Arc Trainer which accounted for 74% of the increase.

Sales outside of North America represented 30%, 29%, 29% and 28% of consolidated net sales in the first quarter of 2006 and 2005, 2004 and 2003, respectively.

Gross Margin

Gross margin increased to 36.5% in the first quarter of 2006 from 35.8% in the prior year first quarter predominantly due to lower costs (1.7%), increased pricing (.8%) and overhead absorption due to higher volumes (.4%), partially offset by higher warranty costs (.5%) and product sales mix (1.7%).

Gross margin was 36.2% in 2005, compared with 36.5% in 2004 and 34.4% in 2003. Margins decreased slightly in 2005 due to higher steel costs (.6%), higher freight costs (.3%) and higher warranty provisions from product mix (.2%), partially offset by higher selling prices. The improvement in margin from 2003 to 2004 was due to improved warranty experience (.7%), leveraging of overhead costs due to higher volumes (.7%), and improved product mix (3.2%), partially offset by increased steel costs (2.5%).

Beginning in 2004, we experienced increases in the price of steel, a major component of our products. The cost of steel has fluctuated since 2004. The positive impact on gross margins from the decrease in steel prices in the first quarter of 2006 compared to the corresponding 2005 period was approximately .9%. While steel prices had a favorable impact on margins in the fourth quarter of 2005 compared to 2004, the negative impact of steel prices in 2005 compared to 2004 was approximately .6%. We do not expect steel prices to have a substantial impact on margins in 2006 compared to 2005.

Selling, General and Administrative Expenses

Selling, general and administrative expenses, including bad debt expense, increased by $1,179,000, or 15%, to $9,262,000 in the first quarter of 2006 compared to $8,083,000 in the first quarter of 2005, predominantly due to an increase in domestic and international selling expenses ($503,000), and an increase in product development costs ($265,000). The balance of the increase in these expenses is comprised of smaller amounts including additional order fulfillment staff, higher general salary levels and increased insurance and legal costs. Selling, general and administrative expenses represented 32.0% of sales in 2006 compared to 32.6% of sales in 2005.

Selling, general and administrative expenses, including bad debt expense, increased by $3,008,000, or 10%, in 2005 to $33,908,000 compared to an increase of $1,533,000, or 5%, in 2004. As a percentage of net sales, these expenses were 30%, 30% and 32% in 2005, 2004 and 2003, respectively. The 2005 increase in selling, general and administrative expenses was predominantly due to an increase in the direct sales force ($1,149,000), increased sales and marketing expenses ($860,000) and an increase in product development costs ($809,000).

The 2004 increase in selling, general and administrative expenses was predominantly due to an increase in the direct sales force ($623,000), increased sales and marketing expenses ($465,000), increased leasing costs ($223,000) and an increase in product development costs ($616,000). These increases for 2004 were partially offset by decreased legal costs ($504,000).

Litigation Charges

Litigation charges for the year ended December 31, 2005 relate to a $4,605,000 increase in legal reserves recorded in 2005. This increase in reserves primarily relates to the Colassi and Kirila litigation matters, both of which are being appealed.

Net Interest Expense and Other

Net interest expense decreased by $37,000 in the first quarter of 2006 compared to the corresponding period of 2005. The decrease in 2006 was primarily due to lower outstanding debt balances.

Net interest expense and other decreased by $873,000, or 25%, in 2005 to $2,652,000 compared to a decrease of $79,000, or 2%, in 2004. The decrease in 2005 was due to lower interest rates following the July 2004 refinancing, lower principal balances and lower deferred financing cost amortization due to a $340,000 write-off of deferred financing costs in 2004 upon the retirement of the Hilco facility, partially offset by interest expense of $200,000 associated with the August 2005 Owatonna real estate transaction, which was treated as a financing for financial accounting purposes. The decrease in 2004 was due to lower interest rates following the July 2004 refinancing and lower principal balances, partially offset by higher amortization of deferred financing costs (including $340,000 of deferred financing costs related to the retirement of the Hilco facility).

We expect that interest expense will decline in 2006 compared to 2005, due to the recharacterization of the Owatonna real estate transaction, after December 23, 2005, from a financing (lease payments being classified as interest expense) to a sale and leaseback (lease payments to be classified as rent expense) based on modifications of the lease terms, including the elimination of a repurchase option. In addition, we expect lower deferred financing cost amortization during the second half of 2006 as certain deferred financing costs will be fully amortized by that time.

Income Taxes

In a prior year, we established a valuation allowance for all deferred taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” At December 31, 2005, the valuation allowance was $21,960,000 and reduced deferred tax assets to zero. As of December 31, 2005, U.S. federal operating loss carryforwards of approximately $27,786,000 were available to us to offset future taxable income. In addition, as of December 31, 2005, we had foreign net operating losses of $2,703,000, which have an unlimited life, federal alternative minimum tax credit carryforwards of $461,000, which do not expire, and a federal research and development tax credit carryforward of $129,000, which expires in 2008. We will continue to re-evaluate the need for the deferred tax valuation reserve in future periods based on our continuing to achieve profitable operating results. The amounts recorded for income tax expense (benefit) for the three months ended April 1, 2006 and March 26, 2005 and the years ended December 31, 2005, 2004 and 2003 relate to state taxes and federal alternative minimum tax.

Preferred Stock Dividends

Our Series B Convertible Cumulative Preferred Stock (the “Preferred Stock”) was issued in July 2003 and was converted by the holder thereof into shares of common stock in August 2004. The holder of the Preferred Stock was entitled to receive cumulative dividends of $14.90, or 10% of the issuance price, per share per year when and if declared by the Board of Directors. Such dividends decreased the net income or increased the net loss attributable to common stockholders for purposes of computing income or loss per share. In accordance with the terms of the Preferred Stock, all accrued dividends on the Preferred Stock, in the amount of $522,000, were paid at the time of conversion in 2004.

Financial Condition, Liquidity and Capital Resources

As of April 1, 2006, we had working capital of $5,013,000 compared to $4,478,000 of working capital at December 31, 2005. The net increase in working capital is primarily due to cash provided by operating activities.

As of December 31, 2005, we had working capital of $4,478,000, compared to $3,318,000 at December 31, 2004. The increase in working capital is primarily due to a $6,181,000 decrease in the current maturities of debt largely resulting from an amendment to the CIT Amended Financing Agreement and the prepayment of a portion of the GMAC term loan from the proceeds of the sale/leaseback transaction plus a $2,429,000 increase in accounts receivable, reflecting higher sales volume. These changes were offset by an increase of $7,090,000 in accrued expenses due to an increase in the litigation reserves and increased warranty reserves associated with higher sales levels and the use of cash to fund equipment purchases and product development expenditures.

For the three months ended April 1, 2006, we generated $3,182,000 of cash from operating activities compared to $3,061,000 for the three months ended March 26, 2005. The increase in cash provided by operating activities is primarily due to an increase in net income, partially offset by changes in operating assets and liabilities.

For the year ended December 31, 2005, cash provided by operating activities was $7,198,000 compared to cash provided by operating activities of $4,452,000 for the year ended December 31, 2004. The increase in cash provided by operating activities from 2004 to 2005 was primarily due to the increases in accrued expenses ($7,090,000), including increases to warranty and litigation reserves, which offset the $3,164,000 decrease in net income.

Cash used in investing activities of $250,000 during the three months ended April 1, 2006 consisted of purchases and deposits on manufacturing tooling and equipment of $61,000, primarily for the manufacture of new products, and computer hardware and infrastructure of $189,000.

Cash used in investing activities of $732,000 in 2005 consisted of purchases and deposits on manufacturing tooling and equipment of $3,149,000 and computer hardware and infrastructure of $1,071,000, which was partially offset by proceeds of $3,488,000 from the sale/leaseback transaction related to the Owatonna building. Cash used in investing activities of $2,772,000 in 2004 primarily consisted of purchases of and deposits for manufacturing tooling and equipment of $2,575,000 and computer hardware and infrastructure of $197,000. Projected capital expenditures for 2006 relate mostly to manufacturing tooling and equipment and computer hardware and infrastructure and are expected to be somewhat lower than the 2005 levels.

Cash used in financing activities of $1,954,000 during the three months ended April 1, 2006 primarily consisted of net repayments under the revolving loan of $1,339,000 and term loan repayments of $577,000.

For the year ended December 31, 2005, cash used in financing activities of $7,485,000 consisted primarily of term and revolver payments of $11,600,000 and payments on capital leases of $547,000, partially offset by proceeds from borrowings under term loans of $4,654,000. For the year ended December 31, 2004, cash used in financing activities of $603,000 consisted primarily of term and revolver payments of $21,481,000, dividends paid to a related party of $522,000 and payments on capital leases of $503,000, partially offset by proceeds from term loans under the new financing agreements of $15,000,000 and net proceeds received in the private placement of common stock of $7,199,000.

On August 5, 2004, we consummated the private placement of 2,430,000 shares of common stock to accredited (primarily institutional) investors. We received net cash proceeds, after commissions and offering expenses, of $7,199,000. Such net cash proceeds were used to prepay the GMAC term loan discussed below by $3,067,000, retire a $1,200,000 industrial revenue bond and pay $875,000 in accrued interest and preferred dividends, with the remaining balance used for working capital purposes.

We have credit facilities with GMAC Commercial Finance, LLC (“GMAC”) and with The CIT Group/Business Credit, Inc. (“CIT”). Our Amended and Restated Credit Agreement with GMAC provides for term loans and was amended in January 2006 to include a $5,000,000 credit line that will be available through December 15, 2006 to finance machinery and equipment purchases. Our Amended Financing Agreement with CIT provides for working capital revolving loans in amounts up to the lesser of $14,000,000 or an amount determined by reference to a borrowing base and a term loan. The GMAC loans are secured by our real estate, fixtures and equipment, and mature on August 1, 2009. The CIT loans are secured by substantially all of our other assets and mature on June 30, 2008.

At April 1, 2006, there were $11,743,000 of term loans and no working capital loans outstanding. Availability under the revolving loan fluctuates daily. At April 1, 2006, there was $8,773,000 in unused availability under the working capital revolving facility.

In August 2005, we sold our Owatonna, Minnesota manufacturing, warehouse and office facility for approximately $3,600,000, of which $3,067,000 was used to prepay a portion of the GMAC term loan and $400,000 was used to prepay a portion of the CIT term loan. Simultaneously with this sale, we and the purchaser entered into a lease of the Owatonna facility. The lease contains renewal options as well as options to terminate the lease if we elect to relocate. Due to an option to repurchase the facility originally contained in the lease, the transaction was treated for financial accounting purposes as a financing transaction whereby payments made of $200,000 through December, 2005 were recorded as interest expense. On December 23, 2005, the lease was amended to eliminate our option to repurchase the building in exchange for certain services to be provided by the landlord. Accordingly, the transaction has been accounted for as a sale/leaseback subsequent to December 23, 2005, resulting in a deferred gain of $811,000 at December 31, 2005, of which $177,000 is included in accrued expenses and $634,000 ($590,000 at April 1, 2006) is included in other long-term liabilities and is being amortized over 55 months.

We have posted letters of credit of $2,945,722 and $2,888,025, respectively, in connection with our appeals of the judgments in Kirila et al v. Cybex International, Inc., et al, and Colassi v. Cybex International, Inc. No cash payments to the plaintiffs will be required with respect to either item of litigation until the end of the respective appeal processes. The ultimate resolution of these matters could be material to our financial position, results of operations and cash flows; however, management believes that the recorded reserves are adequate. Management also believes we will have adequate liquidity to satisfy these judgments if our appeals are ultimately unsuccessful.

We rely upon cash flows from our operations and borrowings under our credit facilities to fund our working capital and capital expenditure requirements. A decline in sales or margins or a failure to remain in compliance with the terms of our credit facilities could result in us having insufficient funds for such purposes. We believe that our cash flows and the availability under our credit facilities are sufficient to fund our general working capital and capital expenditure needs for at least the next 12 months.

As of December 31, 2005, we had approximately $30,489,000 in net operating loss carryforwards, substantially all of which will be available to offset 2006 taxable income.

Contractual Obligations

The following is an aggregated summary of our obligations and commitments to make future payments under various agreements as of April 1, 2006:

	TOTAL	Less Than One Year	One to Three Years	Four to Five Years	After Five Years
Contractual obligations:
Debt	$11,743,000	$2,684,000	$5,359,000	$3,700,000	$—
Royalty agreement	2,430,000	390,000	720,000	720,000	600,000
Capital lease obligations(a)	749,000	478,000	199,000	72,000	—
Operating lease commitments	3,960,000	1,106,000	2,174,000	680,000	—
Purchase obligations	11,792,000	9,378,000	2,414,000	—	—

TOTAL	$30,674,000	$14,036,000	$10,866,000	$5,172,000	$600,000

(a)	Includes future interest obligation.

Off-Balance Sheet Arrangements

We have a lease financing program, whereby we arrange equipment leases and other financing for certain commercial customers for selected products. These leases are accounted for as sales-type leases and are generally for terms of three to five years, at which time title transfers to the lessee. While most of these financings are without recourse, in certain cases we may offer a guaranty or other recourse provisions. At December 31, 2005, the maximum contingent liability under all recourse provisions was $4,260,000. A reserve for estimated losses under recourse provisions of $289,000 has been recorded based upon historical and industry experience, and is included in accrued liabilities at December 31, 2005.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period beginning after June 15, 2005 (fiscal 2006 for us). The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at the date of adoption. The transition methods include the modified prospective and modified retrospective methods. We will use the modified prospective method, which requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R. We are evaluating the requirements of SFAS No. 123R and expect that the adoption of SFAS No. 123R will result in an estimated charge of $67,000 for 2006, $43,000 for 2007 and $4,000 for 2008 relating to options issued prior to the date of adoption of SFAS No. 123R. Our assessment of estimated compensation charges relating to options issued prior to the date of adoption of SFAS No. 123R is affected by forfeitures and modifications, if any. Stock-based compensation in 2006 will also be affected by any grants in 2006.

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Under SFAS No. 151, such items will be recognized as current period charges. In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for us for inventory costs incurred on or after January 1, 2006. We do not expect the implementation of SFAS No. 151 to have a material impact on our consolidated results of operations and financial condition.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” which eliminates an exception in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for us for nonmonetary asset exchanges occurring on or after January 1, 2006.

Critical Accounting Policies

Our significant accounting policies are described in Note 2 to the consolidated financial statements included elsewhere in this prospectus. The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments, including those related to the allowance for doubtful accounts, realizability of inventory, reserves for warranty obligations, reserves for legal matters and product liability, recoverability of goodwill and valuation of deferred tax assets. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, which could materially impact our results of operations and financial position. These critical accounting policies and estimates have been discussed with our audit committee.

Allowance for doubtful accounts.    We perform ongoing credit evaluations of customers and adjust credit limits based upon payment history and the customer’s current credit worthiness, as determined by a review of their current credit information. We continuously monitor collections and payments from customers and maintain a reserve for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. If the financial condition of a specific customer or our general customer base were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required.

Realizability of inventory.    We value inventory at the lower of cost or market. We regularly review inventory quantities on-hand and record a provision for excess and obsolete inventory based primarily on estimated forecasts of product demand and historical usage, after considering the impact of new products. If actual market conditions and product demand are less favorable than projected, additional inventory write-downs would be required.

Warranty reserve.    All products are warranted for up to three years for labor and up to ten years for structural frames. Warranty periods for parts range from one to three years depending on the part and the type of equipment. A warranty liability is recorded at the time of product sale based on estimates that are developed from historical information and certain assumptions about future events. Future warranty obligations are affected by product failure rates, usage and service costs incurred in addressing warranty claims. These factors are impacted by the level of new product introductions and the mix of equipment sold to the commercial and consumer markets. If actual warranty costs differ from our estimates, adjustments to the warranty liability would be required.

Legal matters.    We have recorded a reserve related to certain legal matters for which it is probable that a loss has been incurred and the range of such loss can be determined. With respect to other matters, we have concluded that a loss is only possible or remote and, therefore, no loss is recorded. As additional information becomes available, we will continue to assess whether losses from legal matters are probable, possible or remote and the adequacy of accruals for probable loss contingencies.

Product liability reserve.    Due to the nature of our products, we are involved in certain pending product liability claims and lawsuits. We maintain product liability insurance coverage subject to deductibles. Reserves for self-insured retention, including claims incurred but not yet reported, are included in accrued expenses in the accompanying consolidated balance sheets, based on our review of outstanding claims and claims history and consultation with our third-party claims administrators. If actual results vary from our estimates, adjustments to the reserve would be required.

Recoverability of goodwill.    In assessing the recoverability of goodwill, we are required to make assumptions regarding estimated future cash flows and other factors to determine whether the fair value of the business supports the carrying value of goodwill and net operating assets. This analysis includes assumptions and estimates about future sales, costs, working capital, capital expenditures and cost of capital. If these assumptions and estimates change in the future, we may be required to record an impairment charge related to goodwill.

Valuation of deferred tax assets.    At December 31, 2005, there is a valuation allowance of $21,960,000 against the carrying value of our deferred tax assets. Approximately $56,307,000 of future taxable income is needed to fully realize our deferred tax assets. If the estimates and related assumptions relating to the likely utilization of the deferred tax asset change in the future, the valuation allowance may change accordingly.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk.    Our debt portfolio as of December 31, 2005 is comprised of variable rate debt denominated in U.S. dollars. Changes in interest rates have an impact on the variable portion of our debt portfolio. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows but does not impact our consolidated balance sheet.

At December 31, 2005, we had variable rate debt with a carrying value of $13,659,000. A 100 basis point change in interest rates would have impacted interest expense by $176,000 for the year ended December 31, 2005.

There has been no material change in market risk since December 31, 2005.

BUSINESS

Overview

We are a leading provider of fitness equipment products. We develop, manufacture and market cardiovascular and strength exercise equipment products for the commercial market and, to a lesser extent, the premium segment of the consumer market. We believe our products are of professional quality, are among the highest performance and most durable in the categories in which they compete, and are suitable for the full range of users, from professional athletes to the novice user. Accordingly, the majority of our products are priced at a premium within their respective categories.

Markets

The commercial fitness market can generally be divided into two broad categories. Fitness clubs, community centers, YMCA’s and similar facilities are characterized by the need for a range of extremely durable and reliable fitness equipment appropriate for heavy use environments. A majority of our sales are to this category of commercial customers. The light commercial market, also referred to in the industry as the “vertical” market, is composed of smaller fitness facilities such as those found in hotels, resorts, spas, corporate fitness centers and schools. Since these facilities are typically smaller than fitness clubs and do not have the same level of use, they tend to utilize equipment which, while still of high quality, has a smaller footprint and requires a lower level of durability. We currently have lesser sales in the light commercial market.

The consumer market is composed of individuals who desire fitness equipment in their homes. We compete solely in the high-end premium segment of the consumer market, which is composed of individuals who value high quality, high-performance fitness equipment and are willing to pay premium prices substantially above that of fitness products normally offered by national retailers or marketed through infomercials. We estimate that our sales to the consumer market currently represent less than 10% of our total net sales.

Products

Our products can generally be grouped into two major categories: cardiovascular products and strength systems.

The contribution to net sales of our product lines over the past three years is as follows (dollars in millions):

	2005		2004		2003
	Net Sales	Percent	Net Sales	Percent	Net Sales	Percent
Cardiovascular products	$62.3	54%	$48.7	47%	$38.7	43%
Strength systems	41.1	36	43.6	42	41.0	46
Parts	5.7	5	6.3	6	6.7	7
Freight and other sales(1)	5.5	5	4.8	5	4.1	4

	$114.6	100%	$103.4	100%	$90.5	100%

(1)	Reflects shipping and handling fees and costs included in customer invoices.

Cardiovascular Products

Our cardiovascular equipment is designed to provide aerobic conditioning by elevating the heart rate, increasing lung capacity, endurance and circulation and burning body fat. Our cardiovascular products include treadmills, cross trainers, bikes and steppers. In addition, we introduced during 2005 a new three-dimensional optical tracking and measurement system under the name Trazer. All of our cardiovascular products incorporate computerized electronics that control the unit and provide feedback to the user.

Cross Trainers.    We introduced our cross trainer, the Cybex Arc Trainer, during 2002. The Arc Trainer is a commercial product designed to provide the user with more and varied training potential. It provides motions that vary from gliding to climbing. Its brake design provides resistance from 0 – 900 Watts to meet the demands ranging from the casual user to the athlete. The control console is based on the Pro+ treadmill console, facilitating cross-use of these products. The Arc Trainer’s list price is $5,795. In 2004, we introduced a complimentary total body version of the Arc Trainer. This product retains all of the functionality of the original Arc Trainer and adds upper body motion to provide for total body training. The Total Body Arc Trainer’s list price is $6,295.

Treadmills.    We have three treadmill models, the Pro+, Sport+, and LCX-425T. The LCX-425T is a high-end consumer and light commercial product while the other models are for the commercial market. Each treadmill model is motorized and incorporates computerized electronics controlling speed, incline, display functions and preset exercise programs. The electronics also provide displays to indicate speed, elevation, distance, time, pace and a variety of other data. All of the treadmills include a complete diagnostic suite that can be accessed through the display, which is useful in the maintenance of the product. The Sport+ and Pro+ also include an innovative safety feature known as Safety Sentry that causes the treadmill to stop once it detects inactivity with the user. All treadmills are equipped with contact heart rate monitoring and deck suspension system. The LCX-425T and Pro+ also include Polar heart rate monitoring capabilities. Our treadmills have list prices ranging from $4,495 to $6,795.

Bikes.    In 2004, we replaced the 500 and 700 series bikes with the Cyclone bike, which is available in both upright and recumbent models. These new bikes feature improved ergonomics and ease of use as well as broad resistance capabilities and multiple resistance modes. The capabilities of these products are designed to allow any users to receive the maximum benefit in minimum time. The console design is based on that of the Arc Trainer and Pro+ treadmill to provide a common method of operation. The list price of the upright bike is $2,995 and the recumbent bike is $3,195.

Steppers.    We have one model of stepper targeting the commercial marketplace. The Cyclone-S Stepper replaces the prior 800S-CT model. It features the family display common to the bikes and Total Body Arc Trainer as well as an advanced ergonomic handrail design, contact and Polar heart rate monitoring and patented drive system. The list price of the Cyclone-S is $3,395.

Trazer.    We introduced during 2005 a three-dimensional optical tracking and measurement system. The system is sold under the trademark Trazer and provides a three-dimensional virtual world simulation that provides exercise and objective measurement in both game-like and real world simulations. The list price of Trazer is $6,495.

Strength Training Products

Strength training equipment provides a physical workout by exercising the musculo-skeletal system. Our strength training equipment uses weights for resistance. This product line includes selectorized single-station equipment, modular multi-station units, MG500 multi-gym, the FT360, plate-loaded equipment and free-weight equipment.

Selectorized Equipment.    Selectorized single-station equipment incorporates stacked weights, permitting the user to select different weight levels for a given exercise by inserting a pin at the appropriate weight level. Each selectorized product is designed for a specific muscle group with each product line utilizing a different technology targeted to facility and user type.

Our selectorized equipment is sold under the trademarks “VR,” “VR2,” “VR3” and “Eagle.” The VR line represents a value-engineered line suitable for smaller general-purpose facilities and as an entry line in larger facilities. In 2005, the line received updates for improved ease of use in “express”-type facilities. The medium price point VR2 line, which targets the average user in fitness facilities, is being phased out and is being replaced with the VR3 line. VR3 is designed for exceptional ease of use in fitness facilities and was introduced as a 14-piece line in late 2005 with plans for a line of 23 pieces to be completed in 2006. Eagle represents our premier line and features a complete scope of use; it features ease-of-use as well as patented and patent pending technologies to meet the needs of performance oriented individuals and facilities. We currently sell approximately 95 selectorized equipment products under the above lines with list prices between $2,495 and $5,525.

Modular Multi-Station Units.    This product line has the advanced design and high-performance features of the VR selectorized equipment line while being able to be configured into a multiple station design. Pricing for the multi-station units depends on configuration. The list price of a typical configuration is $9,500.

MG500 Multi-Gym.    Our multi-gym (MG500) features over 30 biomechanically correct exercises. The multi-gym uses considerably less space than multiple selectorized single-station equipment. It contains three weight stacks to meet the needs of the commercial market, especially hotels, corporate fitness centers and other small-scale locations. This product has a list price ranging from $6,820 to $7,030.

FT360.    The FT360 is a functional trainer that delivers an unlimited range of movements and exercises using arms that are capable of multiple positioning. This unit targets the personal training and rehabilitation markets and has a $4,395 list price.

Plate-Loaded Equipment.    We manufacture and distribute a wide range of strength equipment that mimics many of the movements found on our selectorized machines but is manually loaded with weights. These are simple products that allow varying levels of weight to be manually loaded. There are approximately 21 plate-loaded products, ranging in price from $1,050 to $3,230.

Free-Weight Equipment.    We also sell free-weight benches and racks and complement them with OEM supplied dumbbells, barbells and plates. We offer approximately 25 items of free-weight equipment with list prices ranging from $300 to $1,630.

Industry Overview

The fitness equipment market is composed of the commercial and consumer segments. The commercial segment includes equipment purchased by health clubs, corporate fitness centers, hotels, resorts and educational facilities, while the consumer segment includes equipment sold primarily to home users. According to the Sporting Goods Manufacturers Association (the “SGMA”), in the United States, annual sales of fitness equipment were estimated to total approximately $4.2 billion in 2005, with commercial sales representing approximately $0.8 billion and consumer sales representing the remaining $3.4 billion. We estimate that the portion of the consumer market in which we compete, the high-end premium segment, represents about 20% of total U.S. consumer sales.

Growth in sales of fitness equipment in 2005 increased by 6% in the U.S. as compared to 2004, according to the SGMA. A primary driver in the commercial fitness equipment market has been strong growth in health clubs. According to the International Health, Racquet & Sportsclub Association, the number of health clubs has increased 94% since 1990 to over 26,000 in 2005, and health club memberships have risen over 100% to 41.3 million over the same period. The consumer market has also benefited from this growth. We believe that consumers often want for their home the same fitness equipment and brand names that they use in health clubs.

We believe that the growth in the fitness equipment industry, and the health and wellness industry in general, is the result of a number of demographic and market factors. The key trends which we expect to continue to drive growth in the industry include: (i) growing consumer, government and media attention on the positive benefits associated with fitness; (ii) an aging population that is maintaining a more active lifestyle; (iii) an awareness of the benefits of strength training combined with cardiovascular training; (iv) spiraling healthcare costs causing companies to focus more attention on preventative practices such as corporate fitness programs and wellness centers; and (v) expansion of the market for sophisticated high quality fitness equipment for the home due to consumers’ continued demand for higher levels of efficiency in their workout regimes. We believe that the increased focus on the proven benefits of strength training in conjunction with cardiovascular training is particularly beneficial to companies known for strength equipment offerings, such as Cybex.

Competitive Strengths

We believe that the key strengths of our business include the following:

•	Strong Cybex brand name. We believe the Cybex brand name is known within the fitness community as a leader in fitness equipment. We further believe the Cybex brand name is recognized domestically and in most international markets and is widely associated with quality and high-performance products. The Cybex brand has been in existence for over 20 years and has earned its reputation through its long history, including our start as a manufacturer of products for the medical market;

•	Comprehensive product portfolio. We offer full lines of cardiovascular and strength equipment and the breadth of our portfolio differentiates us both from those competitors which only offer cardiovascular or strength products and from those competitors which have limited offerings in one or both categories. We believe our broad product line offerings permit us to provide a complete fitness equipment solution to our customers, reducing the need for commercial customers to approach multiple equipment providers and thereby simplifying their purchasing process. This is particularly important for customers trying to reduce their number of suppliers;

•	Expertise in exercise science and biomechanics technology. We utilize our employees’ expertise and experience in exercise science and biomechanics technology to develop and manufacture products that we believe to be innovative, biomechanically superior to competitive products and effective for a wide range of users, from serious athletes to casual users. Our first products were designed for the physical rehabilitative medical market, during which period we developed an expertise in physiology and exercise science. We have a number of employees with extensive training in fitness, including physiologists, certified fitness trainers and those with educational degrees in exercise science. We also work on a contractual basis with organizations which are well regarded in the area of exercise science. We believe our intellectual capital enables us to develop equipment which provides better results for users;

•	Innovative new product introductions. We introduced the Cybex Arc Trainer in 2002, followed by the complementary Total Body Arc Trainer in 2004. These products received the “Best Product of the Year” award by Fitness Management Magazine in both 2003 and 2004. Sales of our Arc Trainer line increased by 44% in 2005 versus 2004. We also introduced several new products in late 2005, including the LCX-425T treadmill, the VR3 strength line and the virtual reality Trazer product. We believe we have established an efficient process for developing and introducing products on a consistent basis which will help increase sales over time;

•

Outstanding equipment reliability and customer service.    Over the past several years, we have invested significant resources to continue to improve our product quality and reliability and our overall level of customer service. We have restructured our service department to focus on quicker response time to customer inquiries. We have developed a quality department which is leading our efforts to achieve ISO certification for our manufacturing facilities as well as constantly monitoring and improving processes after the initial sale to improve the customer experience. With this investment of time and financial resources, we believe Cybex has reinforced its reputation for providing quality products and excellent customer service;

•	State-of-the-art manufacturing. We operate two vertically integrated manufacturing facilities located in Massachusetts and Minnesota, and we focus on increased automation and other efficiencies in each facility. In 2005, we invested approximately $3.1 million in automation equipment that we expect will achieve improved operating efficiencies, some of which have already been realized. Our manufacturing strategy emphasizes flexibility, consistency and efficiency. This enables us to provide our customers with customized equipment that can be “built to order” to include specific colors, upholstery and logos. We can provide this level of customization at an efficient cost while meeting what we believe to be the shortest lead times in the industry; and

•	Strong management team. Our senior management team, led by our Chief Executive Officer John Aglialoro, is experienced and has demonstrated the ability to restructure and grow our business. This management team has a great deal of experience in the fitness industry and understands the trends and history of the industry. Our employees also include exercise physiologists and fitness trainers who assist in marketing, sales and new product development. We believe our seasoned sales force is among the most highly qualified and compensated in the industry. This is a key component in educating the market to the advantages of our products.

Growth Strategy

Our objective is to pursue a disciplined growth strategy and provide innovative and technologically advanced premium fitness equipment products. Key elements of our growth strategy include the following:

•	Introduce compelling new products. We plan, for the foreseeable future, to continue to introduce new and innovative cardiovascular and strength fitness products. We will also consider acquisitions of products or brand names to further complement our product offerings. We believe we can continue to introduce products with features and functions that will attract new customers and meet ongoing market needs;

•	Develop enhancements of existing products, especially the Arc Trainer. We intend to continue to develop derivative or enhanced products based upon our current successful offerings. For example, our cross trainer, the Arc Trainer, was introduced in 2002, and in 2004 we introduced the complementary Total Body Arc Trainer, which adds upper body motion. These products represented 29% of total net sales in 2005. We plan to introduce a cordless version (that is, one that does not require an electrical outlet) in 2006. We anticipate that this will open new markets for the Arc Trainer, since we believe that cordless cross trainers represent approximately 75% of total commercial industry sales within this product category. We also plan to introduce within the next year an Arc Trainer with a smaller footprint for the light commercial market followed within another year by a lower price point model for sale into the premium consumer market;

•

Expand our presence in the light commercial “vertical” market.    We expect to expand our presence in this market by continuing to introduce products, in addition to our LCX-425T treadmill introduced in late 2005, specifically targeted for this market and by increasing our sales effort to the market. We believe we can package products and programs targeted at specific light commercial markets that will generate incremental sales while leveraging and building upon our current dealer distribution network;

•	Introduce fitness equipment for the premium consumer market. We intend over the next several years to significantly expand our presence in the high-end consumer market through modifications to our planned increased line of light commercial products and with derivatives of existing products specifically designed for the consumer market, such as the planned consumer Arc Trainer. We also plan to expand our network of authorized dealers to better reach this market. We believe our brand name and reputation for quality products will differentiate us in selling equipment to the premium consumer market;

•	Expand our market share in North America and international markets. We expect to expand our distribution presence in North America, including increasing our direct sales efforts and our independent authorized dealer network to reach markets where Cybex is under-represented. We also expect to increase our international market share, particularly in certain parts of Europe, Asia and Latin America, through the expansion of our direct sales and independent distributor networks. There are a number of geographical markets domestically and internationally to which we intend to place greater sales emphasis by hiring additional sales people, adding dealers or distributors and creating a greater local presence; and

•	Invest in facilities and equipment. We intend to expand our manufacturing capabilities and invest in additional automation equipment in our manufacturing facilities to support our anticipated growth, increase our manufacturing capacity and achieve further operating efficiencies. These investments are intended to ensure that we maintain state-of-the-art manufacturing capabilities and a competitive cost structure.

Customers and Distribution

We market our products to commercial customers and to individuals interested in purchasing premium quality equipment for use in the home. A commercial customer is defined as any purchaser who does not intend the product for home use. Management estimates that consumer sales represent less than 10% of net sales. Typical commercial customers are health clubs, corporate fitness centers, hotels, resorts, spas, educational institutions, sports teams, sports medicine clinics, military installations and community centers. Sales to one customer, Cutler-Owens International Ltd., an independent authorized dealer, represented 16.9%, 15.4%, 15.9% and 10.7% of our net sales for the first quarter 2006 and 2005, 2004 and 2003, respectively. No other customer accounted for more than 10% of our net sales for these periods.

We distribute our products through independent authorized dealers, our own sales force, international distributors and our e-commerce website (www.cybexinternational.com). We service our products through independent authorized dealers, international distributors, a network of independent service providers and our own service personnel.

Independent authorized dealers operate independent stores specializing in fitness-related products and promote home and commercial sales of our products. The operations of the independent dealers are primarily local or regional in nature. In North America, we publish dealer performance standards that are designed to assure that our brand is properly positioned in the marketplace. In order to qualify as an authorized dealer, the dealer must, among other things, market and sell our products in a defined territory, achieve sales objectives, have qualified sales personnel, and receive on-going product and sales training. As of April 1, 2006, we had approximately 75 active dealers in North America. Our domestic sales force services this dealer network and sells direct in regions not covered by a dealer. The domestic sales team includes 20 territory managers or reps, ten regional or national account managers and one Vice President.

The national account team focuses on major market segments such as health clubs and gyms, hotels, resorts, the U.S. government and organizations such as YMCAs, as well as third party consultants that purchase on behalf of such national accounts. We have approximately 25 national accounts.

Sales outside of North America accounted for approximately 30%, 29%, 29% and 28% of our net sales for the first quarter 2006 and 2005, 2004 and 2003, respectively. The international sales force consists of one Vice President, four regional sales managers and one operations manager. Our wholly-owned subsidiary, Cybex UK, directly markets and sells our products in the United Kingdom and also serves our operations throughout Europe. Cybex UK has 21 employees. We utilize independent distributors for the balance of our international sales. There are approximately 62 independent distributors in 66 countries currently representing us. We enter into international distributor agreements with these distributors that define territories, performance standards and volume requirements.

Additional information concerning our international sales and assets located in foreign countries is located in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

We market certain products by advertising in publications that appeal to individuals within our targeted demographic profiles. In addition, we advertise in trade publications and participate in industry trade shows.

We offer leasing and other financing options for our commercial customers. We arrange financing for our dealers and direct sale customers through various third party lenders for which we may receive a fee. We believe that these activities produce incremental sales of our products.

Warranties

The various components of the cardiovascular products are warranted for varying periods, generally one to three years for labor and parts. The various components for strength products are warranted for varying periods of time, up to a ten-year warranty with respect to the structural frame. Warranty expense for the first quarter 2006 and the years ended December 31, 2005, 2004 and 2003 was $859,000, $3,048,000, $2,512,000 and $2,793,000, respectively.

Competition

The market in which we operate is highly competitive. Numerous companies manufacture, sell or distribute exercise equipment. We currently compete primarily in the premium-performance, professional-quality equipment segment of the market. Our competitors vary according to product line and include companies with greater name recognition and more extensive financial and other resources than us.

Important competitive factors include price, product quality and performance, diversity of features, warranties and customer service. We follow a policy of premium quality and differentiated features that results in products having suggested retail prices at or above those of our competitors in most cases. We currently focus on the segment of the market which values quality and is willing to pay a premium for products with performance advantages over the competition. Management believes that our reputation for producing products of high quality and dependability with differentiated features constitutes a competitive advantage.

Product Development

Research and development expense for the first quarter 2006 and the years ended December 31, 2005, 2004 and 2003 was $1,138,000, $3,982,000, $3,172,000 and $2,669,000, respectively. At December 31, 2005, we had the equivalent of 31 employees engaged in ongoing research and development programs. Our development efforts focus on improving existing products and developing new products, with the goal of producing user-friendly, ergonomically and biomechanically correct, durable exercise equipment with competitive features. Product development is a cross-functional effort of sales, marketing, product management, engineering and manufacturing, led by Ray Giannelli, our Senior Vice President of Research and Development.

Manufacturing and Supply

We maintain two facilities, which are vertically integrated manufacturing facilities equipped to perform fabrication, machining, welding, grinding, assembly and finishing of our products. We believe that our facilities provide us with proper control over product quality, cost and delivery time.

We manufacture treadmill, bike, and Trazer cardiovascular products in our facility located in Medway, Massachusetts and manufacture the cross trainers and strength equipment in our facility located in Owatonna, Minnesota. Raw materials and purchased components are comprised primarily of steel, aluminum, wooden decks, electric motors, molded or extruded plastics, milled products, circuit boards for computerized controls and upholstery. These materials are assembled, fabricated, machined, welded, powder coated and upholstered to create finished products.

Our stepper products are manufactured for us in Taiwan and assembled in our Medway facility. We single source our stepper products and certain raw materials and component parts, including drive motors, belts, running decks, molded plastic components and electronics, where we believe that sole sourcing is beneficial for reasons such as quality control and reliability of the vendor or cost. We attempt to reduce the risk of sole source suppliers by maintaining varying levels of inventory. However, the loss of a significant supplier, or delays or disruptions in the delivery of components or materials, or increases in material costs, could have a material adverse effect on our operations.

We manufacture most of our strength training equipment on a “build to order” basis which responds to specific sales orders. We manufacture our other products generally based upon projected sales.

Information Systems

We utilize Oracle’s PeopleSoft Enterprise™ ERP application in our operations. This system handles all processes and transactions starting with order management through procurement, manufacturing, shipment, collections and financial reporting. An upgrade to the system is currently in process and expected to be completed during the second half of 2006. The upgrade will also include the addition of Oracle PeopleSoft™ modules for Human Resources, Field Service, Support and Regulatory Compliance. The upgraded system will be web based, which we anticipate will allow us to better serve customers and remote users.

Backlog

Backlog historically has not been a significant factor in our business.

Patents and Trademarks

We own, license or have applied for various patents with respect to our products and have also registered or applied for a number of trademarks. While these patents and trademarks are of value, management does not believe that we are dependent, to any material extent, upon patent or trademark protection.

Insurance

Our product liability insurance is written on a claims made basis and provides an aggregate of $5,000,000 of coverage, with a deductible of up to $250,000 per occurrence with an annual aggregate deductible of $750,000.

Governmental Regulation

Our products are not subject to material governmental regulation.

Our operations are subject to federal, state and local laws and regulations relating to the environment. We regularly monitor and review our operations and practices for compliance with these laws and regulations, and management believes that we are in material compliance with such environmental laws and regulations. Despite these compliance efforts, some risk of liability is inherent in the operation of our business, as it is with other companies engaged in similar businesses, and there can be no assurance that we will not incur material costs in the future for environmental compliance.

Employees

On April 28, 2006, we employed 531 persons on a full-time basis. None of our employees are represented by a union. We consider our relations with our employees to be good.

Properties

We occupy approximately 120,000 square feet of space in Medway, Massachusetts and approximately 210,000 square feet of space in Owatonna, Minnesota for administrative offices, manufacturing, assembly and warehousing. The Medway facility is owned by us and is subject to a mortgage securing our credit facilities. The Owatonna facility is leased. We also utilize outside warehousing.

Cybex UK, our wholly-owned United Kingdom subsidiary, leases approximately 728 square feet of space in Measham, England. This space is utilized for the subsidiary’s direct sales and service efforts in the United Kingdom which serve our operations throughout Europe.

Our manufacturing facilities are equipped to perform fabrication, machining, welding, grinding, assembly and powder coating of our products. Management believes that our facilities provide adequate capacity for our operations for at least the next twelve months, and the facilities are well maintained and kept in good repair.

Additional information concerning the financing of our owned and leased facilities is described in Notes 7 and 12 to our consolidated financial statements found elsewhere in this prospectus.

Legal Proceedings

As a manufacturer of fitness products, we are inherently subject to the hazards of product liability litigation; however, we have maintained, and expect to continue to maintain, insurance coverage which management believes is adequate to protect against these risks. Reserves for self insured retention are included in accrued expenses.

We are also involved in certain legal actions and claims arising in the ordinary course of business. At April 1, 2006, an aggregate reserve of approximately $6,200,000 is included in accrued expenses for estimated losses to be incurred related to those matters for which it is probable that a loss has been incurred.

Kirila et al v. Cybex International, Inc., et al

This action was commenced in the Court of Common Pleas of Mercer County, Pennsylvania in May 1997 against us, our wholly-owned subsidiary, Trotter Inc., and certain of our officers, directors and affiliates. The plaintiffs include companies that sold to Trotter Inc. a strength equipment company in 1993, a principal of the corporate plaintiffs who was employed by Trotter Inc. following the acquisition, and a company that leased to Trotter Inc. a plant located in Sharpsville, Pennsylvania. The complaint, among other things, alleged wrongful closure of the Sharpsville facility, wrongful termination of the individual plaintiff’s employment and nonpayment of compensation, breach of the lease agreement and the asset purchase agreement, tortious interference with business relationships, fraud, negligent misrepresentation, unjust enrichment, breach of the covenant of good faith and fair dealing, conversion, unfair competition and violation of the Pennsylvania Wage Payment and Collection Law. The complaint also sought specific performance of the lease, the employment agreement and the indemnification provisions of the asset purchase agreement, and an unspecified amount of compensatory and punitive damages and expenses. We filed an answer to the complaint denying the material allegations of the complaint and denying liability and we further asserted counterclaims against the plaintiffs, including for repayment of over-allocations of expenses under the lease and certain excess incentive compensation payments that were made to the individual plaintiff.

A jury verdict was rendered in this litigation in February 2002. While the jury found in our favor with respect to the majority of the plaintiffs’ claims, it also found that we owed certain incentive compensation payments and rent, plus interest. In December 2002, plaintiff Kirila Realty and we agreed to enter judgment in favor of Kirila Realty for $48,750 on the claims related to lease issues. Such amount represented the approximate $38,000 jury verdict together with an agreed amount of interest due and was paid by us in 2002.

In March 2004, a $2,452,783 judgment was entered with respect to the incentive compensation portion of the jury verdict. This judgment was composed of the original jury verdict amount of $872,000, prejudgment interest on the judgment of $369,000, a statutory penalty under the Pennsylvania Wage Payment and Collection Law of $218,000 and attorneys’ fees of $993,783. We filed an appeal of this judgment, which required that we post a letter of credit for $2,945,722. In January 2006, the Superior Court of Pennsylvania affirmed the judgment, and we have filed a petition for Allowance of Appeal with the Pennsylvania Supreme Court. The ultimate resolution of this matter could be material to our financial position, results of operations and cash flows; however, management believes that the recorded reserve is adequate.

Colassi v. Cybex International, Inc.

This action was filed in the United States District Court for the District of Massachusetts. The plaintiff alleged that certain of our treadmill products infringed a patent allegedly owned by the plaintiff. The plaintiff sought injunctive relief and monetary damages. We filed an answer to the complaint denying the material allegations of the complaint and asserting counterclaims. A jury verdict was rendered in this litigation in August 2005. The jury determined that the deck system of certain of our treadmill products infringes plaintiff’s patent and awarded $2,700,000 in damages and interest. A six-month stay of a permanent injunction against sale of these treadmill products was entered in September 2005, and we have instituted a redesign of our deck system. We have filed an appeal of the judgment entered by the trial court on the jury verdict, which required that we post a letter of credit for $2,888,025. The ultimate resolution of this matter could be material to our financial position, results of operations and cash flows; however, management believes that the recorded reserve is adequate.

Free Motion Fitness v. Cybex International, Inc.

In December 2001, Free Motion Fitness (f.k.a. Ground Zero Design Corporation) filed in the United States District Court for the District of Utah an action for patent infringement against us alleging that our FT360 Functional Trainer infringed plaintiff’s patent. We filed an answer denying the material allegations of the complaint and including claims which management believes could invalidate the Free Motion Fitness patent; we also filed a counterclaim against Free Motion Fitness seeking damages. In September 2003, this case was combined with a separate matter also in the United States District Court, District of Utah in which Free Motion Fitness had sued the Nautilus Group for infringement of the same patent at issue in our case. In May 2004 the Court ruled in favor of our motion for summary judgment, dismissing all of the claims of the plaintiff against us and Nautilus and also dismissing our counterclaims against the plaintiff. The plaintiff appealed the grant of summary judgment and in September 2005 the Court of Appeals for the Federal Circuit reversed the lower court ruling, with the result that this case has been returned to the trial court level.

Other Litigation and Contingencies

We are involved in certain other legal actions, contingencies and claims arising in the ordinary course of business. Our management does not expect that the ultimate disposition of any or all of these matters will have a material adverse effect on our financial position or results of operations. Legal fees related to these matters are charged to expense as incurred.

MANAGEMENT

The following table sets forth, as of the date of this prospectus, certain information with respect to our directors and executive officers.

Name	Age	Position
John Aglialoro	62	Chairman of the Board and Chief Executive Officer
Arthur W. Hicks, Jr.	47	Executive Vice President - Chief Operating Officer, Chief Financial Officer and Director
Edward Kurzontkowski	42	Senior Vice President of Manufacturing
Raymond Giannelli	52	Senior Vice President of Research and Development
Joan Carter	62	Vice Chairman of the Board and Secretary
James H. Carll	57	Director
David Ferrari	69	Director
Jerry Lee	69	Director
Milton Leontiades, Ph.D.	73	Director
Harvey Morgan	64	Director

Mr. Aglialoro has served as our Chief Executive Officer since 2000. Mr. Aglialoro is also the Chairman of UM Holdings Ltd., which he co-founded in 1973. UM Holdings Ltd. is our largest stockholder. He served as a Director and Chairman of Trotter Inc. from 1983 until Trotter Inc.’s merger with us in 1997, from which time he has served as the Chairman of our Board of Directors.

Mr. Hicks has served as our Chief Operating Officer since January 1, 2006 and our Chief Financial Officer since 2002. Prior to 2006, he served us through a service agreement between us and UM Holdings Ltd. where he was employed as Chief Financial Officer since 1988. Mr. Hicks has been a full-time employee of ours since January 1, 2006. Mr. Hicks is a certified public accountant. He was a director of Trotter Inc. from 1994 to 1997, and has served as our director since 1997.

Mr. Kurzontkowski has served as our Senior Vice President of Manufacturing since 2003. He joined Trotter Inc. in 1981 and has served us in a variety of capacities, including Vice President of Operations - Owatonna from November 2000 to October 2001, Senior Vice President of Manufacturing from October 2001 to May 2002 and Executive Vice President of Operations from May 2002 to August 2003.

Mr. Giannelli has served as our Senior Vice President of Research and Development since 2003. He first joined us in 1975 and served in various positions including Vice President of Research and Development. In 1991 Mr. Giannelli left us and joined Trotter Inc. as the Vice President of Research and Development and continued to maintain that position after the merger of Trotter Inc. with us in 1997. In 1999, Mr. Giannelli left us to act as the Executive Vice President of Values.com, a cause related marketing firm. He then returned to assist in our research and development effort in February 2001 as the Chairman of the Cybex Institute.

Ms. Carter serves as Vice Chairman of our Board and Secretary. Her principal occupation is the President and Chief Operating Officer of UM Holdings Ltd., which she co-founded in 1973. She served as a Director of Trotter Inc. from 1983 until its merger with us in 1997. Ms. Carter has served on our Board of Directors since 1997. She is also on the Board of Directors of the Penn Mutual Life Insurance Company and CarrAmerica Realty Corporation.

Mr. Carll is the Chairman of Archer & Greiner, A Professional Corporation, a law firm in which he has been a stockholder since 1983. Archer & Greiner acts as our general counsel. Mr. Carll has served as a director since 1997.

Mr. Ferrari is the Chief Executive Officer and owner since 1979 of Argus Management Corporation, a business consulting company. Mr. Ferrari is also a certified public accountant. Mr. Ferrari began his service as a director in 2005.

Mr. Lee, who is retired, was a Partner of Ernst & Young, LLP from 1969 to 1995, including managing partner of the Philadelphia office from 1979 to 1989. He served as a Director of Trotter Inc. from 1996 to its merger with us in 1997. Mr. Lee has served as a director since 1997.

Dr. Leontiades is a Professor at the School of Business of Rutgers University-Camden, where he served as Dean from 1991 to 2005. Dr. Leontiades has specialized in his academic career in strategic planning and business management. Dr. Leontiades began his service as director in 2005.

Mr. Morgan has held the position of Managing Director, Bentley Associates L.P., investment bankers, since 2004, was a Principal of Shattuck Hammond Partners LLC from 2001 to 2004, a Managing Director of Pricewaterhouse Coopers Securities during 2001, and Executive Managing Director of JWGenesis Financial Corp. from 1996 to 2001. Mr. Morgan has served as a director since 2003.

With the exception of Mr. Aglialoro and Ms. Carter, who are married, there are no family relationships between our directors and executive officers.

Members of the Board of Directors serve three year terms with staggered expiration dates. The terms of Messrs. Morgan, Hicks and Carll expire in 2007, the terms of Ms. Carter and Mr. Ferrari expire in 2008, and, assuming their reelection at our 2006 Annual Meeting of Shareholders, the terms of Mr. Aglialoro, Mr. Lee and Dr. Leontiades expire in 2009. Officers are elected by the Board of Directors and serve at the pleasure of the Board.

Corporate Governance

Prior to this offering we have met the definition of a “controlled corporation” under the listing standards of the American Stock Exchange (AMEX) since a majority of our outstanding common stock is owned by Mr. Aglialoro, Ms. Carter and UM Holdings Ltd., who are related parties. As a controlled corporation we have not been required to meet certain of the AMEX corporate governance rules. We meet all required AMEX governance rules, and we have voluntarily chosen to meet a portion of the exempted provisions, including having a majority of independent directors, as defined in the AMEX listing standards. After this offering, we will no longer be a controlled corporation but we foresee no problem in timely satisfying all relevant corporate governance rules.

Our Board of Directors has standing Executive, Compensation, Stock Option, Nominating and Audit Committees. In addition, Dr. Leontiades and Messrs. Carll, Lee, Morgan, and Ferrari (Chair) form an Independent Directors Committee, which meets periodically in executive session.

Executive Committee.    The Executive Committee consists of Joan Carter, James H. Carll and John Aglialoro (Chair). The Executive Committee has, with certain exceptions, all of the authority of the Board of Directors. The Executive Committee also makes recommendations regarding the administration of the Board of Directors and Director compensation.

Compensation Committee.    The Compensation Committee consists of James H. Carll, Milton Leontiades, Ph.D and Joan Carter (Chair). While under the listing standards of the AMEX Cybex constitutes a “controlled corporation” and accordingly the members of the Compensation Committee are not required to be independent as defined in the AMEX listing standards, both Dr. Leontiades and Mr. Carll are independent as defined by such listing standards. The function of the Committee is to make recommendations to the Board of Directors concerning executive compensation and benefits policies for the Company.

Stock Option Committee.    The Stock Option Committee consists of Milton Leontiades, Ph.D and Harvey Morgan (Chair). The Committee administers our stock option plans, awarding stock options to our key employees and nonemployee directors and determining the terms and conditions on which the options are granted.

Nominating Committee.    The Nominating Committee consists of John Aglialoro, Joan Carter and James H. Carll (Chair). Since under the listing standards of the AMEX we constitute a “controlled corporation”, the members of the Nominating Committee are not required to be independent as defined in the AMEX listing standards, and Mr. Carll is the only member of the Committee who is independent as defined by such listing standards. The Nominating Committee functions pursuant to a written charter adopted and approved by the Board of Directors, which can be accessed electronically at our website, www.cybexinternational.com.

The Nominating Committee identifies individuals qualified to become members of the Board of Directors, recommends to the Board director candidates for election at the annual meeting of shareholders, recommends to the Board the individual or individuals to be elected Chairman of the Board and Chief Executive Officer, considers the Chief Executive Officer’s recommendations for election as our officers and recommends such to the Board, and recommends the assignment and rotation of members of the Committees of the Board.

Audit Committee.    The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, consists of David Ferrari, Harvey Morgan and Jerry Lee (Chair). The Committee has the responsibility and authority described in its charter, which can be accessed electronically at our website, www.cybexinternational.com. It is responsible for appointing our independent registered public accounting firm, approving the compensation paid to the independent registered public accounting firm and approving the services performed by the independent registered public accounting firm. The Audit Committee works closely with management and the independent registered public accounting firm and discusses and consults with management, the independent registered public accounting firm and the full Board with respect to our financial statements, accounting principles and reporting practices and our system of internal accounting controls.

The Board of Directors has determined that the Audit Committee has at least one member (Mr. Lee) who is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. All members of the Audit Committee are independent, as defined by the AMEX listing standards.

Code of Ethics

We have adopted, in addition to our Code of Corporate Conduct applicable to all officers and employees, a Code of Ethics specifically pertaining to our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer (who is also the Chief Accounting Officer), Controller, and other senior officers performing similar financial management functions. The Code of Corporate Conduct and the Code of Ethics can be accessed electronically at our website, www.cybexinternational.com. We intend to utilize this website for any required disclosures with respect to amendments to or waivers of any provision of the Code of Ethics.

Compensation of Directors

Our compensation program for nonemployee directors provides that each nonemployee director receive an annual retainer of $18,000, one-half of which is paid in shares of our common stock (using the monthly average price per share for the year) pursuant to our 2002 Stock Retainer Plan for Nonemployee Directors (the “Retainer Plan”). In addition, Committee chairmen receive an annual cash retainer of $3,200; commencing in 2006, the annual retainer of the Audit Committee chairman is $6,400. Directors also receive $1,000 per day for each Board meeting attended, $500 per telephone meeting and $500 for each Committee meeting attended. During 2005, pursuant to the Retainer Plan, nonemployee directors serving the full year received 2,487 shares of our common stock, representing the stock component of their annual retainer.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors consists entirely of non-management directors and its primary function is to make recommendations to the Board of Directors concerning our executive compensation and benefit policies.

The Committee believes that the most effective compensation program is one that provides executives with competitive base salaries and incentives to achieve both our current and long-term strategic business goals. Compensation should reward results, not effort, and be tied to shareholder value.

Our executive compensation programs are designed to:

1.	Align the interests of executive officers with the long-term interests of shareholders.

2.	Motivate and challenge executive officers to achieve both annual and long-term strategic business goals.

3.	Support an environment that rewards executive officers based upon corporate results.

4.	Attract and retain executive officers best qualified to promote our long-term success.

The basic components of executive officer compensation for 2005 consisted of base salary, the potential for annual incentive compensation and long-term incentives in the form of stock options. The executive officers also participate in employee benefit plans available generally to our employees.

The Compensation Committee believes that linking a portion of an executive’s current and potential future net worth to our success, as reflected in the stock price, gives the executive a stake parallel to that of our other owners and results in long-term management for the benefit of those owners. Consistent with this philosophy, the Compensation Committee during 2005 reinstituted the Company’s Stock Ownership Requirements Policy (the “Policy”) for the Company’s Named Executive Officers. The requirements of the Policy phase-in over a period of time. By December 31, 2009, and thereafter, the Chief Executive Officer will be required to own stock having a value equal to 200% of base salary, while the other executive officers will be required to own stock having a value equal to 100% of base salary. The value of shares owned by an officer (including shares of restricted stock, whether vested or unvested) will be included in determining an officer’s stock ownership for purposes of the Policy, but the value of any shares subject to unexercised stock options will not be counted. Executive officers covered by the Policy who do not make a bona fide effort to comply with the Policy may have future grants of stock options and restricted stock reduced or eliminated.

Base Salary.    In determining executive compensation levels, the Committee reviewed compensation levels at manufacturing companies of comparable size to us. The base salary of each executive officer is determined at levels considered appropriate for comparable positions at these peer companies. The Committee’s policy is to target base salary at the peer median, ranging to the 75th percentile to reflect special circumstances. In 2005, executive officer base salaries were as a general matter at the peer median, and in any event not above the 75th percentile.

Annual Incentive Compensation.    To reinforce the attainment of our goals, the Committee believes that a significant portion of the annual compensation of the Named Executive Officers should be in form of variable incentive pay. Our performance-based bonus program for Named Executive Officers for 2005 was based upon pre-tax earning targets, pursuant to which the Named Executive Officers could earn bonuses of between 15% to 60% of base salary, payable one-half in cash and one-half in restricted stock. Any shares of restricted stock earned under this program would not be capable of sale or other disposition until the first anniversary after the date of grant, and would be forfeited if the executive ceases employment with us prior to such date. No bonuses were payable under this program for 2005, based upon actual 2005 performance.

Long-Term Incentive in Form of Stock Options.    The Committee believes that significant management ownership of our stock effectively motivates the building of shareholder wealth and aligns the interests of management with those of our shareholders. The Committee also recognizes the dilutive effect that option grants can have on shareholder value. The Committee seeks to balance the need to provide management motivation with the shareholder cost of doing so. The goal is to use options as both a reward and a motivator.

Option grants, which are issued at a per share exercise price equal to the market price of the underlying common shares on the date of grant, are reviewed annually by the Stock Option Committee. The

Committee has adopted a policy that, as a general matter, options are to be issued to executive officers upon hire and promotion. Accordingly, no options were issued to executive officers during 2005. For further information with respect to options to the Named Executive Officers, see the tables under the headings “Option Grants in 2005” and “Aggregated Option Exercises in 2005 and Option Values at December 31, 2005.”

Chief Executive Officer Compensation.    Because Mr. Aglialoro is one of our principal stockholders and is married to Ms. Carter, decisions as to his compensation are determined by the full Board, without the participation of Mr. Aglialoro or Ms. Carter. For 2005, the Board approved a salary for Mr. Aglialoro of $395,000 per annum. Mr. Aglialoro also was eligible for the bonus program described above. In determining Mr. Aglialoro’s compensation, the Board considered the compensation of chief executive officers at peer companies and the importance to us of Mr. Aglialoro’s services.

While Mr. Aglialoro has never been granted long-term incentive in the form of stock options, he is one of our significant shareholders (see “Security Ownership of Certain Beneficial Owners and Management”). The Board believes that Mr. Aglialoro’s stock ownership provides a significant incentive and aligns his interests directly with our shareholders. To the extent his performance as CEO translates into an increased value of our stock, all shareholders, including Mr. Aglialoro, will share the benefits.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance-based compensation paid to the Company’s executive officers for 2005 did not exceed the $1,000,000 limit per officer, and the Committee does not anticipate that the non-performance-based compensation to be paid the Company’s executive officers in the foreseeable future will exceed that limit.

Members of the Compensation Committee

Joan Carter, Chair

James H. Carll

Milton Leontiades, Ph.D.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of James H. Carll, Milton Leontiades, Ph.D. and Joan Carter (Chair).

Joan Carter is a Director, President and principal stockholder of UM Holdings Ltd., which is one of our major shareholders, and is married to John Aglialoro, our Chief Executive Officer. All compensation issues pertaining to Mr. Aglialoro are accordingly determined by the Board, acting without the participation of Mr. Aglialoro or Ms. Carter. James H. Carll is a stockholder of Archer & Greiner which acts as our general counsel. See “Certain Relationships and Related Transactions.”

Performance Graph

The following graph compares the five-year cumulative total return (change in stock price plus reinvested dividends) on the common stock with the total returns of the American Stock Exchange Market Value Index, a broad market index covering stocks listed on the American Stock Exchange, and the companies in the Sporting and Athletic Goods industry (SIC Code 3949), a group encompassing approximately 11 companies (the “SIC Index”).

Comparison of 5 Year Cumulative Total Return of

Cybex International, Inc., Amex Market Value Index

and the SIC Index

	2000	2001	2002	2003	2004	2005
Cybex International, Inc.	$100.00	$90.64	$67.86	$59.14	$198.26	$179.35
SIC Index	100.00	118.48	80.47	105.81	117.23	101.86
AMEX Mkt. Value Index	100.00	95.39	91.58	124.66	142.75	157.43

Assumes $100 invested on December 31, 2000 and dividends are reinvested. Source: Hemscott, Inc.

Executive Compensation

The following table sets forth information with respect to the compensation for 2005, 2004 and 2003 of the persons (sometimes collectively referred to as the “Named Executive Officers”) who were, during 2005, our Chief Executive Officer, and the four other most highly compensated executive officers at the end of 2005 whose salary and bonus exceeded $100,000 for the year.

		Annual Compensation(1)			Long Term Compensation			All Other Compensation(3)
Name and Principal Position	Year	Salary	Bonus		Stock Awards(2) ($)		Securities Underlying Options (#)
John Aglialoro Chairman and Chief Executive Officer	2005 2004 2003	$390,423 367,923 359,507	$	— 27,000 —	$	— 27,000 6,100	— — —	$5,985 2,422 2,376

Arthur W. Hicks, Jr.(4) Executive Vice President, Chief Operating Officer and Chief Financial Officer	2005 2004 2003	216,000 192,000 144,000		— 14,400 —		— 14,400 —	— 40,000 25,000	14,000 15,000 16,000

Ray Giannelli(5) Senior Vice President- Research & Development	2005 2004 2003	231,495 172,791 122,597		— 172,316 222,211		— 8,438 —	— 100,000 —	4,690 761 526

Edward Kurzontkowski Senior Vice President of Manufacturing	2005 2004 2003	195,347 188,058 171,760		— 13,875 —		— 13,875 —	— 43,500 —	4,580 390 344

Galen S. Lemar Former Senior Vice President – Sales & Marketing	2005 2004 2003	195,347 188,248 153,135		— 13,875 —		— 13,875 —	— 50,000 —	19,858 1,669 1,244

(1)	In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.
(2)	The number and value (based upon the closing price of the stock on December 31, 2005) of unvested restricted stock outstanding as of December 31, 2005 are as follows: Mr. Aglialoro, 6,601 shares ($24,424); Mr. Hicks, 3,521 shares ($13,028); Mr. Giannelli, 2,063 shares ($7,633); Mr. Lemar, 3,392 shares ($12,550); Mr. Kurzontkowski, 3,392 shares ($12,550). The 2004 restricted stock awards were issued in 2005 pursuant to the 2004 Management Incentive Compensation Bonus Program adopted pursuant to the 1995 Omnibus Incentive Plan and are valued on the basis of the closing price of the stock on December 31, 2004. These shares were subject to the restriction that the holder be continuously employed by us through the first anniversary of the date of grant. Dividends, to the extent declared on the common shares, would be payable with respect to these restricted shares. The stock award received by Mr. Aglialoro in 2003 was subject to the condition that the stock could not be sold or transferred for six months and consisted of 5,000 shares of common stock received by Mr. Aglialoro for serving as Chairman during 2003.
(3)	For 2005, consists of (a) the taxable portion of group term life insurance over $50,000, for Mr. Aglialoro, Mr. Giannelli, Mr. Lemar and Mr. Kurzontkowski, (b) for Mr. Hicks, cash compensation received as a director, and (c) for Mr. Lemar, includes reimbursement of $15,421 of relocation expenses.
(4)	Prior to 2006, Mr. Hicks’ services as Chief Financial Officer were provided to us through a Services Agreement with UM Holdings Ltd. Mr. Hicks did not receive a salary or benefits from us; the amount shown under the column “Salary” constitutes service fees accrued to UM Holdings Ltd. See “Certain Relationships and Related Party Transactions.” Mr. Hicks did participate in our Management Incentive Compensation Bonus Program adopted pursuant to the 1995 Omnibus Incentive Plan and also received cash compensation as a director. The services agreement with UM ended January 1, 2006 when Mr. Hicks became our Chief Operating Officer and a full-time employee.
(5)	Amounts listed for Mr. Giannelli under the column “Bonus” include sums paid to Mr. Giannelli under our Royalty Incentive Program, as follows: $163,878 for 2004 and $222,211 for 2003.

Option Grants in 2005

We did not grant any stock options to employees, including the Named Executive Officers, during 2005.

Aggregated Option Exercises in 2005 and Option Values at December 31, 2005

The following table provides information as to the value of options held by the Named Executive Officers at year-end measured in terms of the closing price of a common share on December 30, 2005 ($3.70 per share). None of the Named Executive Officers exercised any options during 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Dec. 31, 2005 (#) Exercisable/Unexercisable	Value of the Unexercised In-the-Money Options at Dec. 31, 2005 ($)(2) Exercisable/Unexercisable
John Aglialoro	—	—	—/—	—/—
Arthur W. Hicks, Jr.	—	—	30,000/45,000	$68,300/$108,900
Ray Giannelli	—	—	100,000/—	27,000/ —
Edward Kurzontkowski	—	—	38,625/36,375	72,158/89,123
Galen S. Lemar	—	—	32,500/42,500	71,000/103,000

(1)	Value realized is the difference between the market price of a common share on the date of exercise and the exercise price of the option, multiplied by the number of common shares underlying the option.
(2)	Value of unexercised “in-the-money” options is the difference between the market price of a common share on December 30, 2005 and the exercise price of the option, multiplied by the number of common shares underlying the option.

Employment Agreements

We have entered into employment agreements with our executive officers. Under these agreements, the employment may be terminated with or without cause at any time. In the event that we terminate the officer’s employment other than “for cause”, we are obligated to continue normal salary payments for periods varying generally from six months to two years. The employment agreements generally provide that upon a change of control, as defined, the officer may in certain events resign and receive the severance which would have been payable upon a non-cause termination; Mr. Aglialoro’s employment agreement does not, however, include a change of control provision. Pursuant to each employment agreement, the executive officer agrees not to compete with us during his employment and for periods following employment varying from six months to two years. Mr. Giannelli recently entered into an amended employment agreement. Pursuant to the amended agreement, Mr. Giannelli’s employment has an initial term to December 31, 2010, and he has the right to extended severance to December 31, 2010 upon a non-cause termination or to December 31, 2013 upon death or, in certain situations, a change of control. The new agreement continues to provide that Mr. Giannelli will be paid a bonus of $221,000 upon exercise of options granted pursuant to the original employment agreement. Pursuant to the amended agreement, Mr. Giannelli waived and released any right to revert to a royalty incentive program in which he formerly participated, and we paid to him approximately $300,000 for royalties which would have accrued in prior fiscal periods under such program.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

John Aglialoro, Joan Carter and UM Holdings Ltd. (“UM”) together beneficially own prior to the offering hereunder approximately 51.4% of our common shares. Mr. Aglialoro and Ms. Carter are executive officers, directors and the principal stockholders of UM Holdings Ltd.

Mr. Aglialoro has served as our Chief Executive Officer since 2000. Mr. Aglialoro’s compensation is reviewed and considered by our full Board, without the participation of Mr. Aglialoro and Ms. Carter.

Prior to 2006, Arthur W. Hicks, Jr. was employed by UM, which provided his services to us as our Chief Financial Officer. These services were provided pursuant to a Services Agreement pursuant to which we paid to UM the sum of $216,000 in 2005. Mr. Hicks was appointed our Chief Operating Officer effective January 1, 2006, at which time he became our full time employee and the prior Services Agreement with UM ended. Mr. Hicks continues to act as an officer of UM. UM also provides office space and office support services for which we reimbursed UM $28,500 in 2005 ($78,000 for 2006). These arrangements have been considered by the Board and found to be fair and in our interest. During January and February of 2005, UM also provided to us the services of its general counsel for which we reimbursed UM $30,000.

During 2004 UM provided the collateral to support a $2,945,722 letter of credit required in connection with our appeal of a judgment, for which we paid UM commitment fees of $39,276 in 2005. This collateral was replaced during 2005. During 2004, UM agreed to pay to us $250,000, representing the full cost of a sports stadium luxury box we rented, in return for use of the box. The remaining $144,000 of this obligation was paid during 2005.

James H. Carll, one of our directors, is a stockholder of Archer & Greiner, P.C., which acts as our general counsel. Archer & Greiner also acts as counsel to UM and Mr. Carll serves on its Board.

PRINCIPAL AND SELLING STOCKHOLDERS

Of the shares of common stock offered hereby, 1,750,000 are being sold by the selling stockholders (2,012,500, if the underwriters exercise in full their over-allotment option). We will not receive any of the proceeds from the shares of common stock being sold by the selling stockholders. The selling stockholders consist of John Aglialoro, Joan Carter, and UM Holdings Ltd., a substantial majority of whose capital stock is owned equally by John Aglialoro and Joan Carter.

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of April 28, 2006, and as adjusted for the offering hereunder (assuming no exercise of the over-allotment option), by:

•	each selling stockholder;

•	each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our named executive officers (except Mr. Lemar, who is no longer an officer and as to whom the number of shares owned, if any, is not known);

•	each of our directors; and

•	all of our current executive officers and directors as a group.

	Shares of Common Stock Beneficially Owned Before Offering			Shares of Common Stock Being Offered for Sale		Shares of Common Stock Beneficially Owned After Offering
Name of Beneficial Owner	Number		Percentage	Number	Percentage	Number		Percentage
UM Holdings Ltd.(1) 56 Haddon Avenue Haddonfield, New Jersey 08033	6,081,856		40.1%	1,535,245	10.1%	4,546,611		26.9%
John Aglialoro, Chairman and CEO(2)	7,796,611	(3)	51.4%	181,601	1.2%	6,046,611	(3)	35.7%
Joan Carter, Director(2)	7,796,611	(4)	51.4%	33,154	*	6,046,611	(4)	35.7%
Pequot Capital Management, Inc.(5) 500 Nyala Farm Road Westport, CT 06880	1,050,000		6.9%	—	—	1,050,000		6.2%
Grace & White, Inc.(6) 515 Madison Avenue, Suite 1700 New York, New York 10022	851,700		5.6%	—	—	851,700		5.0%
Ray Giannelli, Senior Vice President	102,063	(7)	*	—	—	102,063	(7)	*
Edward Kurzontkowski, Senior Vice President	52,892	(7)	*	—	—	52,892	(7)	*
Arthur W. Hicks, Jr., Director, COO and CFO	56,771	(7)	*	—	—	56,771	(7)	*
James H. Carll, Director	37,154		*	—	—	37,154		*
David Ferrari, Director	4,198		*	—	—	4,198		*
Milton Leontiades, Director	2,198		*	—	—	2,198		*
Jerry Lee, Director	38,154		*	—	—	38,154		*
Harvey Morgan, Director	16,293		*	—	—	16,293		*
All directors, nominees and executive officers as a group (consisting of 11 persons)	8,122,084	(7)	52.8%	—	—	6,372,084	(7)	37.2%

*	Less than 1%
(1)	Represents shares owned by its wholly-owned subsidiaries, UM Equity Corp. and UM Investment Corporation.
(2)	Mr. Aglialoro and Ms. Carter’s address is the same as UM Holdings Ltd.
(3)	Includes (a) 6,081,856 shares (4,546,611, after the offering) beneficially owned by UM Holdings Ltd., of which Mr. Aglialoro is a principal stockholder, executive officer and director; and (b) 783,154 shares (750,000, after the offering) owned by his wife, Joan Carter, as to which beneficial ownership is disclaimed.
(4)	Includes (a) 6,081,856 shares (4,546,611, after the offering) beneficially owned by UM Holdings Ltd., of which Ms. Carter is a principal stockholder, executive officer and director; and (b) 931,601 shares (750,000, after the offering) owned by her husband, John Aglialoro, as to which beneficial ownership is disclaimed.

(5)	Information is based upon filing made with the Securities Exchange Commission. We assume no responsibility for the accuracy of such information. Pequot Capital Management, Inc. is an investment advisor and as such has beneficial ownership through the investment discretion it exercises over its clients’ accounts.
(6)	Information is based upon filing made with the Securities Exchange Commission. We assume no responsibility for the accuracy of such information.
(7)	The amount next to individual’s name includes shares which the individual has the right to acquire within sixty days through the exercise of stock options, as follows: Mr. Giannelli, 100,000 shares; Mr. Hicks, 48,750 shares; Mr. Kurzontkowski, 49,500 shares. The number of shares which all directors and executive officers as a group have the right to acquire within sixty days is 214,000 shares of our common stock. In each case the percent of class is calculated on the basis that such shares are deemed outstanding. No voting or investment power exists with respect to shares prior to acquisition. Shares beneficially owned by all directors and executive officers as a group include 6,081,856 shares (4,546,611, after the offering) beneficially owned by UM Holdings Ltd., of which Mr. Aglialoro and Ms. Carter are principal stockholders.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 30,000,000 shares of common stock, $.10 par value, of which 15,180,810 shares were outstanding on April 26, 2006, and 500,000 shares of preferred stock, $1 par value, none of which is outstanding.

Common Stock

The holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of the common stock entitled to vote in any election of directors may elect all of the directors standing for election. In addition, holders of the common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our dissolution, liquidation or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all our liabilities. Dividend and liquidation rights attributable to the common stock would be subject to any preferential rights associated with any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All our outstanding shares of common stock are, and the shares of common stock offered by us in this offering will be when issued, fully paid and nonassessable.

Preferred Stock

Presently, there are no shares of preferred stock outstanding. The Board of Directors has the authority to issue preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions, including dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences and the number of shares constituting any series and the designations of such series, without any further vote or action by our shareholders. The rights and preferences of the preferred stock may be senior to the rights and preferences of the common stock. Because the terms of the preferred stock may be fixed by our Board of Directors without stockholder action, the preferred stock could be issued quickly with terms calculated to defeat a proposed takeover of us, or to make the removal of our management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the common stock. Our management is not aware of any such threatened transaction to obtain control of us.

New York Law and Certain Charter and By-Law Provisions

We are subject to the provisions of Section 912 of the Business Corporation Law of New York. In general, Section 912 prohibits a publicly-held New York corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination (or in the interested person’s stock acquisition) is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an “interested shareholder” is a person who, together with affiliates and associates, owns, or within five years was an affiliate or associate of the corporation and did own, 20% or more of the corporation’s outstanding voting stock.

Our Certificate of Incorporation:

•	requires an affirmative super-majority stockholder vote (80%) before we can enter into certain defined business combinations, except for combinations that meet certain specified conditions;

•	provides for staggered three-year terms for members of the Board of Directors; and

•	authorizes the Board of Directors to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such preferred stock without any further vote or action by our stockholders.

Each of these factors could have the effect of discouraging potential take-over attempts and may make attempts by stockholders to change our management more difficult.

Our Certificate of Incorporation contains certain provisions permitted under the Business Corporation Law of New York relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Business Corporation Law of New York also authorizes us to indemnify our directors and officers. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors.

American Stock Exchange

Our common stock is listed on the American Stock Exchange under the symbol “CYB.”

Transfer Agent

The transfer agent and registrar for the common stock is Registrar & Transfer Company.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding 16,930,810 shares of common stock, assuming no exercise of the over-allotment option. All the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for shares, if any, purchased by affiliates, as defined in Rule 144 of the Securities Act.

After this offering, the selling stockholders will own approximately 6,046,611 shares of common stock (assuming no exercise of the over-allotment option). After the lock-up period related to this offering, 2,673,056 of these shares are covered by an effective registration statement and could be immediately sold in the public market. The remaining shares held by the selling stockholders, as well as shares owned by our other executive officers and directors, may after the lock-up period be sold in the public market at any time and from time to time subject in certain cases to volume limitations under Rule 144, which is described below. In addition, as of April 28, 2006, there were outstanding warrants and options to acquire approximately 950,000 shares of common stock. All these warrant and option shares are covered by an effective registration statement, except for warrants to purchase 25,000 shares which are eligible for sale under Rule 144. Accordingly, the holders could at any time exercise these warrants or options and such shares could be immediately sold in the public market. If any of these stockholders, warrant holders or option holders sells substantial amounts of our common stock in the public market, the market price of our common stock could decline.

Under Rule 144, our affiliates, including the selling stockholders and our other executive officers and directors, would generally be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1.0% of the outstanding shares of our common stock then outstanding, which will equal approximately 170,000 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the stock exchange on which our common stock is traded during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale or preceding the sale date if no such notice is required to be filed.

Sales under Rule 144 are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Shares properly sold in reliance on Rule 144 to persons who are not affiliates of ours become freely tradable without restriction or registration under federal securities laws.

For a description of lock-up agreements that we, the selling stockholders and each of our other executive officers and directors have entered into, see “Underwriting — Lock-Up Agreements.”

UNDERWRITING

We have entered into an underwriting agreement with the underwriters listed below with respect to the shares of our common stock being offered in this offering. In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the listed underwriters, and each of the listed underwriters, for which Oppenheimer & Co. Inc. (“Representative”) is acting as representative, have severally, and not jointly, agreed to purchase from us on a firm commitment basis, the number of shares offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares
Oppenheimer & Co. Inc.
Stephens Inc.
Roth Capital Partners, LLC

Total	3,500,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the Representative that the underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $            per share. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $            per share to other brokers and dealers.

The underwriting agreement provides that the underwriters’ obligations to purchase shares are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the shares offered by this prospectus, other than those covered by the over-allotment option described below (unless and until that option is exercised), if any of these shares are purchased.

No action has been taken by us or the underwriters that would permit a public offering of the shares offered hereby in any jurisdiction where action for that purpose is required. None of our shares included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of the shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our shares and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of the securities included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount to be paid to the underwriters by us:

	Total, with no over-allotment	Total, with full over-allotment
Underwriting discount to be paid to the underwriters by us	$	$
Underwriting discount to be paid to the underwriters by the selling stockholders	$	$

Over-Allotment Option

We and the selling stockholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 525,000 additional shares, in the aggregate, identical to the shares offered hereby, at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any shares are purchased pursuant to the over-allotment option, the underwriters will offer these additional shares on the same terms as those on which the other shares are being offered hereby. If any shares are purchased pursuant to this over-allotment option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Lock-Up Agreements

We, our executive officers and directors, and the selling stockholders have agreed that we and they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the Representative, for a period of 180 days (in the case of the selling stockholders) or 90 days (in the case of our other executive officers and directors) after the date of this prospectus. This agreement does not apply to the filing of a registration statement on Form S-8 under the Securities Act to register securities issuable under our existing employee benefit plans, our issuance of common stock upon exercise of an existing option or our granting of awards pursuant to our existing employee benefit plans (subject to the lock-up restrictions described below).

Our executive officers and directors and the selling stockholders have agreed that they will not, other than as contemplated by this prospectus, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose, unless required by law, the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Representative for a period of 180 days (in the case of the selling stockholders) or 90 days (in the case of our other executive officers and directors) after the date of this prospectus. These agreements are subject to several exceptions.

While the Representative has the right, in its discretion, to release securities from these lock-up agreements, it has advised us that it has no current intention of releasing any securities subject to a lock-up agreement and no agreement has been made between the representative and us or between the representative and any of our security holders pursuant to which the representative has agreed to waive any lock-up restrictions. We have been further advised by the Representative that any request for the release of securities from a lock-up would be considered by the Representative on a case-by-case basis, and, in considering any such request, the Representative would consider circumstances of emergency and hardship.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, as described below:

•

over-allotment involves sales by the underwriters of shares of our common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a “covered” short position or a “naked short” position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option, in whole or in part, or purchasing shares of our common stock in the open market;

•	syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares needed to close out such short position, the Representative will consider, among other things, the price of the shares available for purchase in the open market as compared to the price at which it may purchase the shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying such shares in the open market. A naked short position is more likely to be created if the Representative is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering;

•	stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering, which stabilizing bids may not exceed a specific maximum; and

•	penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market prices of our common stock. As a result, the prices of our shares may be higher than the price that might otherwise exist for such shares in the open market. These transactions may be effected on the American Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and/or to contribute to payments the underwriters may be required to make with respect to any of these liabilities.

Electronic Delivery

One or more of the underwriters participating in this offering may make prospectuses available in electronic (PDF) format. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or syndicate members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute such prospectuses electronically. Other than the prospectus being made available in electronic (PDF) format, the underwriters do not intend to use any other forms of prospectus in any electronic format, such as CD ROMs or videos. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their own online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relations with the Underwriters

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they have received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Archer & Greiner, P.C., Haddonfield, New Jersey. James H. Carll, a member of Archer & Greiner, P.C., is one of our directors. In the aggregate, members of Archer & Greiner, P.C. own less than 1% of the outstanding shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The consolidated financial statements and schedule of Cybex International, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20002, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also request copies of these filings, at no cost, by telephone at (508) 533-4300 or by mail to: Cybex International, Inc., 10 Trotter Drive, Medway, Massachusetts 02053.

We maintain an Internet website at http://www.cybexinternational.com (which is not intended to be an active hyperlink in this prospectus). The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

The other information we file with the SEC and that is available on our website is not part of the registration statement of which this prospectus forms a part.

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission that are not required under the related instructions or are inapplicable, have been omitted.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	April 1, 2006	March 26, 2005
Net sales	$28,912	$24,759
Cost of sales	18,361	15,904

Gross profit	10,551	8,855
Selling, general and administrative expenses	9,187	8,026
Bad debt expense	75	57

Operating income	1,289	772
Interest expense, net	559	596

Income before income taxes	730	176
Income tax expense	63	57

Net income	$667	$119

Basic net income per share	$0.04	$0.01

Diluted net income per share	$0.04	$0.01

See notes to condensed consolidated financial statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	April 1, 2006	December 31, 2005
ASSETS
Current Assets:
Cash	$1,785	$807
Accounts receivable, net of allowance of $626 and $689	14,523	18,320
Inventories	9,477	9,258
Prepaid expenses and other	3,504	2,707

Total current assets	29,289	31,092
Property, plant and equipment, net	11,544	12,124
Goodwill	11,247	11,247
Other assets	1,026	1,209

	$53,106	$55,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$2,684	$3,929
Current portion of capital leases	433	481
Accounts payable	5,500	5,918
Accrued expenses	15,659	16,286

Total current liabilities	24,276	26,614
Long-term debt	9,059	9,730
Capital leases	252	332
Other liabilities	2,589	2,808

Total liabilities	36,176	39,484

Contingencies (Note 9)
Stockholders’ Equity:
Common stock, $.10 par value, 30,000 shares authorized, 15,389 and 15,340 shares issued	1,539	1,534
Additional paid-in capital	57,718	57,565
Treasury stock, at cost (209 shares)	(2,251)	(2,251)
Accumulated deficit	(39,863)	(40,530)
Accumulated other comprehensive loss	(213)	(130)

Total stockholders’ equity	16,930	16,188

	$53,106	$55,672

See notes to condensed consolidated financial statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	April 1, 2006	March 26, 2005
OPERATING ACTIVITIES:
Net income	$667	$119
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	829	892
Amortization of deferred financing costs	134	134
Stock-based compensation	29	14
Provision for doubtful accounts	75	57
Change in fair value of foreign currency contract	53	(72)
Changes in operating assets and liabilities:
Accounts receivable	3,722	1,675
Inventories	(219)	(673)
Prepaid expenses and other	(953)	221
Accounts payable, accrued liabilities and other liabilities	(1,155)	694

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,182	3,061

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(236)	(881)
Deposits related to equipment purchases	(14)	(615)

NET CASH USED IN INVESTING ACTIVITIES	(250)	(1,496)

FINANCING ACTIVITIES:
Repayments of term loans	(577)	(137)
Borrowings under term loans	—	751
Repayments under revolving loan	(31,271)	(27,657)
Borrowings under revolving loans	29,932	24,417
Proceeds from exercise of stock options	90	7
Principal payments on capital leases	(128)	(144)

NET CASH USED IN FINANCING ACTIVITIES	(1,954)	(2,763)
NET INCREASE (DECREASE) IN CASH	978	(1,198)
CASH, beginning of period	807	1,826

CASH, end of period	$1,785	$628

SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid for interest	$322	$333
Cash paid for income taxes	202	98
Capital leases	—	305
Common stock issued to directors earned in previous period (Note 4)	52	77

See notes to condensed consolidated financial statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 - BASIS OF PRESENTATION

Cybex International, Inc. (the “Company” or “Cybex”), a New York corporation, is a manufacturer of exercise equipment and develops, manufactures and markets strength and cardiovascular fitness equipment products for the commercial and, to a lesser extent, consumer markets. Currently, most of the Company’s products are sold under the brand name “Cybex.” The Company operates in one business segment.

The accompanying condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended April 1, 2006 are not necessarily indicative of the results that may be expected for the entire year.

It is recommended that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and other information included in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.

NOTE 2 - CONCENTRATION OF RISK AND GEOGRAPHIC SEGMENT DATA

Sales to one customer represented 16.9% and 17.9% of consolidated net sales for the three months ended April 1, 2006 and March 26, 2005, respectively. Accounts receivable from this customer was $1,793,000 at April 1, 2006.

Sales outside of North America represented 30% and 26% of consolidated net sales for the three months ended April 1, 2006 and March 26, 2005, respectively.

NOTE 3 - ACCOUNTING FOR GUARANTEES

The Company arranges equipment leases and other financings for its customers. While most of these financings are without recourse, in certain cases the Company may offer a guaranty or other recourse provisions. In such situations, the Company ensures that the transaction between the independent leasing company and the end user customer represents a sales-type lease. The Company monitors the payment status of the lessee under these arrangements and provides a reserve under Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies,” in situations when collection of the lease payments is not probable. At April 1, 2006, the maximum contingent liability under all recourse and guarantee provisions was approximately $4,588,000. A reserve for estimated losses under recourse provisions of $210,000 and $289,000 has been recorded based on historical and industry experience and is included in accrued expenses at April 1, 2006 and December 31, 2005, respectively.

The Company has recorded a net liability of $98,000 and $74,000 at April 1, 2006 and December 31, 2005, respectively, in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” for the estimated fair value of the Company’s guarantees issued after January 1, 2003. The fair value of the guarantees was determined based on the estimated cost for a customer to obtain a letter of credit from a bank or similar institution. This liability is reduced on a straight-line basis over the term of each respective guarantee. In most cases, if the Company is required to fulfill its obligations

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 3 - ACCOUNTING FOR GUARANTEES (CONT’D)

under the guarantee then it has the right to repossess the equipment from the customer. It is not practicable to estimate the approximate amount of proceeds that would be generated from the sale of these assets in such situations.

Additionally, FIN 45 requires disclosure about the Company’s obligations under other guarantees that it has issued, including warranties. The Company provides a warranty on its products for up to three years for labor and up to ten years for structural frames. Warranty periods for parts range from one to three years depending on the type of equipment. The accrued warranty obligation is recorded at the time of product sale based on management estimates, which are developed from historical information, and certain assumptions about future events are subject to change.

The following table sets forth the change in the liability for product warranties during the three months ended April 1, 2006.

Balance as of January 1, 2006	$2,875,000
Payments made under warranty	(808,000)
Accrual for product warranties issued	859,000

Balance as of April 1, 2006	$2,926,000

NOTE 4 - STOCK-BASED COMPENSATION

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Shared-Based Payment,” (SFAS No. 123R) which was issued in December 2004. SFAS No. 123R supersedes SFAS No. 123, “Accounting for Stock-Based Compensation,” and Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period that the employee is required to perform services in exchange for the award. SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant date fair value of the award. The Company adopted SFAS No. 123R using the modified prospective method. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. For the three months ended April 1, 2006, the Company recorded stock-based compensation expense of $29,000, consisting of expenses related to stock options ($16,000) and restricted stock to be issued to directors ($13,000).

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 4 - STOCK-BASED COMPENSATION (CONT’D)

Before the adoption of SFAS No. 123R, the Company applied APB Opinion No. 25 to account for its stock-based awards. Under APB Opinion No. 25, the Company was not required to recognize compensation expense for the cost of stock options. Had the Company adopted SFAS No. 123R during the quarter ended March 26, 2005, the impact would have been as follows.

Three Months Ended
March 26, 2005
Net income	$119,000
Add: Stock-based compensation included in net income	14,000
Deduct: Total stock-based employee compensation expense determined under the fair-value based method for all awards	(51,000)

Pro forma net income	$82,000

Basic net income per share:
As reported	$.01

Pro forma	$.01

Diluted net income per share:
As reported	$.01

Pro forma	$.01

The fair value of the Company’s stock-based awards issued to employees prior to 2006 was estimated at the date of grant using the Black-Scholes closed form option-pricing model (Black Scholes), assuming no dividends and using an expected life of seven years, volatility of 20% to 50% and a risk-free rate of 3.4% to 3.9%.

Cybex’s 2005 Omnibus Incentive Plan (“Omnibus Plan”) is designed to provide incentives that will attract and retain individuals key to the success of the Company through direct or indirect ownership of the Company’s common stock. The Omnibus Plan provides for the granting of stock options, stock appreciation rights, stock awards, performance awards and bonus stock purchase awards. The Company has reserved 1,000,000 shares of common stock for issuance pursuant to the Omnibus Plan. The terms and conditions of each award are determined by a committee of the Board of Directors of the Company. Under the Omnibus Plan, the committee may grant either qualified or nonqualified stock options with a term not to exceed ten years from the grant date and at an exercise price per share that the committee may determine (which in the case of incentive stock options may not be less than the fair market value of a share of the Company’s common stock on the date of grant). The options generally vest over a three to five year period (with some subject to cliff vesting).

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 4 - STOCK-BASED COMPENSATION (CONT’D)

A summary of the status of the Company’s stock option plans as of April 1, 2006 is presented below:

	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Term (years)	Intrinsic Value
Outstanding at January 1, 2006	766,100	$1.87
Exercised	(35,350)	2.56
Forfeited	(1,000)	1.70

Outstanding at April 1, 2006	729,750	$1.83	6.44	$3,529,000

Options exercisable at April 1, 2006	502,500	$2.06	5.92	$2,318,000

The intrinsic value of options exercised in the quarter ended April 1, 2006 was $98,000. A registration statement has been filed for the Omnibus Plan and the Company anticipates providing newly-issued shares of registered common stock upon the exercise of the options.

As of April 1, 2006, there was $98,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 1.4 years.

The Company’s 2002 Stock Retainer Plan for Nonemployee Directors (“2002 Plan”) provides that each nonemployee director will receive 50% of his annual retainer in shares of common stock of the Company. Up to 150,000 shares of common stock may be issued under the 2002 Plan. The issuance of shares as partial payment of annual retainers results in expense based on the fair market value of such shares. At April 1, 2006, there are 42,937 shares available for future issuance pursuant to the 2002 Plan. The Company recorded stock-based compensation expense of $13,000 for the quarter ended April 1, 2006 for common stock to be issued to the directors for 2006 services, which is included in accrued expenses at April 1, 2006 and will be issued in 2007. During the quarter ended April 1, 2006, the Company issued 14,344 shares of common stock to the directors, which had a fair value of $52,000, related to directors fees earned in 2005, which were included in accrued expenses at December 31, 2005.

NOTE 5 - INVENTORIES

Inventories consist of the following:

	April 1, 2006	December 31, 2005
Raw materials	$4,789,000	$4,989,000
Work in process	2,099,000	2,110,000
Finished goods	2,589,000	2,159,000

	$9,477,000	$9,258,000

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 6 - LONG-TERM DEBT

Long-term debt consists of the following:

	April 1, 2006	December 31, 2005
CIT working capital loan	$—	$1,339,000
CIT term loan	4,678,000	5,069,000
GMAC real estate term loan	5,739,000	5,860,000
GMAC equipment term loan	1,326,000	1,391,000

	11,743,000	13,659,000
Less—current portion	(2,684,000)	(3,929,000)

	$9,059,000	$9,730,000

In July 2004, the Company entered into a credit agreement with GMAC Commercial Finance, LLC (“GMAC”) (the “GMAC Credit Agreement”) and entered into an amendment of a financing agreement with The CIT Group/Business Credit, Inc. (“CIT”) (as amended, the “CIT Amended Financing Agreement”). The GMAC Credit Agreement provided for a $13,000,000 term loan, the proceeds of which were used to retire in full the $11,000,000 term loan under a prior financing agreement with Hilco Capital LP (the “Hilco Financing Agreement”), repay a $1,600,000 term loan from CIT and pay financing costs. The unamortized balance of the deferred financing costs under the Hilco Financing Agreement of approximately $340,000 was charged to expense in the third quarter of 2004 upon the repayment of the Hilco loan. The Company prepaid $3,000,000 of the GMAC term loan in September 2004 with the proceeds from its common stock private placement. On February 1, 2005, the Company entered into an amendment and restatement of the GMAC Credit Agreement that provided for a new equipment credit line pursuant to which the Company received aggregate advances of $1,654,000 to finance equipment and machinery purchases, which advances are represented by a term note. In August 2005, the Company utilized a portion of the proceeds from the sale/leaseback transaction described below to prepay $3,067,000 of the GMAC term loan. The GMAC Credit Agreement was further amended and restated in January 2006 (as amended, the “GMAC Amended Credit Agreement”) to include a $5,000,000 credit line that will be available through December 15, 2006 to finance the purchase of machinery and equipment. The GMAC loans are secured by the Company’s real estate, fixtures and equipment.

The CIT Amended Financing Agreement provided for a term loan with an original balance of $4,000,000 and working capital revolving loans of up to the lesser of $14,000,000 or an amount determined by reference to a borrowing base. In May 2005, the Company entered into an amendment to the CIT Amended Financing Agreement which increased the then outstanding term loan from $3,250,000 to $6,250,000. The CIT loans are secured by substantially all assets of the Company other than real estate, fixtures and equipment.

At April 1, 2006, there were $11,743,000 of term loans and no working capital loans outstanding. Availability under the revolving loan fluctuates daily. At April 1, 2006, there was $8,773,000 in unused availability under the working capital revolving loan.

The CIT working capital loan bears interest at rates ranging between LIBOR plus 2.5% to 3.25% or the prime rate less .25% to plus .50% based on a performance grid (7.50% at April 1, 2006). The CIT term loan bears interest at the prime rate plus 3%, with a minimum of 7% (10.75% at April 1, 2006) (prior to July 13, 2004, a $3,000,000 CIT term loan bore interest at the prime rate plus 5% with a minimum rate of

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 6 - LONG-TERM DEBT (CONT’D)

10%). The $6,250,000 CIT term loan, as amended, is due in equal quarterly principal installments of $390,625, with the balance of $1,553,125 due at maturity on June 30, 2008. Interest is payable monthly. The GMAC term loans bear interest, payable monthly, at LIBOR plus 4% or the prime rate plus 1% (prior to September 1, 2004, LIBOR plus 5% or the prime rate plus 2%) and the advances under the equipment line bear interest at LIBOR plus 3.25% or the prime rate plus 1%. The GMAC term loans are due in equal monthly principal payments of $93,000 with the balance of $3,294,000 due at maturity on August 1, 2009. Each advance under the GMAC equipment credit line will be repaid with equal principal installments payable monthly through July 2009, with any remaining unpaid principal due at maturity on August 1, 2009. The prime rate was 7.75% and LIBOR was 5.25% at April 1, 2006. The Hilco loan bore interest at the prime rate plus 11.5%, with a minimum of 15.5%.

The average outstanding working capital loan balance for the three months ended April 1, 2006 and March 26, 2005 was approximately $164,000 and $1,127,000, respectively, and the weighted average interest rate was 7.18% and 5.19%, respectively.

The GMAC Amended Credit Agreement and the CIT Amended Financing Agreement require the Company to maintain certain financial covenants including maintaining a minimum fixed charge ratio, a leverage ratio and a limitation on annual capital expenditures. The Company was in compliance with these covenants as of April 1, 2006. The CIT Amended Financing Agreement also restricts the ability of the Company to pay cash dividends. The CIT Amended Financing Agreement and the GMAC Amended Credit Agreement each contains a cross default provision to the other.

At April 1, 2006, long-term debt maturities are as follows:

2007	$2,684,000
2008	2,684,000
2009	2,675,000
2010	3,700,000

11,743,000
Less current portion of long-term debt	(2,684,000)

$9,059,000

UM Holdings Ltd. (“UM”) provided the collateral to support a $2,945,722 letter of credit in the Company’s appeal of the judgment in the litigation, Kirila et al v. Cybex International, Inc., et al (see Note 9). This letter of credit was replaced during the second quarter of 2005 by a letter of credit issued under the CIT Amended Financing Agreement. A $2,888,025 letter of credit has also been issued under the CIT Amended Financing Agreement in connection with the Company’s appeal of the judgment in the litigation, Colassi v Cybex International, Inc. (see Note 9). Letters of credit outstanding under the CIT Amended Financing Agreement reduce availability under the CIT working capital revolving loan facility.

On August 2, 2005, the Company sold its manufacturing, warehouse and office facility located in Owatonna, Minnesota for approximately $3,600,000, of which $3,067,000 was used to prepay a portion of the GMAC term loan, $123,000 was used to pay a prepayment fee in connection therewith and $400,000 was used to prepay a portion of the CIT term loan. Simultaneously with the sale of the Owatonna facility, the Company and the purchaser entered into a lease of the Owatonna facility with an initial term of five

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 6 - LONG-TERM DEBT (CONT’D)

years at a rental rate of $40,000 per month, plus operating costs. The lease contains renewal options as well as options to terminate the lease if the Company elects to relocate. Due to an option to repurchase the facility originally contained in the lease, the transaction was treated for financial accounting purposes as a financing transaction whereby payments made of $200,000 through December 2005 were recorded as interest expense. On December 23, 2005, the lease was amended to eliminate the Company’s option to repurchase the building in exchange for certain services to be provided by the landlord. Accordingly, the transaction has been accounted for as a sale/leaseback subsequent to December 23, 2005 resulting in a deferred gain of $811,000 at December 31, 2005, of which $177,000 was included in accrued expenses and $634,000 ($590,000 at April 1, 2006) was included in other long-term liabilities and is being amortized over 55 months.

On September 8, 2004, Cybex entered into two interest rate caps with a financial intermediary to lock in one-month LIBOR at a maximum of 3% for the two-year period ending September 8, 2006 related to the Company’s GMAC term debt facility and CIT working capital loan credit facility. The cost of the interest rate caps was approximately $97,000. The interest rate caps are accounted for as cash flow hedges and the cost of the interest rate caps is being amortized on a straight-line basis over two years, which approximates the period during which the individual caplets related to each forecasted interest payment expire. Changes in the fair value of the interest rate caps are recorded within accumulated other comprehensive loss. The change in the fair value of the interest rate caps was a decrease of $13,000 and an increase of $81,000 for the three months ended April 1, 2006 and March 26, 2005, respectively.

Cybex entered into a series of 13 forward contracts on February 28, 2005, with the final contract completed March 31, 2006, whereby Cybex paid a bank 140,212 British Sterling and the bank paid Cybex $265,000 each month. In February 2006, the Company entered into a series of 12 monthly forward contracts, that begin on April 1, 2006, whereby Cybex pays a bank 150,000 British Sterling and the bank pays Cybex $265,000 each month. The purpose of these transactions is to hedge the foreign currency exposure on sales made in the UK in British Sterling. Cybex UK’s sales are in British Sterling while its purchases of inventory from the Company are paid in U.S. dollars. The above transaction is not considered eligible for hedge accounting based on guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The change in fair value of the hedge resulted in a loss of $53,000 and a gain of $72,000 for the three months ended April 1, 2006 and March 26, 2005, respectively.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 7 - STOCKHOLDERS’ EQUITY

Preferred Stock:

The Company’s Board has the ability to issue, without approval by the common shareholders, up to 500,000 shares of $1 par value Preferred Stock having rights and preferences as the Board may determine in its sole discretion.

Common Stock:

On August 5, 2004, the Company consummated a private placement to accredited investors of 2,430,000 shares of common stock, at a price of $3.30 per share. The net proceeds to the Company in this offering, after commissions and offering expenses, were approximately $7,199,000. Additionally, in connection with the private placement, the Company issued to the placement agent and its affiliates warrants to purchase 25,000 shares of the Company’s common stock at an exercise price of $0.10 per share. The warrants have a term of five years.

At April 1, 2006, there are 1,944,390 shares of common stock reserved for future issuance pursuant to the exercise or issuance of stock options and warrants.

Warrants:

At April 1, 2006, warrants to purchase 189,640 and 25,000 shares of common stock at $.10 per share were outstanding and expire on July 16, 2008 and August 4, 2009, respectively.

Comprehensive Income:

Comprehensive income is the change in equity of a business enterprise from transactions and other events and circumstances from non-owner sources. Excluding net income, the components of comprehensive income are from foreign currency translation adjustments and changes in the fair value of hedging instruments.

The following summarizes the components of comprehensive income:

	Three Months Ended
	April 1, 2006	March 26, 2005
Net income	$667	$119
Other comprehensive income (loss):
Foreign currency translation adjustment	(70)	82
Change in fair value of interest rate hedge	(13)	81

Comprehensive income	$584	$282

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 8 - NET INCOME PER SHARE

The table below sets forth the reconciliation of the basic and diluted net income per share computations:

	Three Months Ended
	April 1, 2006	March 26, 2005
Shares used in computing basic net income per share	15,158,000	15,105,000
Dilutive effect of options and warrants	690,000	619,000

Shares used in computing diluted net income per share	15,848,000	15,724,000

For the three months ended March 26, 2005, options to purchase 63,000 shares of common stock at exercise prices ranging from $4.06 to $11.75 per share were outstanding but were not included in the calculation of diluted net income per share as the result would be anti-dilutive.

NOTE 9 - CONTINGENCIES

The Company is involved in certain legal actions and claims arising in the ordinary course of business. At April 1, 2006, a reserve of approximately $6,200,000 is included in accrued expenses for estimated losses related to those matters for which it is probable that a loss has been incurred.

Kirila et al v. Cybex International, Inc., et al

This action was commenced in the Court of Common Pleas of Mercer County, Pennsylvania in May 1997 against the Company, the Company’s wholly-owned subsidiary, Trotter, and certain officers, directors and affiliates of the Company. The plaintiffs include companies that sold to Trotter a strength equipment company in 1993, a principal of the corporate plaintiffs who was employed by Trotter following the acquisition, and a company that leased to Trotter a plant located in Sharpsville, Pennsylvania. The complaint, among other things, alleged wrongful closure of the Sharpsville facility, wrongful termination of the individual plaintiff’s employment and nonpayment of compensation, breach of the lease agreement and the asset purchase agreement, tortious interference with business relationships, fraud, negligent misrepresentation, unjust enrichment, breach of the covenant of good faith and fair dealing, conversion, unfair competition and violation of the Pennsylvania Wage Payment and Collection Law. The complaint also sought specific performance of the lease, the employment agreement and the indemnification provisions of the asset purchase agreement, and an unspecified amount of compensatory and punitive damages and expenses. The Company filed an answer to the complaint denying the material allegations of the complaint and denying liability and it further asserted counterclaims against the plaintiffs, including for repayment of over-allocations of expenses under the lease and certain excess incentive compensation payments that were made to the individual plaintiff.

A jury verdict was rendered in this litigation in February 2002. While the jury found in favor of the Company with respect to the majority of the plaintiffs’ claims, it also found that the Company owed certain incentive compensation payments and rent, plus interest. In December 2002, plaintiff Kirila Realty and the Company agreed to enter judgment in favor of Kirila Realty for $48,750 on the claims related to lease issues. Such amount represented the approximate $38,000 jury verdict together with an agreed amount of interest due and was paid by the Company in 2002.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

NOTE 9 - CONTINGENCIES (CONT’D)

In March 2004, a $2,452,783 judgment was entered with respect to the incentive compensation portion of the jury verdict. This judgment was composed of the original jury verdict amount of $872,000, prejudgment interest on the judgment of $369,000, a statutory penalty under the Pennsylvania Wage Payment and Collection Law of $218,000 and attorneys’ fees of $993,783. Cybex filed an appeal of this judgment, which required that Cybex post a letter of credit for $2,945,722 (see Note 6). In January 2006, the Superior Court of Pennsylvania affirmed the judgment, and Cybex has filed a petition for Allowance of Appeal with the Pennsylvania Supreme Court. The ultimate resolution of this matter could be material to the Company’s financial position, results of operations and cash flows; however, management believes that the recorded reserve is adequate.

Colassi v. Cybex International, Inc.

This action was filed in the United States District Court for the District of Massachusetts. The plaintiff alleged that certain of the Company’s treadmill products infringed a patent allegedly owned by the plaintiff. The plaintiff sought injunctive relief and monetary damages. The Company filed an answer to the complaint denying the material allegations of the complaint and asserting counterclaims. A jury verdict was rendered in this litigation in August 2005. The jury determined that the deck system of certain of the Company’s treadmill products infringes plaintiff’s patent and awarded $2,700,000 in damages and interest. A six-month stay of a permanent injunction against sale of these treadmill products was entered in September 2005, and the Company has instituted a redesign of its deck system. The Company has filed an appeal of the judgment entered by the trial court on the jury verdict, which required that Cybex post a letter of credit for $2,888,025 (see Note 6). The ultimate resolution of this matter could be material to the Company’s financial position, results of operations and cash flows; however, management believes that the recorded reserve is adequate.

Free Motion Fitness v. Cybex International, Inc.

In December 2001, Free Motion Fitness (f.k.a. Ground Zero Design Corporation) filed in the United States District Court for the District of Utah an action for patent infringement against the Company alleging that the Company’s FT360 Functional Trainer infringed plaintiff’s patent. The Company filed an answer denying the material allegations of the complaint and including claims which management believes could invalidate the Free Motion Fitness patent; the Company also filed a counterclaim against Free Motion Fitness seeking damages. In September 2003, this case was combined with a separate matter also in the United States District Court, District of Utah in which Free Motion Fitness had sued the Nautilus Group for infringement of the same patent at issue in the Cybex case. In May 2004, the Court ruled in favor of the Company’s motion for summary judgment, dismissing all of the claims of the plaintiff against the Company and Nautilus and also dismissing the Company’s counterclaims against the plaintiff. The plaintiff appealed the grant of summary judgment and in September 2005, the Court of Appeals for the Federal Circuit reversed the lower court ruling, with the result that this case has been returned to the trial court level.

Other Litigation and Contingencies

The Company is involved in certain other legal actions, contingencies and claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or results of operations. Legal fees related to those matters are charged to expense as incurred.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cybex International, Inc.:

We have audited the consolidated financial statements of Cybex International, Inc. and subsidiaries (the Company) as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cybex International, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/    KPMG LLP

Philadelphia, Pennsylvania

February 8, 2006

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2005	2004

ASSETS
Current Assets:
Cash	$807	$1,826
Accounts receivable, net of allowance of $689 and $887	18,320	15,891
Inventories	9,258	8,014
Prepaid expenses and other	2,707	1,684

Total current assets	31,092	27,415
Property, plant and equipment, net	12,124	13,544
Goodwill	11,247	11,247
Other assets	1,209	2,280

	$55,672	$54,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$3,929	$9,116
Current portion of capital leases	481	408
Accounts payable	5,918	5,377
Accrued expenses	16,286	9,196

Total current liabilities	26,614	24,097
Long-term debt	9,730	11,489
Capital leases	332	648
Accrued warranty obligation	510	627
Other liabilities	2,298	1,839

Total liabilities	39,484	38,700

Commitments and contingencies (Notes 11 and 12)
Stockholders’ Equity:
Common stock, $.10 par value, 30,000 shares authorized, 15,340 and 15,303 shares issued	1,534	1,530
Additional paid-in capital	57,565	57,464
Treasury stock, at cost (209 shares)	(2,251)	(2,251)
Accumulated deficit	(40,530)	(40,591)
Accumulated other comprehensive loss	(130)	(366)

Total stockholders’ equity	16,188	15,786

	$55,672	$54,486

The accompanying notes are an integral part of these statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003

Net sales	$114,646	$103,421	$90,480
Cost of sales	73,169	65,640	59,321

Gross profit	41,477	37,781	31,159
Selling, general and administrative expenses	33,525	30,510	29,019
Litigation charges	4,605	—	—
Bad debt expense	383	390	348

Total operating expenses	38,513	30,900	29,367

Operating income	2,964	6,881	1,792
Interest income	5	14	12
Interest expense	(2,657)	(3,539)	(3,643)
Other income, net	—	—	27

Income (loss) before income taxes	312	3,356	(1,812)
Income tax provision (benefit)	251	131	(51)

Net income (loss)	61	3,225	(1,761)
Preferred stock dividends	—	(276)	(244)

Net income (loss) attributable to common stockholders	$61	$2,949	$(2,005)

Basic net income (loss) per share	$.00	$.26	$(.23)

Diluted net income (loss) per share	$.00	$.24	$(.23)

The accompanying notes are an integral part of these statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND OTHER COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Common Stock		Preferred Stock		Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, January 1, 2003	9,044	$904	—	$—	$45,296	$(2,257)	$(41,533)	$(5)	$2,405
Issuance of preferred stock	—	—	33	4,900	—	—	—	—	4,900
Common stock issued to Directors	33	3	—	—	36	6	—	—	45
Issuance of warrants	—	—	—	—	268	—	—	—	268
Forgiveness of related party payable	—	—	—	—	252	—	—	—	252
Comprehensive loss:
Reclassification adjustment	—	—	—	—	—	—	—	81	81
Cumulative translation adjustment	—	—	—	—	—	—	—	(172)	(172)
Net loss	—	—	—	—	—	—	(1,761)	—	(1,761)

Comprehensive loss									(1,852)

Balance, December 31, 2003	9,077	907	33	4,900	45,852	(2,251)	(43,294)	(96)	6,018
Conversion of preferred stock to common	3,289	329	(33)	(4,900)	4,571	—	—	—	—
Issuance of common stock	2,430	243	—	—	6,956	—	—	—	7,199
Exercise of warrants/options	470	47	—	—	(40)	—	—	—	7
Dividend paid to related party	—	—	—	—	—	—	(522)	—	(522)
Common stock issued to Directors	37	4	—	—	125	—	—	—	129
Comprehensive income:
Cumulative translation adjustment	—	—	—	—	—	—	—	(270)	(270)
Net income	—	—	—	—	—	—	3,225	—	3,225

Comprehensive income									2,955

Balance, December 31, 2004	15,303	1,530	—	—	57,464	(2,251)	(40,591)	(366)	15,786
Exercise of options	17	2	—	—	23	—	—	—	25
Common stock issued to Directors and management	20	2	—	—	78	—	—	—	80
Comprehensive income:
Cumulative translation adjustment	—	—	—	—	—	—	—	133	133
Change in fair value of hedge	—	—	—	—	—	—	—	103	103
Net income	—	—	—	—	—	—	61	—	61

Comprehensive income									297

Balance, December 31, 2005	15,340	$1,534	—	$—	$57,565	$(2,251)	$(40,530)	$(130)	$16,188

The accompanying notes are an integral part of these statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2005	2004	2003

OPERATING ACTIVITIES:
Net income (loss)	$61	$3,225	$(1,761)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,412	3,704	3,710
Amortization of deferred financing costs	560	1,021	710
Stock-based compensation	55	129	45
Provisions for losses on accounts receivables	383	390	348
Change in fair value of foreign currency contract	(72)	—	—
Change in fair value of hedging instruments	—	—	(27)
Increase to litigation reserve	4,605	—	—
Changes in operating assets and liabilities:
Accounts receivable	(2,812)	(2,526)	(475)
Inventories	(1,244)	(104)	579
Prepaid expenses and other	(430)	1,193	(47)
Accounts payable, accrued liabilities and other liabilities	2,680	(2,580)	(2,287)

NET CASH PROVIDED BY OPERATING ACTIVITIES	7,198	4,452	795

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,220)	(2,147)	(572)
Proceeds from disposition of building	3,488	—	—
Deposits related to equipment purchases	—	(625)	(253)

NET CASH USED IN INVESTING ACTIVITIES	(732)	(2,772)	(825)

FINANCING ACTIVITIES:
Repayments of term loans	(5,496)	(19,088)	(17,809)
Repayments of revolving loans	(115,225)	(105,710)	(43,976)
Borrowings under revolving loans	109,121	103,317	44,861
Borrowings under term loans	4,654	15,000	16,000
Deferred financing costs	(17)	(303)	(2,023)
Proceeds from issuance of common stock, net of costs	—	7,199	—
Proceeds from exercise of stock options	25	7	—
Dividends paid to related party	—	(522)	—
Principal payments on capital leases	(547)	(503)	(390)
Proceeds from related party loans	—	—	3,900

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(7,485)	(603)	563

NET INCREASE (DECREASE) IN CASH	(1,019)	1,077	533
CASH, beginning of year	1,826	749	216

CASH, end of year	$807	$1,826	$749

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Cash paid for interest	$1,542	$2,349	$2,701
Cash paid for income taxes	223	39	15
Issuance of warrants to bank	—	—	268
Conversion of related party loans to preferred stock	—	—	4,900
Capital leases	304	536	1,010
Forgiveness of payable to related party	—	—	252
Conversion of preferred stock to common stock	—	4,900	—

The accompanying notes are an integral part of these statements.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1 - BACKGROUND

Cybex International, Inc. (the “Company” or “Cybex”), a New York corporation, is a manufacturer of exercise equipment and develops, manufactures and markets strength and cardiovascular fitness equipment products for the commercial and, to a lesser extent, consumer markets. Currently, most of the Company’s products are sold under the brand name “Cybex.” The Company operates in one business segment.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for doubtful accounts, inventory reserve, warranty reserve, reserves for legal and product liability matters, recoverability of goodwill and valuation of deferred tax assets are the items that are most susceptible to estimates.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents at December 31, 2005 or 2004.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Management determines the allowance based on historical write-off experience and a specific review of past due balances over a specified amount. Management reviews the Company’s allowance for doubtful accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories are valued at the lower of cost (first in, first out) or market. Cost includes materials, labor and manufacturing overhead.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Betterments and improvements are capitalized while repairs and maintenance costs are charged to expense as incurred. Depreciation is recorded using the straight-line method based on estimated useful lives for financial reporting purposes and various prescribed methods for tax purposes. The estimated useful lives for financial reporting purposes are 25 years for buildings and improvements and three to ten years for equipment and furniture.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (CONT’D)

Internal Use Software Costs

Under the provisions of AICPA Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” the Company capitalizes certain costs associated with software for internal use. Capitalization of qualified costs incurred during the application development stage begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. Capitalized costs include hardware, software and services and payroll and payroll-related expenses for employees who were directly associated with developing and implementing internal use software primarily associated with the Company’s Enterprise Resource Planning system. Such costs are included within property, plant and equipment and are being amortized over seven years. As of December 31, 2005 and 2004, the net carrying value of internal use software was $1,808,000 and $1,677,000, respectively. In 2005, the Company capitalized $70,000 in payroll and payroll related expenses relating to internal use software. No such costs were capitalized during the years ended December 31, 2004 and 2003.

Impairment of Long-Lived Assets

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and, accordingly, long-lived assets, including property, plant and equipment and amortizable intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the assets to the undiscounted cash flows estimated to be generated by those assets. All long-lived assets are accounted for as entity level assets under SFAS No. 144 because there are no asset groups with identifiable cash flows that are largely independent of the cash flows of other assets. If a write down was necessary, an impairment charge would be recognized equal to the amount by which the carrying amount of the assets exceeds their fair value, as determined based upon quoted market prices or discounted cash flows. Management believes that no long-lived assets were impaired as of December 31, 2005 and 2004.

Goodwill

Goodwill represents the excess of costs over the fair value of the net assets of businesses acquired. The Company follows the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets.” Pursuant to SFAS No. 142, goodwill is not amortized, but instead is tested annually for impairment, or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount, such as a significant adverse change in business climate, unanticipated competition or a loss of key personnel. The Company operates in one reporting unit. To the extent that the carrying amount of the reporting unit exceeds the fair value of the reporting unit, management would be required to perform the second step of the impairment test. Under the second step of the impairment test, management would compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill. The implied fair value of goodwill would be determined by allocating the fair value of the reporting unit to all of the assets and liabilities (recognized and unrecognized) of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, “Business Combinations.” The residual fair value after this allocation would be the implied fair value of the reporting unit goodwill. Management determines the fair value of its reporting unit based on an average of (i) a discounted cash flow analysis; (ii) private sale comparables; and (iii) market capitalization, as adjusted for a control premium. Management determined that goodwill is not impaired at December 31, 2005 and 2004.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (CONT’D)

Accrued Warranty Obligations

All products are warranted for up to three years for labor and up to ten years for structural frames. Warranty periods for parts range from one to three years depending on the part and the type of equipment. Warranty expense was $3,048,000, $2,512,000 and $2,793,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The accrued warranty obligation is recorded at the time of product sale based on management estimates, which are developed from historical information and certain assumptions about future events and are subject to change.

The following table sets forth the changes in the liability for product warranties for the years ended December 31, 2005 and 2004:

	Year Ended December 31,
	2005	2004
Balance as of January 1	$2,235,000	$1,759,000
Payments made under warranty	(2,408,000)	(2,036,000)
Accrual for product warranties issued	3,048,000	2,512,000

Balance as of December 31	$2,875,000	$2,235,000

Derivatives

The Company follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” to account for derivatives.

At December 31, 2005, derivative instruments include two interest rate caps, which are both considered cash flow hedges in accordance with SFAS No. 133. Also, derivative instruments include 13 forward contracts, of which three remain outstanding at December 31, 2005, that hedge the foreign currency exposure of sales made in the UK in British Sterling. The forward contracts are not considered eligible for hedge accounting in accordance with SFAS No. 133 (see Note 7).

Translation of Foreign Currencies

Assets and liabilities of the Company’s foreign subsidiary, whose functional currency is their local currency, is translated at year-end exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. The adjustment resulting from translating the financial statements of such foreign subsidiary is reflected in accumulated other comprehensive loss within stockholders’ equity.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, capital leases and long-term debt. The carrying values of cash, accounts receivable and accounts payable are considered to be representative of their respective fair values because of the short maturity of these instruments. Based on the terms of the Company’s debt instruments (including the capital leases) that are outstanding as of December 31, 2005, the carrying values are considered to approximate their respective fair values. See Note 7 for the terms and carrying values of the Company’s various debt instruments.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (CONT’D)

Revenue Recognition

Revenue is recorded when products are shipped and the Company has no significant remaining obligations, persuasive evidence of an arrangement exists, the price to the buyer is fixed or determinable, and collectibility is probable. The Company does not offer its customers a right of return, price protection or inventory rotation programs. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company classifies amounts billed to customers for shipping and handling as sales. Direct shipping and handling costs are classified as cost of sales. Internal salaries and overhead related to shipping and handling are classified as selling, general and administrative expense.

Concentration of Risk, Geographic Segment Data and Enterprise-Wide Disclosures

More than half of the Company’s net sales are through specialty fitness dealers and distributors. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Sales to one customer in 2005, 2004 and 2003 were 15.4%, 15.9% and 10.7% of net sales, respectively. No other single customer accounted for more than 10% of the Company’s net sales in any of those years.

There was no single geographic area of significant concentration other than the U.S. Sales outside of North America accounted for approximately 29%, 29% and 28% of total net sales for the years ended December 31, 2005, 2004 and 2003, respectively. Long-lived assets located in foreign countries totaled $92,000 and $103,000 at December 31, 2005 and 2004, respectively.

The Company single sources its stepper products and certain raw materials and component parts, including drive motors, belts, running decks, molded plastic components and electronics, where it believes that sole sourcing is beneficial for reasons such as quality control and reliability of the vendor or cost. The Company attempts to reduce the risk of sole source suppliers by maintaining varying levels of inventory. However, the loss of a significant supplier, or delays or disruptions in the delivery of components or materials, or increases in material costs, could have a material adverse effect on the Company’s operations.

The following table summarizes net sales over the past three years (in millions):

	Year Ended December 31,
	2005	2004	2003
Cardiovascular products	$62.3	$48.7	$38.7
Strength systems	41.1	43.6	41.0
Parts	5.7	6.3	6.7
Freight and other revenue	5.5	4.8	4.1

	$114.6	$103.4	$90.5

Advertising Costs

The Company charges advertising costs to expense as incurred. For the years ended December 31, 2005, 2004 and 2003, advertising expense was $2,142,000, $1,556,000 and $1,472,000, respectively, and is included in selling, general and administrative expenses.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (CONT’D)

Research and Development Costs

Research and development costs are charged to expense as incurred. Such costs were $3,982,000, $3,172,000 and $2,669,000 for the years ended December 31, 2005, 2004 and 2003, respectively, and are included in selling, general and administrative expenses.

Income Taxes

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carryforwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

Net Income (Loss) per Common Share

The table below sets forth the reconciliation of the basic and diluted income (loss) per share computations:

	Year Ended December 31,
	2005	2004	2003
Net income (loss) attributable to common stockholders	$61,000	$2,949,000	$(2,005,000)

Shares used in computing basic net income (loss) per share	15,122,000	11,359,000	8,831,000
Dilutive effect of options and warrants	586,000	708,000	—
Dilutive effect of preferred stock	—	288,000	—

Shares used in computing diluted net income (loss) per share	15,708,000	12,355,000	8,831,000

For purposes of presenting diluted net income per share in 2004, the Company assumed the conversion of the convertible preferred stock as of the earliest possible conversion date, which was June 30, 2004.

For the years ended December 31, 2005, 2004 and 2003, options to purchase 62,000, 73,000 and 336,500 shares of common stock at exercise prices ranging from $3.70 to $4.32, $3.70 to $11.75, and $1.30 to $11.75 per share were outstanding, respectively, but were not included in the computation of diluted net income (loss) per share as the result would be anti-dilutive.

Stock-Based Compensation

In December 2002, SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” was issued. SFAS No. 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair-value based

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (CONT’D)

method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 related to the disclosure about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 123, as amended by SFAS No. 148, permits companies to (i) recognize as expense the fair value of stock-based awards, or (ii) continue to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, and provide pro forma net income (loss) and net income (loss) per share disclosures for stock based compensation as if the fair-value based method defined in SFAS No. 123 had been applied. Through 2005, the Company has applied the provisions of APB Opinion No. 25 and provides the pro forma disclosures for its stock option plans in accordance with the provisions of SFAS No. 123 and SFAS No. 148, as follows:

	Year Ended December 31,
	2005	2004	2003
Net income (loss) attributable to common stockholders:
As reported	$61,000	$2,949,000	$(2,005,000)
Add: Stock-based compensation included in net income (loss)	55,000	129,000	45,000
Deduct: Total stock-based employee compensation expense determined under the fair-value based method for all awards	(358,000)	(246,000)	(140,000)

Pro forma net income (loss) attributable to common stockholders	$(242,000)	$2,832,000	$(2,100,000)

Basic net income (loss) per share:
As reported	$.00	$.26	$(.23)

Pro forma	$(.02)	$.25	$(.24)

Diluted net income (loss) per share:
As reported	$.00	$.24	$(.23)

Pro forma	$(.02)	$.23	$(.24)

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payments” (SFAS No. 123R), which replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period beginning after June 15, 2005 (fiscal 2006 for the Company). The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation costs and the transition method to be used at the date of adoption. The transition methods include the modified prospective and modified retrospective methods. The Company plans to use the modified prospective method, which requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R. The Company is evaluating the requirements of SFAS No. 123R and expects that the adoption of SFAS No. 123R will result in an estimated charge of $67,000 for 2006, $43,000 for 2007 and $4,000 for 2008 relating to options issued prior to the date of

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (CONT’D)

adoption of SFAS No. 123R. The Company’s assessment of estimated compensation charges relating to options issued prior to the date of adoption of SFAS No. 123R is affected by forfeitures and modifications, if any. Stock-based compensation in 2006 will also be affected by any grants in 2006.

The weighted average fair value of each stock option granted during the years ended December 31, 2004 and 2003 was $.81 and $.40, respectively. No grants were issued in 2005. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2004	2003
Risk free interest rate	3.9%	3.4%
Expected dividend yield	—	—
Expected life	7 years	7 years
Expected volatility	50%	20%

Reclassifications

Certain reclassifications to prior period amounts have been made to conform to the current presentation.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 151, “Inventory Costs,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under SFAS No. 151, such items will be recognized as current period charges. In addition, SFAS No. 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for the Company for inventory costs incurred on or after January 1, 2006. The Company does not expect the implementation of SFAS No. 151 to have a material impact on its consolidated results of operations and financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” which eliminates an exception in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for the Company for nonmonetary asset exchanges occurring on or after January 1, 2006.

NOTE 3 - INVENTORIES

Inventories consist of the following:

	December 31,
	2005	2004
Raw materials	$4,989,000	$3,703,000
Work in process	2,110,000	2,080,000
Finished goods	2,159,000	2,231,000

	$9,258,000	$8,014,000

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31,
	2005	2004
Land, building and improvements	$5,554,000	$10,884,000
Equipment, computers, software and furniture	26,816,000	26,326,000

	32,370,000	37,210,000
Less-accumulated depreciation	(20,246,000)	(23,666,000)

	$12,124,000	$13,544,000

Depreciation expense was $3,275,000, $3,567,000 and $3,572,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 5 - OTHER ASSETS

Other assets consist of the following:

	December 31,
	2005	2004
Deferred financing costs, net	$439,000	$970,000
Other amortizable intangibles, net	71,000	208,000
Other assets	699,000	1,102,000

	$1,209,000	$2,280,000

Amortization expense of other intangibles was $137,000, $137,000 and $138,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The remaining balance of other amortizable intangibles of $71,000 at December 31, 2005 will be amortized in 2006.

In connection with the financings described in Note 7, the Company incurred debt issuance costs consisting of brokerage fees, warrants and legal fees, which are included within other assets at December 31, 2005, net of accumulated amortization. The Company is amortizing these costs on a straight-line basis, which approximates the effective interest rate method, over the term of the related debt. The unamortized balance of the deferred financing costs under the Hilco Financing Agreement of approximately $340,000 was charged to expense in the third quarter of 2004 upon the repayment of the Hilco loan (see Note 7). Amortization expense related to all deferred financing costs was $560,000, $1,021,000 and $710,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 6 - ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31,
	2005	2004
Current portion of warranty reserves	$2,365,000	$1,608,000
Self insurance reserves	1,769,000	1,815,000
Litigation reserve and professional fees	6,488,000	2,072,000
Payroll related and other	5,664,000	3,701,000

	$16,286,000	$9,196,000

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7 - LONG-TERM DEBT, RELATED PARTY LOAN AND DERIVATIVES

Long-Term Debt

Long-term debt consists of the following:

	December 31,
	2005	2004
CIT working capital loan	$1,339,000	$7,443,000
CIT term loan	5,069,000	3,500,000
GMAC real estate term loan	5,860,000	9,662,000
GMAC equipment term loan	1,391,000	—

	13,659,000	20,605,000
Less — current portion	(3,929,000)	(9,116,000)

	$9,730,000	$11,489,000

On July 16, 2003, the Company entered into a financing agreement with The CIT Group/Business Credit, Inc. (“CIT”) (the “CIT Financing Agreement”) and a financing agreement with Hilco Capital LP (“Hilco”) (the “Hilco Financing Agreement”). The CIT Financing Agreement provided for term loans of $5,000,000 and working capital revolving loans of up to the lesser of $14,000,000 or an amount determined by reference to a borrowing base. The Hilco Financing Agreement provided for a mortgage loan of $11,000,000. Both the CIT loans and the Hilco loan were secured by substantially all of the assets of the Company plus a letter of credit in the amount of $1,500,000. The proceeds of the CIT and Hilco Financing Agreements were used to repay, in full, all outstanding borrowings under a prior bank agreement.

In July 2004, the Company entered into a credit agreement with GMAC Commercial Finance, LLC (“GMAC”) (the “GMAC Credit Agreement”) and entered into an amendment of the CIT Financing Agreement with CIT (as amended, the “CIT Amended Financing Agreement”). The GMAC Credit Agreement provided for a $13,000,000 term loan, the proceeds of which were used to retire in full the $11,000,000 term loan under a financing agreement with Hilco Capital LP (“Hilco”), repay a $1,600,000 term loan from CIT and pay financing costs. The unamortized balance of the deferred financing costs under the Hilco Financing Agreement of approximately $340,000 was charged to expense in the third quarter of 2004 upon the repayment of the Hilco loan. The Company prepaid $3,000,000 of the GMAC term loan in September 2004 with the proceeds from its common stock private placement. On February 1, 2005, the Company entered into an amendment and restatement of the GMAC Credit Agreement that provided for a new equipment credit line, pursuant to which the Company received aggregate advances of $1,654,000 to finance equipment and machinery purchases, which advances are represented by a term note. In August 2005, the Company utilized a portion of the proceeds from the sale/leaseback transaction described below to prepay $3,067,000 of the GMAC term loan. The GMAC Credit Agreement was further amended and restated in January 2006 (as amended, the “GMAC Amended Credit Agreement”) to include a $5,000,000 credit line that will be available to December 15, 2006 to finance machinery and equipment. The GMAC loans are secured by the Company’s real estate, fixtures and equipment.

The CIT Amended Financing Agreement provided for a term loan with an original balance of $4,000,000 and working capital revolving loans of up to the lesser of $14,000,000 or an amount determined by reference to a borrowing base. In May 2005, the Company entered into an amendment to the CIT Amended Financing Agreement which increased the outstanding term loan from $3,250,000 to $6,250,000. The CIT loans are secured by substantially all assets of the Company other than real estate, fixtures and equipment.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7 - LONG-TERM DEBT, RELATED PARTY LOAN AND DERIVATIVES  (CONT’D)

At December 31, 2005, there was outstanding $1,339,000 in working capital loans and $12,320,000 of term loans. Availability under the revolving loan fluctuates daily. At December 31, 2005, there was $7,453,000 in unused availability under the working capital revolving loan.

The CIT working capital loan bears interest at rates ranging between LIBOR plus 2.5% to 3.25% or the prime rate less .25% to plus .50% based on a performance grid (7% at December 31, 2005). The CIT term loan bears interest at the prime rate plus 3%, with a minimum of 7% (10% at December 31, 2005) (prior to July 13, 2004, a $3,000,000 CIT term loan bore interest at the prime rate plus 5% with a minimum rate of 10%). The $6,250,000 CIT term loan, as amended, is due in equal quarterly principal installments of $390,625, with the balance of $1,553,125 due at maturity on June 30, 2008. Interest is payable monthly. The GMAC term loans bear interest, payable monthly, at LIBOR plus 4% or the prime rate plus 1% (prior to September 1, 2004, LIBOR plus 5% or the prime rate plus 2%) and the advances under the equipment line bear interest at LIBOR plus 3.25% or the prime rate plus 1%. The GMAC term loans are due in equal monthly principal payments of $93,000 with the balance of $3,294,000 due at maturity on August 1, 2009. Each advance under the GMAC equipment credit line will be retired with equal principal installments payable monthly through July 2009, with any remaining unpaid principal due at maturity on August 1, 2009. The prime rate was 7% and LIBOR was 4.8% at December 31, 2005. The Hilco loan bore interest at the prime rate plus 11.5%, with a minimum of 15.5%.

The average outstanding working capital loan balance during 2005 and 2004 was approximately $2,211,000 and $7,658,000, respectively, and the weighted average interest rate in 2005 and 2004 was 5.94% and 4.40%, respectively. Interest expense on the working capital loan was $188,000 and $395,000 for the years ended December 31, 2005 and 2004, respectively. Interest expense on the CIT term loans was $453,000 and $319,000 for the years ended December 31, 2005 and 2004, respectively. Interest expense on the GMAC term loans was $688,000 and $333,000 for the years ended December 31, 2005 and 2004, respectively. The average outstanding balance under the prior credit facility in 2003 was $7,723,000 and the weighted average interest rate was 6.25%. Interest expense on the revolver and term loans under the prior credit facility was $257,000 and $753,000, respectively, for the year ended December 31, 2003.

The GMAC Amended Credit Agreement and the CIT Amended Financing Agreement require the Company to maintain certain financial covenants including maintaining a minimum fixed charge ratio, a leverage ratio and a limitation on annual capital expenditures. The Company was in compliance with these covenants as of December 31, 2005. The CIT Amended Financing Agreement also restricts the ability of the Company to pay cash dividends. The CIT Amended Financing Agreement and the GMAC Amended Credit Agreement each contains a cross default provision to the other.

At December 31, 2005, long-term debt maturities are as follows:

2006	$3,929,000
2007	2,684,000
2008	3,065,000
2009	3,981,000

13,659,000
Less current portion of long-term debt	(3,929,000)

$9,730,000

On August 2, 2005, the Company sold its manufacturing, warehouse and office facility located in Owatonna, Minnesota for approximately $3,600,000, of which $3,067,000 was used to prepay a portion of

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7 - LONG-TERM DEBT, RELATED PARTY LOAN AND DERIVATIVES  (CONT’D)

the GMAC term loan, $123,000 was used to pay a prepayment fee in connection therewith and $400,000 was used to prepay a portion of the CIT term loan. Simultaneously with the sale of the Owatonna facility, the Company and the purchaser entered into a lease of the Owatonna facility with an initial term of five years at a rental rate of $40,000 per month, plus operating costs. The lease contains renewal options as well as options to terminate the lease if the Company elects to relocate. Due to an option to repurchase the facility contained in the original lease, the transaction was treated for financial accounting purposes as a financing transaction whereby payments made of $200,000 through December 2005 were recorded as interest expense. On December 23, 2005, the lease was amended to eliminate the Company’s option to repurchase the building in exchange for certain services to be provided by the landlord. Accordingly, the transaction has been accounted for as a sale/leaseback subsequent to December 23, 2005 resulting in a deferred gain of $811,000 at December 31, 2005, of which $177,000 is included in accrued expenses and $634,000 is included in other long-term liabilities and will be amortized over 55 months.

Related Party Loan

During 2003 and 2002, UM Holdings Ltd. (“UM”), a principal stockholder of the Company, lent to the Company, on a subordinated basis, $4,900,000. On July 16, 2003, as part of the 2003 refinancing of the Company’s prior bank facility, $4,900,000 of subordinated notes held by UM were cancelled and converted into 32,886 shares of a newly created class of preferred stock, the Series B Convertible Cumulative Preferred Stock (the “Preferred Stock”). On August 2, 2004, UM exercised its right, in accordance with the terms of the Preferred Stock, to convert the outstanding shares of Preferred Stock into 3,288,600 shares of common stock. The Preferred Stock accrued cumulative dividends at the rate of $14.90, or 10% of the issuance price, per share per year when and if declared by the Board of Directors. The Company paid to UM accrued dividends of $522,000 and interest of $353,000 at the time of conversion of the Preferred Stock into common stock.

UM provided the collateral to support a $2,945,722 letter of credit in the Company’s appeal of the judgment in the litigation, Kirila et al v. Cybex International, Inc., et al (see Note 12). This letter of credit was replaced during the second quarter of 2005 by a letter of credit issued under the CIT Amended Financing Agreement. A $2,888,025 letter of credit has also been issued under the CIT Amended Financing Agreement in connection with the Company’s appeal of the judgment in the litigation, Colassi v. Cybex International, Inc. (see Note 12). Letters of credit outstanding under the CIT Amended Financing Agreement reduce availability under the CIT working capital revolving loan facility.

Derivatives

On September 8, 2004, Cybex entered into two interest rate caps with a financial intermediary to lock in one-month LIBOR at a maximum of 3% for the two-year period ending September 8, 2006 related to the Company’s GMAC term debt facility and CIT working capital revolving credit facility. The cost of the interest rate caps was approximately $97,000. The interest rate caps are accounted for as cash flow hedges and the cost of the interest rate caps is being amortized on a straight-line basis over two years, which approximates the period during which the individual caplets related to each forecasted interest payment expire. Changes in the fair value of the interest rate caps are recorded within accumulated other comprehensive loss. For the year ended December 31, 2005, the change in fair value of the interest rate caps was an increase of $103,000. At December 31, 2004, the change in the fair value of the interest rate caps was not materially different than their amortized cost.

Cybex entered into a series of 13 forward contracts on February 28, 2005, of which three remain outstanding at December 31, 2005, whereby Cybex pays a bank 140,212 British Sterling and a bank pays

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 7 - LONG-TERM DEBT, RELATED PARTY LOAN AND DERIVATIVES  (CONT’D)

Cybex $265,000 each month. In February 2006, the Company entered into a series of 12 monthly forward contracts, that begin on April 1, 2006, whereby Cybex pays a bank 150,000 British Sterling and a bank pays Cybex $265,000 each month. The purpose of these transactions is to hedge the foreign currency exposure on sales made in the UK in British Sterling. Cybex UK’s sales are in British Sterling while its purchases of inventory from the Company are paid in U.S. dollars. The above transaction is not considered eligible for hedge accounting based on guidance in SFAS No. 133, as amended. The change in fair value of the hedge resulted in a gain of $72,000 for the year ended December 31, 2005.

NOTE 8 - STOCKHOLDERS’ EQUITY

Preferred Stock

The Company’s Board has the ability to issue, without approval by the common stockholders, up to 500,000 shares of Preferred Stock having rights and preferences as the Board may determine in its sole discretion.

Common Stock

On August 2, 2004, the Company issued 3,288,600 shares of common stock upon exercise by the holder of the Company’s Preferred Stock of its rights to convert all such outstanding preferred shares into common stock.

On August 5, 2004 the Company consummated a private placement to accredited investors of 2,430,000 shares of common stock, at a price of $3.30 per share. The net proceeds to the Company in this offering, after commissions and offering expenses, were approximately $7,199,000. Additionally, in connection with the private placement, the Company issued to the placement agent and its affiliates warrants to purchase 25,000 shares of the Company’s common stock at an exercise price of $.10 per share. The warrants have a term of five years.

At December 31, 2005, there are 1,980,740 shares of common stock reserved for future issuance pursuant to the exercise or issuance of stock options and warrants.

Warrants

On September 20, 2004, a warrant holder exercised in full its warrant to purchase 335,816 shares of the common stock of the Company. Pursuant to the net exercise provisions of this warrant, the Company issued 214,058 shares of its common stock to the warrant holder. This warrant was issued in connection with an earlier debt arrangement in 2001 and 2002.

On October 21, 2004, a warrant holder exercised in full its warrant to purchase 191,898 shares of common stock of the Company. Pursuant to the net exercise provisions of this warrant, the Company issued 133,217 shares of its common stock to the warrant holder. This warrant was issued in connection with an earlier debt arrangement in 2001 and 2002.

On October 28, 2004, a warrant holder exercised in full its warrant to purchase 176,619 shares of the common stock of the Company. Pursuant to the net exercise provisions of this warrant, the Company issued to the warrant holder 119,302 shares of its common stock. This warrant was issued in connection with a debt arrangement in 2003.

At December 31, 2005, warrants to purchase 189,640 and 25,000 shares of common stock at $.10 per share are outstanding and expire on July 16, 2008 and August 4, 2009, respectively.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8 - STOCKHOLDERS’ EQUITY  (CONT’D)

Stock Options

2005 Omnibus Incentive Plan

Cybex’s 2005 Omnibus Incentive Plan (“Omnibus Plan”) is designed to provide incentives that will attract and retain individuals key to the success of the Company through direct or indirect ownership of the Company’s common stock. The Omnibus Plan provides for the granting of stock options, stock appreciation rights, stock awards, performance awards and bonus stock purchase awards. The Company has reserved 1,000,000 shares of common stock for issuance pursuant to the Omnibus Plan. The terms and conditions of each award are determined by a committee of the Board of Directors of the Company. Under the Omnibus Plan, the committee may grant either qualified or nonqualified stock options with a term not to exceed ten years from the grant date and at an exercise price per share that the committee may determine (which in the case of incentive stock options may not be less than the fair market value of a share of the Company’s common stock on the date of grant).

1995 Omnibus Incentive Plan

The terms and conditions of grants of stock options under the 1995 Omnibus Incentive Plan were determined by a committee of the Board of Directors. Options outstanding under this Plan were granted at exercise prices which were not less than the fair market value of a share of the Company’s common stock on the date of grant and were generally exercisable over a period not to exceed ten years from the original date of grant. No future grant may be made under this plan.

1987 Stock Option Plan

The terms and conditions of grants of stock options under the 1987 Stock Option Plan were determined by a committee of the Board of Directors. Options outstanding under this plan were granted at exercise prices which were not less than the fair market value of a share of the Company’s common stock on the date of grant and were generally exercisable over a period not to exceed ten years from the original date of grant. No future grants may be made under this plan.

Information with respect to options under the Company’s plans is as follows:

	Number of Shares	Range of Exercise Price	Weighted Average Exercise Price
Outstanding at December 31, 2002	325,500	$1.30-11.75	$2.29
Granted	25,000	1.30	1.30
Forfeited	(14,000)	1.51-4.06	2.48

Outstanding at December 31, 2003	336,500	1.30-11.75	2.21
Granted	496,500	1.22-3.43	1.72
Exercised	(4,150)	1.51-1.75	1.71
Forfeited	(9,250)	1.51-1.75	1.67

Outstanding at December 31, 2004	819,600	1.22-11.75	1.92
Exercised	(17,000)	1.22-1.75	1.42
Forfeited	(36,500)	1.22-11.75	3.20

Outstanding at December 31, 2005	766,100	$1.22-4.3125	$1.87

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 8 - STOCKHOLDERS’ EQUITY  (CONT’D)

The options generally vest over a three to five year period (with some subject to cliff vesting). At December 31, 2005, there are 1,000,000 shares available for future issuance pursuant to the 2005 Omnibus Incentive Plan.

	Outstanding			Exercisable
Range of exercise prices	Shares	Weighted average exercise price	Weighted average remaining contractual life (years)	Shares	Weighted average exercise price
$1.22 — $1.51	473,000	$1.28	7.72	168,375	$1.33
1.70 — 1.90	126,100	1.75	5.81	117,600	1.75
3.00 — 3.70	115,000	3.43	4.17	107,500	3.42
4.06 — 4.31	52,000	4.07	3.84	52,000	4.07

	766,100	1.87	6.61	445,475	2.27

Stock Retainer Plan for Nonemployee Directors

The Company’s 2002 Stock Retainer Plan for Nonemployee Directors (“2002 Plan”) provides that each nonemployee director will receive 50% of his annual retainer in shares of common stock of the Company. Up to 150,000 shares of common stock may be issued under the 2002 Plan. The issuance of shares as partial payment of annual retainers results in expense based on the fair market value of such shares. At December 31, 2005, there are 57,281 shares available for future issuance pursuant to the 2002 Plan. The Company recorded stock-based compensation expense of $55,000, $129,000 and $45,000 for the years ended December 31, 2005, 2004 and 2003, respectively, related to the issuance of common stock to directors.

NOTE 9 - INCOME TAXES

Income (loss) before income taxes consists of the following:

	Year Ended December 31,
	2005	2004	2003
Domestic	$1,139,000	$4,023,000	$(1,390,000)
Foreign	(827,000)	(667,000)	(422,000)

	$312,000	$3,356,000	$(1,812,000)

The income tax provision (benefit) consists of the following:

	Year Ended December 31,
	2005	2004	2003
Current :
Federal	$136,000	$66,000	$—
State	115,000	65,000	(51,000)

	$251,000	$131,000	$(51,000)

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 9 - INCOME TAXES  (CONT’D)

The reconciliation between income taxes at the federal statutory rate and the amount recorded in the accompanying consolidated financial statements is as follows:

	Year Ended December 31,
	2005	2004	2003
Tax at statutory rate	$106,000	$1,141,000	$(616,000)
Federal alternative minimum tax	136,000	66,000	—
Impact of foreign taxes	33,000	27,000	—
State income taxes, net	179,000	274,000	(104,000)
Other permanent differences, primarily meals and entertainment	44,000	52,000	43,000
Change in valuation allowance	(247,000)	(1,429,000)	626,000

	$251,000	$131,000	$(51,000)

The significant components of the Company’s net deferred tax assets (liabilities) are as follows:

	December 31,
	2005	2004
Deferred tax assets (liabilities):
Net operating, credit and capital loss carryforwards	$12,254,000	$14,614,000
Warranty reserves	1,129,000	833,000
Other accruals and reserves	4,912,000	3,065,000
Bad debt and lease reserves	463,000	508,000
Goodwill	3,788,000	4,272,000
Other – net	171,000	168,000

Total deferred tax assets	22,717,000	23,460,000
Valuation allowance	(21,960,000)	(21,787,000)
Depreciation	(757,000)	(1,673,000)

	$—	$—

At December 31, 2005, the Company had U.S. federal net operating loss carryforwards, which are scheduled to expire as follows:

2012	$5,870,000
2019	3,637,000
2020	6,481,000
2021	5,528,000
2022 and thereafter	6,270,000

$27,786,000

In addition, the Company has foreign net operating losses of $2,703,000, which have an unlimited life, federal alternative minimum tax credit carryforwards of $461,000, which do not expire, and a federal research and development tax credit carryforward of $129,000, which expires in 2008.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 9 - INCOME TAXES  (CONT’D)

Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the Company has a valuation allowance of $21,960,000 and $21,787,000, at December 31, 2005 and 2004, respectively, as a reserve against its deferred tax assets. As of December 31, 2005, approximately $56,307,000 of taxable income is needed to fully realize deferred tax assets.

NOTE 10 - RELATED PARTY TRANSACTIONS

For the years ended December 31, 2005, 2004 and 2003, the Company paid $291,000, $342,000 and $163,000, respectively, to a law firm of which one of the directors of the Company is a member.

The Company’s Chairman, who is a principal stockholder of the Company, has served as Chief Executive Officer of the Company since November 2000, and is expected to serve in this capacity for an indefinite period of time. He received salaries of $390,000, $368,000 and $360,000 for 2005, 2004 and 2003, respectively.

From February 2002 to December 31, 2005, the Company’s Chief Financial Officer was employed by and provided through a services agreement with UM, a principal stockholder of the Company. Expenses related to these services totaled $216,000, $192,000 and $144,000 for 2005, 2004 and 2003, respectively. UM’s General Counsel served as General Counsel for the Company from September 2003 to February 2005 through a services agreement with UM. Expenses related to these services totaled $30,000, $120,000 and $40,000 for 2005, 2004 and 2003, respectively. UM provides certain office support services for which the Company reimbursed UM at the rate of $28,500 during 2005. The total amount owed to UM for these services totaled $24,000 and $11,000 at December 31, 2005 and 2004, respectively.

During 2004, UM agreed to pay Cybex $250,000, representing the full cost of a sports stadium luxury box rented by Cybex, in return for use of the box. UM owed $144,000 with respect to this obligation at December 31, 2004.

During 2003, UM lent to the Company, on a subordinated basis, $4,900,000, which bore interest at 10% and was to mature on January 1, 2004. On July 16, 2003, as part of the 2003 refinancing of the Company’s prior bank facility, the subordinated notes held by UM were cancelled and converted into 32,886 shares of Preferred Stock. A fee of $120,000 was paid in 2003 to UM relating to the issuance of the Preferred Stock. On August 2, 2004, UM exercised its right, in accordance with the terms of the Preferred Stock, to convert the outstanding shares of Preferred Stock into 3,288,600 shares of common stock. The Preferred Stock accrued cumulative dividends at the rate of $14.90, or 10% of the issuance price, per share per year when and if declared by the Board of Directors. The Company paid to UM accrued dividends of $522,000 and interest of $353,000 at the time of conversion of the Preferred Stock into common stock.

UM provided the collateral to support a $2,945,722 letter of credit in the Company’s appeal of the judgment in the litigation, Kirila et al v. Cybex International, Inc., et al (see Note 12). This letter of credit was replaced during the second quarter of 2005 by a letter of credit issued under the CIT Amended Financing Agreement. A fee of $39,000 per quarter was paid to UM in 2005 for the use of this collateral. Additionally, as part of the 2003 CIT and Hilco Financing Agreements (Note 7), UM provided additional collateral of $3,100,000 in the form of a guarantee of certain letters of credit, which was retired in full during 2004.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 11 - COMMERCIAL LEASING

The Company arranges equipment leases and other financings for its customers. While most of these financings are without recourse, in certain cases the Company may offer a guaranty or other recourse provisions. In such situations, the Company ensures that the transaction between the independent leasing company and the end user customer represents a sales-type lease. The Company monitors the payment status of the lessee under these arrangements and provides a reserve under SFAS No. 5, “Accounting for Contingencies,” in situations when collection of the lease payments is not probable. At December 31, 2005, the maximum contingent liability under all recourse and guarantee provisions was approximately $4,260,000 A reserve for estimated losses under recourse provisions of $289,000 and $114,000 has been recorded based on historical and industry experience and is included in accrued expenses at December 31, 2005 and 2004, respectively.

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantees. FIN 45 also requires additional disclosure about the guarantor’s obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective after December 15, 2002. The Company has recorded a net liability of $74,000 at December 31, 2005 and 2004, in accordance with FIN 45 for the estimated fair value of the Company’s guarantees issued after January 1, 2003. The fair value of the guarantees was determined based on the estimated cost for a customer to obtain a letter of credit from a bank or similar institution. This liability is reduced on a straight-line basis over the term of each respective guarantee. In most cases, if the Company is required to fulfill its obligations under the guarantee then it has the right to repossess the equipment from the customer. It is not practicable to estimate the approximate amount of proceeds that would be generated from the sale of these assets in such situations.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company has lease commitments expiring at various dates through 2010 for equipment and property under noncancelable operating and capital leases. Future minimum payments under these leases at December 31, 2005 are as follows:

	Operating	Capital
2006	$1,111,000	$532,000
2007	1,018,000	268,000
2008	722,000	65,000
2009	627,000	22,000
2010	293,000	—

	3,771,000	887,000
Less: amount representing interest	—	(74,000)

	$3,771,000	813,000

Less: current portion		(481,000)

		$332,000

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 12 - COMMITMENTS AND CONTINGENCIES  (CONT’D)

Rent expense under all operating leases for the years ended December 31, 2005, 2004 and 2003 was $622,000, $366,000 and $319,000, respectively. Interest expense related to capital leases was $85,000, $95,000 and $69,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Assets subject to capital leases had a cost of $1,517,000 and $1,546,000 and accumulated depreciation of $522,000 and $290,000 at December 31, 2005 and 2004, respectively.

Royalty Agreement

In connection with the settlement of a license dispute, the Company is required to make minimum royalty payments through November 2012. Future minimum payments included in accrued expenses (current portion) and other liabilities (long-term portion) under this arrangement are as follows at December 31, 2005:

2006	$440,000
2007	360,000
2008	360,000
2009	360,000
2010	360,000
Thereafter	690,000

2,570,000
Amount representing interest	(728,000)

$1,842,000

Interest expense related to this obligation was $190,000, $206,000 and $221,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Purchase Obligations

The Company is required to make purchases of goods and services that are legally binding as follows as of December 31, 2005:

2006	$9,267,000
2007	2,899,000

$12,166,000

Product Liability

Due to the nature of its products, the Company is involved in certain pending product liability claims and lawsuits. The Company maintains product liability insurance coverage subject to deductibles. Management believes that the outcome of known product liability claims will not have a material effect on the Company’s financial position, results of operations or cash flows. The Company’s product liability insurance is written on a claims made basis and provides an aggregate of $5,000,000 of coverage, with a deductible of up to $250,000 per occurrence with an annual aggregate deductible of $750,000. The Company has excess primary coverage on a per-claim and aggregate basis beyond the deductible levels and also maintains umbrella policies to supplement the primary liability coverage. Reserves for self-insured retention, including claims incurred but not yet reported, are included in accrued liabilities in the

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 12 - COMMITMENTS AND CONTINGENCIES  (CONT’D)

accompanying consolidated balance sheets, based on management’s review of outstanding claims and claims history and consultation with its third-party claims administrators. Actual results may vary from management’s estimates.

The Company is involved in certain legal actions and claims arising in the ordinary course of business. At December 31, 2005, a reserve of $6,185,000 is included in accrued expenses for estimated losses to be incurred related to those matters for which it is probable that a loss has been incurred. Included within this reserve are litigation charges recorded in the third and fourth quarters of 2005, primarily related to the Kirila and Colassi matters noted below.

Kirila et al v. Cybex International, Inc., et al

This action was commenced in the Court of Common Pleas of Mercer County, Pennsylvania in May 1997 against the Company, the Company’s wholly-owned subsidiary, Trotter, and certain officers, directors and affiliates of the Company. The plaintiffs include companies that sold to Trotter a strength equipment company in 1993, a principal of the corporate plaintiffs who was employed by Trotter following the acquisition, and a company that leased to Trotter a plant located in Sharpsville, Pennsylvania. The complaint, among other things, alleged wrongful closure of the Sharpsville facility, wrongful termination of the individual plaintiff’s employment and nonpayment of compensation, breach of the lease agreement and the asset purchase agreement, tortious interference with business relationships, fraud, negligent misrepresentation, unjust enrichment, breach of the covenant of good faith and fair dealing, conversion, unfair competition and violation of the Pennsylvania Wage Payment and Collection Law. The complaint also sought specific performance of the lease, the employment agreement and the indemnification provisions of the asset purchase agreement, and an unspecified amount of compensatory and punitive damages and expenses. The Company filed an answer to the complaint denying the material allegations of the complaint and denying liability and it further asserted counterclaims against the plaintiffs, including for repayment of over-allocations of expenses under the lease and certain excess incentive compensation payments that were made to the individual plaintiff.

A jury verdict was rendered in this litigation in February 2002. While the jury found in favor of the Company with respect to the majority of the plaintiffs’ claims, it also found that the Company owed certain incentive compensation payments and rent, plus interest. In December 2002, plaintiff Kirila Realty and the Company agreed to enter judgment in favor of Kirila Realty for $48,750 on the claims related to lease issues. Such amount represented the approximate $38,000 jury verdict together with an agreed amount of interest due and was paid by the Company in 2002.

In March 2004, a $2,452,783 judgment was entered with respect to the incentive compensation portion of the jury verdict. This judgment was composed of the original jury verdict amount of $872,000, prejudgment interest on the judgment of $369,000, a statutory penalty under the Pennsylvania Wage Payment and Collection Law of $218,000 and attorneys’ fees of $993,783. Cybex filed an appeal of this judgment, which required that Cybex post a letter of credit for $2,945,722 (see Note 7). In January 2006, the Superior Court of Pennsylvania affirmed the judgment, and Cybex has filed a petition for Allowance of Appeal with the Pennsylvania Supreme Court. The ultimate resolution of this matter could be material to the Company’s financial position, results of operations and cash flows; however, management believes that the recorded reserve is adequate.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 12 - COMMITMENTS AND CONTINGENCIES  (CONT’D)

Colassi v. Cybex International, Inc.

This action was filed in the United States District Court for the District of Massachusetts. The plaintiff alleged that certain of the Company’s treadmill products infringed a patent allegedly owned by the plaintiff. The plaintiff sought injunctive relief and monetary damages. The Company filed an answer to the complaint denying the material allegations of the complaint and asserting counterclaims. A jury verdict was rendered in this litigation in August 2005. The jury determined that the deck system of certain of the Company’s treadmill products infringes plaintiff’s patent and awarded $2,700,000 in damages and interest. A six month stay of a permanent injunction against sale of these treadmill products was entered in September 2005, and the Company has instituted a redesign of its deck system. The Company has filed an appeal of the judgment entered by the trial court on the jury verdict, which required that Cybex post a letter of credit for $2,888,025 (see Note 7). The ultimate resolution of this matter could be material to the Company’s financial position, results of operations and cash flows; however, management believes that the recorded reserve is adequate.

Free Motion Fitness v. Cybex International, Inc.

In December 2001, Free Motion Fitness (f.k.a. Ground Zero Design Corporation) filed in the United States District Court for the District of Utah an action for patent infringement against the Company alleging that the Company’s FT360 Functional Trainer infringed plaintiff’s patent. The Company filed an answer denying the material allegations of the complaint and including claims which management believes could invalidate the Free Motion Fitness patent; the Company also filed a counterclaim against Free Motion Fitness seeking damages. In September 2003, this case was combined with a separate matter also in the United States District Court, District of Utah in which Free Motion Fitness had sued the Nautilus Group for infringement of the same patent at issue in the Cybex case. In May 2004, the Court ruled in favor of the Company’s motion for summary judgment, dismissing all of the claims of the plaintiff against the Company and Nautilus and also dismissing the Company’s counterclaims against the plaintiff. The plaintiff appealed the grant of summary judgment and in September 2005, the Court of Appeals for the Federal Circuit reversed the lower court ruling, with the result that this case has been returned to the trial court level.

Other Litigation and Contingencies

The Company is involved in certain other legal actions, contingencies and claims arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations. Legal fees related to these matters are charged to expense as incurred.

Employment Agreements

The Company has entered into employment agreements with its executive officers. Under these agreements, the employment may be terminated with or without cause at any time. In the event that the Company terminates the officer’s employment other than “for cause,” the Company is obligated to continue normal salary payments for periods generally varying from six months to two years. The employment agreements generally provide that upon a change of control, as defined, the officer may in certain events resign and receive the severance which would have been payable upon a non-cause termination. The maximum aggregate exposure under these agreements is $1,332,000 as of December 31, 2005.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 13 - BENEFIT PLANS

The Company has a 401(k) defined contribution retirement plan. The Company currently matches 50% of the first 4% of the employee’s eligible compensation contributions. Matching contributions by the Company to the plan were $288,000 for the year ended December 31, 2005. No matching contributions were made in the years ended December 31, 2004 and 2003. Additionally, the Company may make discretionary contributions to the plan. No discretionary contributions were made for the years ended December 31, 2005, 2004 or 2003.

NOTE 14 - QUARTERLY DATA (unaudited)

The following table presents unaudited quarterly financial information for the years ended December 31, 2005 and 2004:

	2005 Quarter Ended
	March 26	June 25	September 24		December 31
Sales	$24,759,000	$27,197,000	$26,690,000		$36,000,000
Gross profit	8,855,000	9,651,000	9,547,000		13,424,000
Net income (loss)	119,000	1,038,000	(3,535,000	)(a)	2,439,000	(a)
Basic net income (loss) per share	.01	.07	(.23	)(a)	.16	(a)
Diluted net income (loss) per share	.01	.07	(.23	)(a)	.16	(a)

	2004 Quarter Ended
	March 27	June 26	September 25		December 31
Sales	$24,420,000	$24,073,000	$25,038,000		$29,890,000
Gross profit	9,255,000	9,217,000	8,832,000		10,477,000
Net income	375,000	833,000	410,000		1,607,000
Preferred stock dividends	(122,000)	(122,000)	(32,000)		—
Net income attributable to common stockholders	253,000	711,000	378,000		1,607,000
Basic net income per share	.03	.08	.03		.11
Diluted net income per share	.03	.08	.03		.10

(a)	Includes a third quarter charge of $4,101,000 ($.27 per share) and fourth quarter charge of $504,000 ($.03 per share) relating primarily to the Colassi and Kirila litigation matters.

CYBEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

SCHEDULE II

Description	Balance at Beginning of Period	Addition	Write-offs	Balance at End of Period
For the year ended December 31, 2005 Allowance for doubtful accounts	$887,000	$383,000	$581,000	$689,000

For the year ended December 31, 2004 Allowance for doubtful accounts	$982,000	$390,000	$485,000	$887,000

For the year ended December 31, 2003 Allowance for doubtful accounts	$1,393,000	$348,000	$759,000	$982,000

Arc Trainer

Total Body Arc Trainer

Cyclone Recumbent Bike

Eagle Abdominal

Eagle Arm Curl

Eagle Chest Press

VR3 Leg Press

VR3 Arm Extension

VR3 Leg Extension

Pro+ Treadmill

425T Treadmill

CYBEX

VR Overhead Press

Advanced Incline Press

Trazer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.            Other Expenses of Issuance and Distribution

The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.

SEC registration fee		$2,752.02
AMEX listing fees	$	*
NASD filing fees	$	*
Printing	$	*
Attorneys’ fees and expenses	$	*
Accountants’ fees and expenses	$	*
Blue sky fees	$	*
Miscellaneous	$	*

TOTAL	$	*

*	To be supplied by Amendment

The above expenses will be paid by us, except that registration and filing fees will be paid by us and the selling stockholders pro rata according to the number of shares of common stock sold by each.

Item 14.            Indemnification of Directors and Officers

Under Section 722 of Article 7 of the New York Business Corporation Law, we must indemnify each of our directors and officers against his expenses (that is, reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been our officer, director, employee or agent, or who is or was serving at our request of as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent he is successful on the merits. Moreover, under such statutory provision we have the corporate power to indemnify our officers and directors against expenses and (in the case of proceedings other than those by us or in our right) liabilities incurred in such a proceeding, provided (i) the officer or director has acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests and (ii) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In the case of a proceeding by us or in our right, however, such indemnification is not permitted if the individual is adjudged to be liable to us, unless a court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by a majority of the disinterested members of the Board of Directors or committee thereof, by independent legal counsel if a quorum of the disinterested members of the Board of Directors or committee thereof is not available or if the disinterested members of the Board of Directors or a committee thereof so direct, or by the stockholders.

Our Bylaws require us to indemnify each director and officer if Section 722 of the New York Business Corporation Law permits us to do so.

We have purchased a directors’ and officers’ liability insurance policy, which affords directors and officers insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 15.            Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, we issued the following securities which were not registered under the Securities Act of 1933, as amended:

On July 16, 2003, we issued to Hilco Capital L.P. (“Hilco”) a warrant to purchase 189,640 shares of our common stock. We issued the Hilco warrant in connection with a credit facility. In issuing the Hilco warrant, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, in that the transaction did not involve a public offering. No commissions or underwriting expenses were paid in connection with the transactions.

On December 31, 2003, in accordance with our Board’s compensation policy at the time, we issued 5,000 shares of our common stock to John Aglialoro for serving as Chairman of the Board of Directors. In issuing these shares, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. No commissions or underwriting expenses were paid in connection with this transaction.

On July 16, 2003, $4,900,000 of subordinated notes (related party loans) held by UM Holdings Ltd. were cancelled and converted into 32,886 shares of Series B Convertible Cumulative Preferred Stock (the “Preferred Stock”). On August 2, 2004, UM Holdings Ltd. exercised its right, in accordance with the terms of the Preferred Stock, to convert the outstanding shares of Preferred Stock into 3,288,600 shares of our common stock. In issuing the Preferred Stock and the shares of common stock into which the Preferred Stock was converted, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, in that the transactions did not involve a public offering. No commissions or underwriting expenses were paid in connection with these transactions.

On August 5, 2004, we sold 2,430,000 shares of our common stock in a private placement in which Oppenheimer & Co. Inc. served as placement agent. In issuing the shares of common stock, we relied upon the exemption from registration provided by Section 4(2) of the Securities Act, in that the transaction did not involve a public offering. The purchasers of the common stock and the number of shares acquired by each are as follows:

Purchaser	No. of Shares
Capital Ventures International, Inc.	125,000
Pequot Scout Fund, L.P.	562,480
Pequot Navigator Onshore Fund, L.P.	312,520
Galleon Healthcare Partners, L.P.	33,250
Galleon Healthcare Offshore, Ltd.	266,750
Iroquois Capital, L.P.	250,000
Jon D. Gruber and Linda W. Gruber	25,000
J. Patterson McBaine	25,000
Lagunitas Partners, L.P.	200,000
Gruber & McBaine International	50,000
Frost National Bank FBO US Special Opportunities Trust PLC	290,000
Frost National Bank FBO Renaissance US Growth Investment Trust PLC	145,000
Frost National Bank FBO Renaissance Capital Growth & Income Fund III, Inc.	145,000

In connection with the private placement, and on August 5, 2004, we issued warrants to Oppenheimer & Co. Inc. and certain of its affiliates to purchase in the aggregate 25,000 shares of our common stock. In issuing the warrants, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, in that the transaction did not involve a public offering. No commissions or underwriting expenses were paid in connection with the issuance of this warrant.

On September 20, 2004, FSC Corp. (“FSC”) exercised its warrant to purchase 335,816 shares of our common stock. Pursuant to the net exercise provisions of the FSC warrant, we issued to FSC 214,058 shares of our common stock. In issuing the shares of common stock underlying the FSC warrant, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, in that the transaction did not involve a public offering. No commissions or underwriting expenses were paid in connection with the transaction.

On October 21, 2004, Wachovia Bank, N.A. (“Wachovia”) exercised its warrant to purchase 191,896 shares of our common stock. Pursuant to the net exercise provisions of the Wachovia warrant, we issued to Wachovia 133,217 shares of our common stock. In issuing the shares of common stock underlying Wachovia’s warrant, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, in that the transaction did not involve a public offering. No commissions or underwriting expenses were paid in connection with the transaction.

On October 28, 2004, The CIT Group/Business Credit, Inc. (“CIT”) exercised its warrant to purchase 176,619 shares of our common stock. Pursuant to the net exercise provisions of the CIT warrant, we issued to The CIT Group/BC Securities Investment, Inc. 119,302 shares of common stock. We issued the CIT warrant in 2003 in connection with a financing agreement with CIT. In issuing the CIT warrant and the shares of common stock underlying CIT’s warrant, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, in that the transactions did not involve a public offering. No commissions or underwriting expenses were paid in connection with these transactions.

Item 16.            Exhibits.

Exhibits
1	Form of Agreement Among Underwriters, together with forms of Selected Dealer Agreement and Underwriting Agreement. *

3(a)(1)	Restated Certificate of Incorporation of the Company, dated May 20, 1988, incorporated by reference to Exhibit 3(a)(1) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the “June 1996 10-Q”).

3(a)(2)	Certificate of Amendment of the Certificate of Incorporation of the Company, dated May 30, 1988, incorporated by reference to Exhibit 3(a)(2) to the June 1996 10-Q.

3(a)(3)	Certificate of Amendment of the Certificate of Incorporation of the Company, dated August 7, 1996, incorporated by reference to Exhibit 3(a)(3) to the June 1996 10-Q.

3(a)(4)	Certificate of Amendment of the Certificate of Incorporation of the Company, dated May 27, 1997, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the “June 1997 10-Q”).

3(a)(5)	Certificate of Amendment to the Certificate of Incorporation of the Company, filed July 8, 2003, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 28, 2003 (the “June 2003 10-Q”).

3(a)(6)	Certificate of Amendment to the Certificate of Incorporation of the Company, dated May 4, 2005, incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 25, 2005 (the “June 2005 10-Q”).

3(b)	By-Laws of the Company, as amended, incorporated by reference to Exhibit 3(b) to the Annual Report on Form 10-K for the year ended December 31, 1987.

4(a)	Common Stock Purchase Warrant to purchase 189,640 shares of Common Stock, issued to Hilco Capital LP, incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarter ended September 27, 2003 (the “September 2003 10-Q”).

Exhibits
4(b)	Form of Warrant to Purchase Common Stock issued to Oppenheimer & Co. and affiliates, each dated August 5, 2004, for an aggregate of 25,000 shares, incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended September 25, 2004 (the “September 2004 10-Q”).

5	Opinion of Archer & Greiner, P.C. (filed herewith)

10(a)	Lumex, Inc. Amended and Restated 1987 Stock Option Plan, incorporated by reference to Exhibit 28 to the Registration Statement on Form S-8 (No. 33-48124), filed May 26, 1992.

10(b)	Ultimate Net Loss Vendor Agreement with Portfolio Purchase, dated December 30, 1994, among the Company, Cybex Financial Corp. and C.I.T., incorporated by reference to Exhibit 10(x) to the Annual Report on Form 10-K for the year ended December 31, 1994.

10(c)	1995 Omnibus Incentive Plan, as amended, incorporated by reference to Exhibit 10(f) to the Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 10-K”).

10(d)	2005 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 6, 2005.

10(d)(1)	2002 Stock Retainer Plan for Non-employee Directors, incorporated by reference to Exhibit 10(k) to the 2001 10-K.

10(d)(2)	Amendment to 2002 Stock Retainer Plan for Non-employee Directors, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed February 18, 2005 (the “February 18, 2005 Form 8-K”).

10(e)	Employment Agreement dated April 8, 2003, between the Company and John Aglialoro, incorporated by reference to Exhibit 10.4 to the June 2003 10-Q.

10(f)(1)	Financing Agreement dated July 16, 2003, between the Company and The CIT Group/Business Credit, Inc., incorporated by reference to Exhibit 10.2 to the September 2003 10-Q.

10(f)(2)	First Amendment to Financing Agreement dated as of May 4, 2004, between the Company and The CIT Group/Business Credit, Inc., incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended June 26, 2004 (the “June 2004 10-Q”).

10(f)(3)	Second Amendment to Financing Agreement dated as of July 13, 2004, between the Company and The CIT Group/Business Credit, Inc., incorporated by reference to Exhibit 10.2 to the September 2004 10-Q.

10(f)(4)	Third Amendment to Financing Agreement and Consent, dated as of September 30, 2004, between the Company and The CIT Group/Business Credit, Inc., incorporated by reference to Exhibit 10.2 to the June 2005 10-Q.

10(f)(5)	Fourth Amendment to Financing Agreement and Waiver, dated as of May 27, 2005, between the Company and The CIT Group/Business Credit, Inc., incorporated by reference to Exhibit 10.3 to the June 2005 10-Q.

10(g)	Warrantholders Rights Agreement dated as of July 16, 2003 among the Company, certain stockholders of the Company and Hilco Capital LP, incorporated by reference to Exhibit 10.7 to the September 2003 10-Q.

10(h)(1)	Credit Agreement dated as of July 13, 2004, between the Company and GMAC Commercial Finance, LLC, incorporated by reference to Exhibit 10.1 to the September 2004 10-Q.

10(h)(2)	Amended and Restated Credit Agreement dated as of February 1, 2005, between the Company and GMAC Commercial Finance, LLC, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 4, 2005.

Exhibits
10(h)(3)	Second Amended and Restated Credit Agreement dated January 31, 2006, between the Company and GMAC Commercial Finance, LLC, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 31, 2006.

10(i)(1)	Management Employment Agreement dated September 30, 2004, between the Company and Ray Giannelli, incorporated by reference to Exhibit 10.3 to the September 2004 10-Q.

10(i)(2)	Amended and Restated Management Employment Agreement dated as of January 1, 2006 between the Company and Ray Giannelli, incorporated by referenced to the Current Report on Form 8-K filed February 27, 2006 (the “February 27, 2006 Form 8-K”).

10(j)	Reimbursement Agreement dated as of April 28, 2004, between the Company and UM Holdings Ltd., incorporated by reference to Exhibit 10.1 to the June 2004 10-Q.

10(k)	Form of Securities Purchase Agreement dated as of August 2, 2004, between the Company and prospective investors, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed August 6, 2004.

10(l)	Services Agreement dated February 16, 2005 between the Company and UM Holdings Ltd., incorporated by reference to Exhibit 10.5 to the February 18, 2005 Form 8-K.

10(m)	Form of Incentive Stock Option Agreement issued pursuant to the 1995 Omnibus Incentive Plan as Amended, incorporated by reference to Exhibit 10.4 to the September 2004 10-Q.

10(n)	Form of Incentive Stock Option Agreement issued pursuant to the 1995 Omnibus Incentive Plan as Amended, incorporated by reference to Exhibit 10.5 to the September 2004 10-Q.

10(o)	Form of Notification of Participation in the 2005 Management Incentive Compensation Bonus Program for Named Executive Officers, incorporated by reference to Exhibit 10.2 to the February 18, 2005 Form 8-K.

10(p)	Form of Notification of Participation in the 2005 Management Incentive Compensation Bonus Program for Non-Named Executive Officers, incorporated by reference to Exhibit 10.3 to the February 18, 2005 Form 8-K.

10(q)	Form of Restricted Stock Award Agreement, incorporated by reference to Exhibit 10.1 to the February 18, 2005 Form 8-K.

10(r)	Services Agreement dated as of January 1, 2006 between the Company and UM Holdings Ltd., incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed January 4, 2006.

10(s)	Form of Notification of Participation in the 2006 Management Incentive Compensation Bonus Program for Named Executive Officers, incorporated by reference to Exhibit 10.2 to the February 27, 2006 Form 8-K.

10(t)	Form of Notification of Participation in the 2006 Management Incentive Compensation Bonus Program for Non-Named Executive Officers, incorporated by reference to Exhibit 10.3 to the February 27, 2006 Form 8-K.

10(u)(1)	Lease for Commercial Land and Building, dated July 25, 2005, between the Company and Doug Hughes Properties, LLC, incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended September 24, 2005.

10(u)(2)	Amendment to Lease for Commercial Land and Building dated December 23, 2005 between the Company and Doug Hughes Properties, LLC, incorporated by reference to Exhibit 10(u)(2) to the Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 10-K”).

Exhibits
10(v)(1)	Manufacturing and Distribution License Agreement dated May 30, 2005, among Impulse Technology, Ltd., the Company and Trazer Technologies, Inc., incorporated by reference to Exhibit 10.4 to the June 2005 10-Q.

10(v)(2)	Amendment to Manufacturing and Distribution License Agreement, dated December 22, 2005, among Impulse Technology, Ltd., the Company and Trazer Technologies, Inc., incorporated by reference to Exhibit 10(v)(2) to the 2005 10-K.

10(w)	Management Employment Agreement, effective as of January 1, 2006, between the Company and Arthur W. Hicks, Jr., incorporated by reference to Exhibit 10.3 to the February 27, 2006 Form 8-K.

21	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21 to the 2005 10-K.

23.1	Consent of Archer & Greiner, P.C. — See Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24	Power of Attorney of Directors and Officers — See Signature Page of Registration Statement filed April 3, 2006

*	To be filed by Amendment

Item 17.            Undertakings.

The undersigned registrant undertakes that:

1.        For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

2.        For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medway, Commonwealth of Massachusetts, on May 1, 2006.

CYBEX INTERNATIONAL, INC.

By:	/s/ JOHN AGLIALORO
John Aglialoro Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 1, 2006	/s/ JOHN AGLIALORO John Aglialoro Chairman and Chief Executive Officer

Date: May 1, 2006	/s/ ARTHUR W. HICKS, JR. Arthur W. Hicks, Jr. Director, Chief Operating Officer and Chief Financial Officer (Chief Financial and Accounting Officer)

Date: May 1, 2006	/s/ JAMES H. CARLL James H. Carll Director

Date: May 1, 2006	/s/ JOAN CARTER Joan Carter Director

Date: May 1, 2006	* David Ferrari Director

Date: May 1, 2006	* Jerry Lee Director

Date: May 1, 2006	* Milton Leontiades Director

Date: May 1, 2006	* Harvey Morgan Director

* /s/ ARTHUR W. HICKS, JR.
Arthur W. Hicks, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibits
1	Form of Agreement Among Underwriters, together with forms of Selected Dealer Agreement and Underwriting Agreement. *

3(a)(1)	Restated Certificate of Incorporation of the Company, dated May 20, 1988, incorporated by reference to Exhibit 3(a)(1) to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the “June 1996 10-Q”).

3(a)(2)	Certificate of Amendment of the Certificate of Incorporation of the Company, dated May 30, 1988, incorporated by reference to Exhibit 3(a)(2) to the June 1996 10-Q.

3(a)(3)	Certificate of Amendment of the Certificate of Incorporation of the Company, dated August 7, 1996, incorporated by reference to Exhibit 3(a)(3) to the June 1996 10-Q.

3(a)(4)	Certificate of Amendment of the Certificate of Incorporation of the Company, dated May 27, 1997, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the “June 1997 10-Q”).

3(a)(5)	Certificate of Amendment to the Certificate of Incorporation of the Company, filed July 8, 2003, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 28, 2003 (the “June 2003 10-Q”).

3(a)(6)	Certificate of Amendment to the Certificate of Incorporation of the Company, dated May 4, 2005, incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 25, 2005 (the “June 2005 10-Q”).

3(b)	By-Laws of the Company, as amended, incorporated by reference to Exhibit 3(b) to the Annual Report on Form 10-K for the year ended December 31, 1987.

4(a)	Common Stock Purchase Warrant to purchase 189,640 shares of Common Stock, issued to Hilco Capital LP, incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarter ended September 27, 2003 (the “September 2003 10-Q”).

4(b)	Form of Warrant to Purchase Common Stock issued to Oppenheimer & Co. and affiliates, each dated August 5, 2004, for an aggregate of 25,000 shares, incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended September 25, 2004 (the “September 2004 10-Q”).

5	Opinion of Archer & Greiner, P.C. (filed herewith)

10(a)	Lumex, Inc. Amended and Restated 1987 Stock Option Plan, incorporated by reference to Exhibit 28 to the Registration Statement on Form S-8 (No. 33-48124), filed May 26, 1992.

10(b)	Ultimate Net Loss Vendor Agreement with Portfolio Purchase, dated December 30, 1994, among the Company, Cybex Financial Corp. and C.I.T., incorporated by reference to Exhibit 10(x) to the Annual Report on Form 10-K for the year ended December 31, 1994.

10(c)	1995 Omnibus Incentive Plan, as amended, incorporated by reference to Exhibit 10(f) to the Annual Report on Form 10-K for the year ended December 31, 2001 (the “2001 10-K”).

10(d)	2005 Omnibus Incentive Plan, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 6, 2005.

10(d)(1)	2002 Stock Retainer Plan for Non-employee Directors, incorporated by reference to Exhibit 10(k) to the 2001 10-K.

Exhibits

10(d)(2)	Amendment to 2002 Stock Retainer Plan for Non-employee Directors, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed February 18, 2005 (the “February 18, 2005 Form 8-K”).

10(e)	Employment Agreement dated April 8, 2003, between the Company and John Aglialoro, incorporated by reference to Exhibit 10.4 to the June 2003 10-Q.

10(f)(1)	Financing Agreement dated July 16, 2003, between the Company and The CIT Group/Business Credit, Inc., incorporated by reference to Exhibit 10.2 to the September 2003 10-Q.

10(f)(2)	First Amendment to Financing Agreement dated as of May 4, 2004, between the Company and The CIT Group/Business Credit, Inc., incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended June 26, 2004 (the “June 2004 10-Q”).

10(f)(3)	Second Amendment to Financing Agreement dated as of July 13, 2004, between the Company and The CIT Group/Business Credit, Inc., incorporated by reference to Exhibit 10.2 to the September 2004 10-Q.

10(f)(4)	Third Amendment to Financing Agreement and Consent, dated as of September 30, 2004, between the Company and The CIT Group/Business Credit, Inc., incorporated by reference to Exhibit 10.2 to the June 2005 10-Q.

10(f)(5)	Fourth Amendment to Financing Agreement and Waiver, dated as of May 27, 2005, between the Company and The CIT Group/Business Credit, Inc., incorporated by reference to Exhibit 10.3 to the June 2005 10-Q.

10(g)	Warrantholders Rights Agreement dated as of July 16, 2003 among the Company, certain stockholders of the Company and Hilco Capital LP, incorporated by reference to Exhibit 10.7 to the September 2003 10-Q.

10(h)(1)	Credit Agreement dated as of July 13, 2004, between the Company and GMAC Commercial Finance, LLC, incorporated by reference to Exhibit 10.1 to the September 2004 10-Q.

10(h)(2)	Amended and Restated Credit Agreement dated as of February 1, 2005, between the Company and GMAC Commercial Finance, LLC, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 4, 2005.

10(h)(3)	Second Amended and Restated Credit Agreement dated January 31, 2006, between the Company and GMAC Commercial Finance, LLC, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 31, 2006.

10(i)(1)	Management Employment Agreement dated September 30, 2004, between the Company and Ray Giannelli, incorporated by reference to Exhibit 10.3 to the September 2004 10-Q.

10(i)(2)	Amended and Restated Management Employment Agreement dated as of January 1, 2006 between the Company and Ray Giannelli, incorporated by referenced to the Current Report on Form 8-K filed February 27, 2006 (the “February 27, 2006 Form 8-K”).

10(j)	Reimbursement Agreement dated as of April 28, 2004, between the Company and UM Holdings Ltd., incorporated by reference to Exhibit 10.1 to the June 2004 10-Q.

10(k)	Form of Securities Purchase Agreement dated as of August 2, 2004, between the Company and prospective investors, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed August 6, 2004.

10(l)	Services Agreement dated February 16, 2005 between the Company and UM Holdings Ltd., incorporated by reference to Exhibit 10.5 to the February 18, 2005 Form 8-K.

Exhibits

10(m)	Form of Incentive Stock Option Agreement issued pursuant to the 1995 Omnibus Incentive Plan as Amended, incorporated by reference to Exhibit 10.4 to the September 2004 10-Q.

10(n)	Form of Incentive Stock Option Agreement issued pursuant to the 1995 Omnibus Incentive Plan as Amended, incorporated by reference to Exhibit 10.5 to the September 2004 10-Q.

10(o)	Form of Notification of Participation in the 2005 Management Incentive Compensation Bonus Program for Named Executive Officers, incorporated by reference to Exhibit 10.2 to the February 18, 2005 Form 8-K.

10(p)	Form of Notification of Participation in the 2005 Management Incentive Compensation Bonus Program for Non-Named Executive Officers, incorporated by reference to Exhibit 10.3 to the February 18, 2005 Form 8-K.

10(q)	Form of Restricted Stock Award Agreement, incorporated by reference to Exhibit 10.1 to the February 18, 2005 Form 8-K.

10(r)	Services Agreement dated as of January 1, 2006 between the Company and UM Holdings Ltd., incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed January 4, 2006.

10(s)	Form of Notification of Participation in the 2006 Management Incentive Compensation Bonus Program for Named Executive Officers, incorporated by reference to Exhibit 10.2 to the February 27, 2006 Form 8-K.

10(t)	Form of Notification of Participation in the 2006 Management Incentive Compensation Bonus Program for Non-Named Executive Officers, incorporated by reference to Exhibit 10.3 to the February 27, 2006 Form 8-K.

10(u)(1)	Lease for Commercial Land and Building, dated July 25, 2005, between the Company and Doug Hughes Properties, LLC, incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended September 24, 2005.

10(u)(2)	Amendment to Lease for Commercial Land and Building dated December 23, 2005 between the Company and Doug Hughes Properties, LLC, incorporated by reference to Exhibit 10(u)(2) to the Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 10-K”).
10(v)(1)	Manufacturing and Distribution License Agreement dated May 30, 2005, among Impulse Technology, Ltd., the Company and Trazer Technologies, Inc., incorporated by reference to Exhibit 10.4 to the June 2005 10-Q.

10(v)(2)	Amendment to Manufacturing and Distribution License Agreement, dated December 22, 2005, among Impulse Technology, Ltd., the Company and Trazer Technologies, Inc., incorporated by reference to Exhibit 10(v)(2) to the 2005 10-K.

10(w)	Management Employment Agreement, effective as of January 1, 2006, between the Company and Arthur W. Hicks, Jr., incorporated by reference to Exhibit 10.3 to the February 27, 2006 Form 8-K.

21	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21 to the 2005 10-K.

23.1	Consent of Archer & Greiner, P.C. — See Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24	Power of Attorney of Directors and Officers — See Signature Page of Registration Statement filed April 3, 2006

*	To be filed by Amendment